Jason Duffy
Vice President

Insurance & Risk Management
FMR LLC
82 Devonshire Street, F3D, Boston, MA City, 02109-3614
Phone: 617-563-9480: Fax: 617-385-0811
jason.duffy@fmr.com

March 6, 2015

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

RE: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2014 – July 1, 2015

To Whom it May Concern,

We submit the following excess bond policies on behalf of Fidelity Investments Mutual Funds for $50,000,000 excess of $100,000,000 in coverage:

American International Reinsurance Company, LTD.
Policy No: 033089944 (Equity and High Income Funds)
Policy No: 033089946 (Fixed Income & Asset Allocation Funds)
Participation: $6M part of $50M x $100M

Catlin Specialty Insurance Company
Policy No: XSPQ-686643-0714 (Equity and High Income Funds)
Policy No: XSPQ-686641-0714 (Fixed Income & Asset Allocation Funds)
Participation: $5M part of $50M x $100M

Federal Insurance Company (Chubb)
Policy No: 8204-7565 (Equity and High Income Funds)
Policy No: 8190-6762 (Fixed Income & Asset Allocation Funds)
Participation: $5M part of $50M x $100M

Freedom Specialty Insurance Company
Policy No: XMF1400060 (Equity and High Income Funds)
Policy No: XMF1400062 (Fixed Income & Asset Allocation Funds)
Participation: $10M part of $50M x $100M

Twin City Fire Insurance Co. (The Hartford)
Policy No: 00 FI 0252161-14 (Equity and High Income Funds)
Policy No: 00 FI 0252157-14 (Fixed Income & Asset Allocation Funds)
Participation: $10M part of $50M x $100M

Houston Casualty Company
Policy No: 24-MG-14-A12016 (Equity and High Income Funds)
Policy No: 24-MG-14-A12015 (Fixed Income & Asset Allocation Funds)
Participation: $8M part of $50M x $100M

London: Antares AUL 1274, ACE AGM 2488
Policy No: B080113016P14 (Equity and High Income Funds)
Policy No: B080113012P14 (Fixed Income & Asset Allocation Funds)
Participation: $6M part of $50M x $100M

The lead bond insurance policy, statement confirming payment of premiums, resolution of a majority of independent trustees approving coverage, joint insured bond statement and the Fidelity Bond Insurance Recovery Agreement have been submitted. The accession number is 0000880195-15-000005.

Sincerely,

Jason R. Duffy

Enc.

FRAUD NOTICE

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance may be guilty of a crime and may be subject to fines and confinement in prison.

STATE SPECIFIC PROVISIONS

Arkansas Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Hawaii For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both.

Kansas Any person who knowingly and with the intent to defraud, presents, causes to be presented or prepares with knowledge or belief that it will be presented to an insurer, purported insurer, broker or any agent thereof, any written statement as part of, or in support of, an application for the issuance of, or the rating of an insurance policy, or a claim for payment or other benefit pursuant to an insurance policy which such person knows to contain materially false information concerning any fact material thereto; or conceals for the purpose of misleading, information concerning any fact material thereto is guilty of a crime and may be subject to fines and confinement in prison.

Kentucky Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

NOTICE TO POLICYHOLDERS

Maryland Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

New Jersey Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

New Mexico Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

New York **All commercial insurance forms, except as provided for automobile insurance:**
Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

Automobile insurance forms
Any person who knowingly and with intent to defraud any insurance company or other person files an application for commercial insurance or a statement of claim for any commercial or personal insurance benefits containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, and any person who, in connection with such application or claim, knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation

Fire Insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

Oregon

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents materially false information in an application for insurance may be guilty of a crime and may be subject to fines and confinement in prison.

In order for us to deny a claim on the basis of misstatements, misrepresentations, omissions or concealments on your part, we must show that:

A. The misinformation is material to the content of the policy;

B. We relied upon the misinformation; and

C. The information was either:

1. Material to the risk assumed by us; or
2. Provided fraudulently.

For remedies other than the denial of a claim, misstatements, misrepresentations, omissions or concealments on your part must either be fraudulent or material to our interests.

With regard to fire insurance, in order to trigger the right to remedy, material misrepresentations must be willful or intentional.

Misstatements, misrepresentations, omissions or concealments on your part are not fraudulent unless they are made with the intent to knowingly defraud.

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Puerto Rico

Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

PRIVACY POLICY

Catlin insurance group [the "Companies"], believes personal information that we collect about our customers, potential customers, and proposed insureds [referred to collectively in this Privacy Policy as "customers"] must be treated with a high degree of confidentiality. For this reason and in compliance with the Title V of the Gramm-Leach-Bliley Act ["GLBA"], we have developed a Privacy Policy that applies to all of our U.S. based companies. For purposes of our Privacy Policy, the term "personal information" includes all nonpublic information we obtain about a customer and maintain in a personally identifiable way. In order to assure the confidentiality of the personal information we collect and in order to comply with applicable laws, all individuals with access to personal information about our customers are required to follow this policy.

Our Privacy Statement

Your privacy and the confidentiality of your business records are important to us. Information and the analysis of information is essential to the business of insurance and critical to our ability to provide to you excellent, cost-effective service and products. We understand that gaining and keeping your trust depends upon the security and integrity of our records concerning you. Accordingly, our practice is to:

1. Follow appropriate standards of security and confidentiality to protect any information you share with us or information that we receive about you;
2. Verify and exchange information regarding your credit and financial status only for the purposes of underwriting, policy administration, risk management, or claims handling and only with reputable references and clearinghouse services;
3. Collect and use information about you and your business to advise you about and deliver to you excellent service and products and to administer our business;
4. Train our employees to handle personal information about you or your business in a secure and confidential manner and maintain reasonable access controls. Not disclose personal information about you or your business to any organization outside the Catlin insurance group of Companies or to third party service providers unless we disclose to you our intent to do so or we are permitted to do so by law;
5. Not disclose medical information about you, your employees, or any claimants under any policy of insurance, unless you provide us with written authorization to do so, or unless the disclosure is for any specific business exception provided in the law;
6. Attempt, with your help, to keep our records regarding you and your business complete and accurate, and will advise you how and where to access your account information [unless prohibited by law], and will advise you how to correct errors or make changes to that information; and
7. Audit and assess our operations, personnel and third party service providers to assure that your privacy is respected.

Collection and Sources of Information

We collect from a customer or potential customer only the personal information that is necessary for [a] determining eligibility for the product or service sought by the customer, [b] administering the product or service obtained, and [c] advising the customer about our products and services. The information we collect generally comes from the following sources:

Submission – During the submission process, you provide us with information about you and your business, such as your name, address, phone number, e-mail address, and other types of personal identification information;

Quotes – We collect information to enable us to determine your eligibility for the particular insurance product and to determine the cost of such insurance to you. The information we collect will vary with the type of insurance you seek. We collect most of our information directly from you through our agents or broker. Depending on the nature of your insurance transaction we may need additional information from outside sources such as motor vehicle records, loss information reports, court records or other public records. In some instances, we may send someone to inspect your property and verify information about its value and condition, and a photo of the property may be taken;

Transactions – We will maintain records of all transactions with us, our affiliates, and our third party service providers, including your insurance coverage selections, premiums, billing and payment information, claims history, and other information related to your account;

Claims – If you obtain insurance from us, we will maintain records related to any claims that may be made under your policies. The investigation of a claim necessarily involves collection of a broad range of information about many issues, some of which does not directly involve you. We will share with you any facts that we collect about your claim unless we are prohibited by law from doing so. The process of claim investigation, evaluation, and settlement also involves, however, the collection of advice, opinions, and comments from many people, including attorneys and experts, to aid the claim specialist in determining how best to handle your claim. In order to protect the legal and transactional confidentiality and privileges associated with such opinions, comments and advice, we will not disclose this information to you; and

Credit and Financial Reports – We may receive information about you and your business regarding your credit. We use this information to verify information you provide during the submission and quote processes and to help underwrite and provide to you the most accurate and cost-effective insurance quote we can provide. If coverage is declined or the charge for coverage is increased because of information contained in a consumer report, we will tell you as required by law. We will also give you the name and address of the consumer reporting agency making the report.

Retention and Correction of Personal Information

We retain personal information only as long as required by our business practices and applicable law. If we become aware that an item of personal information may be materially inaccurate, we will make reasonable effort to re-verify its accuracy and correct any error as appropriate.

Storage of Personal Information

We have in place safeguards to protect electronic data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We maintain procedures to assure that we do not share personal information with an unaffiliated third party for marketing purposes unless such sharing is permitted by law. Personal information may be disclosed to an unaffiliated third party for necessary servicing of the product or service or for other normal business transactions as permitted by law.

We do not disclose personal information to an unaffiliated third party for servicing purposes or joint marketing purposes unless a contract containing a confidentiality/non-disclosure provision has been signed by us and the third party. Unless a consumer consents, we do not disclose "consumer credit report" type information obtained from an application or a credit report regarding a customer who applies for a financial product to any unaffiliated third party for the purpose of serving as a factor in establishing a consumer's eligibility for credit, insurance or employment. "Consumer credit report type information" means such things as net worth, credit worthiness, lifestyle information [piloting, skydiving, etc.] solvency, etc. We also do not disclose to any unaffiliated third party a policy or account number for use in marketing. We may share with our affiliated companies information that relates to our experience and transactions with the customer.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer unless an authorization is obtained from the customer whose nonpublic personal information is sought to be disclosed. However, an authorization shall not be prohibited, restricted or required for the disclosure of certain insurance functions, including, but not limited to, claims administration, claims adjustment and management, detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity, underwriting, policy placement or issuance, loss control and/or auditing.

Access to Your Information

Our employees, employees of our affiliated companies, and third party service providers will have access to information we collect about you and your business as is necessary to effect transactions with you. We may also disclose information about you to the following categories of person or entities:

Your independent insurance agent or broker;

An independent claim adjuster or investigator, or an attorney or expert involved in the claim;

Persons or organizations that conduct scientific studies, including actuaries and accountants;

An insurance support organization;

Another insurer if to prevent fraud or to properly underwrite a risk;

A state insurance department or other governmental agency, if required by federal, state or local laws; or

Any persons entitled to receive information as ordered by a summons, court order, search warrant, or subpoena.

Lienholder, mortgagee, assignee, lessor, or other person shown on our records or our agent's as having a legal or beneficial interest in a policy of insurance.

Parties acting in a fiduciary or representative capacity to you or parties administering transactions as requested or authorized by you.

Violation of the Privacy Policy

Any person violating the Privacy Policy will be subject to discipline, up to and including termination.

For more information or to address questions regarding this privacy statement, please contact your broker.

U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning the possible impact on your insurance coverage provided under your policy due to directives issued by OFAC. Please read this Policyholder Notice carefully.

OFAC administers and enforces economic and trade sanctions based on US foreign policy and national security goals based on Presidential declarations of "national emergency." OFAC has identified and listed numerous:

Foreign agents
Front organizations
Terrorists
Terrorist organizations
Narcotics traffickers

as "Specially Designated Nationals and Blocked Persons." This list can be found on the United States Treasury's web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated US sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments may also apply.

CLAIMS NOTICE

All claims must be reported to Catlin at:

Catlin
Attn: Claims
P.O. Box 8049
Scottsdale, AZ 85252

E-mail: catlinclaimspl@catlin.com

Phone: 404-443-4910\888-443-4910
Fax: 404-443-4912

CATLIN

Policy Number: XSPQ-686641-0714 Previous Policy Number: XSPQ-92190-0713

EXCESS INSURANCE POLICY DECLARATIONS

INSURER	UNDERWRITING OFFICE	PRODUCER
Catlin Specialty Insurance Company 160 Greentree Drive Suite 101 Dover, DE 19904	32 Old Slip, 36th floor New York, NY 10005	Willis of Massachusetts, Inc. 3 Copley Place Suite 300 Boston, MA 02116

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

Terms appearing in **bold** are defined in the Policy.

ITEM 1

Named Insured:	Fidelity Fixed Income and Asset Allocation Funds
Mailing Address:	c/o FMR LLC 82 Devonshire Street, Mailzone F3D Boston, MA 02109

ITEM 2

Policy Period: From: 07/01/2014 To: 07/01/2015

At 12:01 A.M. both dates at your mailing address shown above.

THIS POLICY IS INSURED BY A COMPANY WHICH IS NOT ADMITTED TO TRANSACT INSURANCE IN THE COMMONWEALTH, IS NOT SUPERVISED BY THE COMMISSIONER OF INSURANCE AND, IN THE EVENT OF AN INSOLVENCY OF SUCH COMPANY, A LOSS SHALL NOT BE PAID BY THE MASSACHUSETTS INSURERS INSOLVENCY FUND UNDER CHAPTER 175D.

ITEM 3

Limit of Liability: $ 5,000,000.00	Part of $ 50,000,000

ITEM 4

Followed Policy:

Insurer	Coverage (s)	Policy Number
National Union Fire Insurance Company of Pittsburgh, Pa.	Financial Institutions Bond	01-329-88-97

ITEM 5

Underlying Insurance Policies: See Schedule of **Underlying Insurance.**

ITEM 6

Pending or Prior Date: 08/01/2008

ITEM 7

Estimated Premium:	$17,315.00
TRIA Premium:	$Not Applicable
State Tax or Other (if applicable):	$Not Applicable
TOTAL PREMIUM:	$17,315.00
Additional Premium for the Discovery Period:	150 %

ITEM 8

Forms and Endorsements Forming a Part of this Policy as of the Inception Date:
See Schedule of Forms and Endorsements

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, ALL MATERIALS SUBMITTED THEREWITH OR MADE A PART THEREOF AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE POLICY.

This Policy shall not be valid unless signed by a duly authorized representative of the **Insurer.**

Countersigned: 11/20/2014 by [signature]

Date Authorized Representative

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF FORMS AND ENDORSEMENTS

Named Insured		
Fidelity Fixed Income and Asset Allocation Funds		
Policy Number	**Policy Period**	
XSPQ-686641-0714	From 07/01/2014	To 07/01/2015

Forms and Endorsements	
PLXS411 0410	Amended Subrogation Endorsement
PLXS417 0410	Amended Termination Endorsement
PLXS001 0408	Excess Liability Policy Declarations
PLXS050 0507	Excess Liability Insurance Policy
ABAP900 1008	Service of Suit
ABAP401 1012	In Witness Endorsement
ABQS400 0512	Quota Share Endorsement
PLXS300 0608	Schedule of Underlying Insurance
PLXS402 0609	Amend Maintenance of Underlying Insurance Endorsement
PLXS408 0309	Amended Definition Of Application Endorsement
PLXS429 0610	Reduction Or Exhaustion by UL Insurers, DIC Insurer And/Or Insureds Endt
PLXS460 0213	Tie In Limits Endorsement
PLXS469 1013	Amended Notice of Material Changes Endorsement
PLXS470 1013	Amended Claim Participation Endorsement

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF UNDERLYING INSURANCE

Named Insured: Fidelity Fixed Income and Asset Allocation Funds	
Policy Number: XSPQ-686641-0714	**Policy Period** From: 07/01/2014 To:07/01/2015

Item 5. Schedule of **Underlying Insurance**:

Insurer	Policy Number	Limit(s)	Excess of	Policy Period
National Union Fire Insurance Company of Pittsburgh, Pa.	01-329-88-97	$15,000,000 aggregate	$400,000 SIR	07/01/2014 - 07/01/2015
ACE American Insurance Company	DOXG21661612 009	$10,000,000 aggregate	$15,000,000 aggregate	07/01/2014 - 07/01/2015
Everest Reinsurance Company	FL5FD00012-141	$10,000,000 aggregate	$25,000,000 aggregate	07/01/2014 - 07/01/2015
ICI Mutual Insurance Company	87153314B	$15,000,000 aggregate	$35,000,000 aggregate	07/01/2014 - 07/01/2015
Allied World Assurance Company, Ltd.	C04840/004	$15,000,000 aggregate	$50,000,000 aggregate	07/01/2014 - 07/01/2015
St. Paul Mercury Insurance Company	15P29308-14	$10,000,000 aggregate	$65,000,000 aggregate	07/01/2014 - 07/01/2015
Continental Insurance Company	287042220	$10,000,000 aggregate	$75,000,000 aggregate	07/01/2014 - 07/01/2015
Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000 aggregate Part of $15,000,000	$85,000,000 aggregate	07/01/2014 - 07/01/2015
Axis Insurance Company	MNN727586/01/2014	$5,000,000 aggregate Part of $15,000,000	$85,000,000 aggregate	07/01/2014 - 07/01/2015

EXCESS INSURANCE POLICY

CATLIN

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

In consideration of the payment of the premium, and in reliance upon the statements made in the **Application**, which is incorporated into this Policy and forms a part hereof, the insurer identified on the Declarations, herein called the "**Insurer**," agrees as follows:

I. Insuring Agreement

This Policy provides the **Insureds** with insurance excess of the **Underlying Insurance** for **Claims** during the **Policy Period**. Except as specifically set forth in this Policy or in any written endorsement attached to this Policy, the coverage afforded by this Policy applies in conformance with: (1) the terms, conditions, exclusions and limitations of the **Followed Policy** as they existed on the inception date of this Policy; and (2) any narrower or more restrictive terms of the other **Underlying Insurance,** to the extent the coverage of the **Followed Policy** is limited or restricted by the terms of such other **Underlying Insurance**. This Policy shall not provide coverage broader than that provided by the **Underlying Insurance** unless the **Insurer** specifically agrees to grant such broader coverage herein or by written endorsement attached to this Policy.

II. Definitions

A. "**Application**" means:

1. the application for this Policy, for the **Underlying Insurance** and for any policy of which this Policy or the **Underlying Insurance** is a direct or indirect renewal or replacement, any attachment to any such application(s), any other materials submitted with or incorporated into any such application(s) and any documents submitted in connection with the underwriting of any such policy (ies); and,
2. to the extent made by or required of the **Insureds:**

   any public documents filed prior to the inception date of this Policy by the **Named Insured** with the Securities and Exchange Commission or any similar federal, state, local or foreign regulatory body, and any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of the **Named Insured** regarding the accuracy, completeness or adequacy of such **Insured's** financial statements, SEC filings, or internal controls;

   whether or not such public documents, statements or certifications are furnished to the **Insurer**.

The **Insureds** agree that all warranties and representations contained in the **Application** are deemed made to the **Insurer**. The **Insureds** agree further that the **Application** is deemed attached to and incorporated into this Policy.

B. "**Claim**" has the same meaning as attributed to that term in the **Followed Policy**.
C. "**Followed Policy**" means the policy identified in Item 4. of the Declarations.
D. "**Insureds**" means any natural persons or entities extended coverage in the **Followed Policy**.
E. "**Named Insured**" means the entity identified in Item 1 of the Declarations.

F. **"Policy Period"** means the period of time from the inception date and time stated in Item 2. of the Declarations to the earlier of the expiration date and time stated in Item 2. of the Declarations or the effective date and time of the cancellation of this Policy.

G. **"Underlying Insurance"** means the **Followed Policy** and **all** Underlying Excess Policies identified in Item 5. of the Declarations, and **"Underlying Insurers"** means the insurers of the **Underlying Insurance**.

H. **"Underlying Limits"** means an amount equal to the aggregate of all the limits of the **Underlying Insurance** combined (excess of their retentions).

III. Limit of Liability

The Limit of Liability stated in Item 3. of the Declarations is the limit of the **Insurer's** liability for all amounts arising out of all **Claims.** The Limit of Liability for the Discovery Period (if applicable) is part of, and not in addition to, the Limit of Liability for the **Policy Period**.

IV. Reduction or Exhaustion of Underlying Insurance

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the **Underlying Insurers** shall have paid the full amount of the **Underlying Limits** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance**.

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

V. Maintenance of Underlying Insurance

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained. Notwithstanding anything to the contrary in this Policy, all coverage under this Policy will be void from its inception in the event that any **Underlying Insurance** is rescinded by agreement or legal process for fraud or other material misrepresentation by the **Insured**.

B. If, during the **Policy Period** or any Discovery Period, the terms, conditions, exclusions or limitations of any **Underlying Insurance** are changed in any manner, as a condition precedent to their rights under this Policy the **Insureds** shall give to the **Insurer** written notice of the full particulars thereof, as soon as practicable, but in no event later than thirty (30) days following the effective date of such change(s). The coverage provided by this Policy shall apply in conformance with such change(s) only: (1) upon the effective date of the change(s) in the **Underlying Insurance**; and (2) if the **Insurer** agrees to follow such change(s) by written endorsement attached to this Policy, the **Named Insured** agrees to any additional premium and/or amendment of the provisions of this Policy the **Insurer** requires and the **Named Insured** pays any such additional premium when due.

VI. Exclusions

In addition to such exclusions or limitation stated in any **Underlying Insurance**, this Policy provides no coverage in connection with any **Claim** arising out of, based upon or in consequence of, directly or indirectly resulting from or in any way involving:

A. any demand, suit, proceeding or other claim, or any investigation of which any **Insured** had notice, pending on or prior to the Pending or Prior Date stated in Item 6. of the Declarations;
B. any fact, matter, circumstance, situation, transaction or event underlying or alleged in such demand, suit, proceeding, claim or investigation;
C. any other fact, matter, circumstance, situation, transaction or event which has been the subject of written notice given to any prior insurer;

regardless of the legal theory upon which such **Claim** is predicated.

VII. Notice of Claims

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall, contemporaneously with and according to the terms of the **Followed Policy,** give written notice of any **Claim** to the **Insurer** at the address indicated on the Declarations.

VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim.**
B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim**.

IX. Discovery Clause

The **Insured** shall be entitled to a Discovery Period (or Extended Reporting Period) pursuant to the terms and conditions of the **Followed Policy**. The Discovery Period (or the Extended Reporting Period) is not available unless the **Named Insured** has elected the Discovery Period (or Extended Reporting Period) in all **Underlying Insurance.** The Additional Premium for the Discovery Period is specified in Item 7. of the Declarations and shall be fully earned at the inception of the Discovery Period. The Discovery Period is not cancellable.

X. Termination

A. This Policy shall terminate immediately upon cancellation of any **Underlying Insurance**, whether such cancellation is by the **Insureds** or an **Underlying Insurer**.

B. Notice of cancellation or non-renewal by any of the **Underlying Insurers** shall serve as notice of cancellation or non-renewal by the **Insurer**.

C. This Policy may be canceled by the **Named Insured** by mailing or delivering prior written notice to the **Insurer** or by surrender of this Policy to the **Insurer**. This Policy may also be canceled by or on behalf of the **Insurer** by delivering to the **Named Insured** or by mailing to the **Named Insured** by registered, certified or other first class mail, at the address of the **Named Insured** as stated in the Declarations, written notice stating when not less than thirty (30) days after the date of such notice the cancellation shall be effective; provided, the **Insurer** may cancel this Policy on twenty (20) days notice for nonpayment of premium due. The mailing of such notice as aforesaid shall be sufficient proof of notice.

D. If this Policy is canceled by the **Named Insured**, the **Insurer** shall retain the customary short rate proportion of the premium hereon. If this Policy is canceled by or on behalf of the **Insurer**, the **Insurer** shall retain the pro-rata proportion of the premium hereon.

XI. Notice of Material Changes

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall give written notice to the **Insurer** at the address set forth on the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

XII. Subrogation

a. In the event of payment under this Policy, the **Insurer** shall be subrogated to the extent of such payment to all of the rights of recovery of the **Insureds** against any person or organization. The **Insureds** shall execute and deliver all papers and instruments required and shall and do whatever else is necessary to enable the **Insurer** effectively to bring suit in their name and otherwise secure such rights. The **Insureds** shall do nothing to prejudice any such rights.

b. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of the actual payment. The expenses incurred in obtaining any such recoveries shall be apportioned in the ratio of the respective recoveries.

XIII. Authorization

The **Insureds** agree that the **Named Insured** will act on behalf of all of the Insureds with respect to the payment or return of premium, the receipt and acceptance of any endorsements, the cancellation of the Policy, the negotiation of renewal, and the giving and receiving of any notice provided for by the terms and conditions of this Policy.

XIV. Conformity to Statute

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

XV. Headings

The descriptions in the headings and any subheading of this Policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

XVI. Service of Suit

If the **Insurer** fails to pay any amount claimed to be due under this Policy, the **Insurer**, at the request of any of the **Insureds**, will submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the **Insurer's** rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

The **Insurer** hereby designates the Superintendent, Commissioner or Director of Insurance or similar officer specified by law for that purpose, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any **Insured** under the Policy. Upon receipt of process lawfully served, that official may mail such process to Claim Manager- Professional Liability at the address stated on the Declarations.

THIS POLICY SHALL NOT BE VALID UNLESS COMPLETED BY THE ATTACHMENT HERETO OF A DECLARATION PAGE AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE **INSURER.**

IN WITNESS ENDORSEMENT

CATLIN SPECIALTY INSURANCE COMPANY

ADMINISTRATIVE OFFICE:	3340 Peachtree Road N.E. Tower Place 100 Suite 2950 Atlanta, GA 30326
STATUTORY HOME OFFICE:	160 Greentree Drive Suite 101 Dover, Delaware 19904

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

Andrew McMellin President	Steven C. Adams Secretary

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SERVICE OF SUIT

The following service of suit provision is added and replaces any other Service of Suit provision contained elsewhere in this policy:

The Superintendent, Commissioner or Director of Insurance of the State is hereby designated the true and lawful attorney of the Company upon whom may be served all lawful process in any action, suit or proceeding arising out of this policy. The Company further designates:

Steve Adams
Legal Counsel
3340 Peachtree Road N.E.
Suite 2950
Atlanta, GA 30326

as its agent to whom such process shall be forwarded by the Director of Insurance.

For Illinois exposures, the Insurer further designates the Director of the Illinois Division of Insurance and his successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the insured or any beneficiary hereunder arising out of an Illinois exposure and this contract of insurance.

All other terms, conditions and exclusions remain unchanged.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA-SHARE ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

1. "**Quota-Share Insurer**" means each insurer identified in paragraph 2. below in the percentage participation identified in paragraph 2.

2. This Policy is part of a quota share participation arrangement between the **Quota-Share Insurers** and the **Insured** (the "**Program**):

Quota-Share Insurer	Policy Number	Quota-Share Insurer's Limit of Liability	Quota-Share Insurer's Percentage Participation
Catlin Specialty Insurance Company	XSPQ-686641-0714	$5,000,000	10.0%
Federal Insurance Company	81906762	$5,000,000	10.0%
Freedom Specialty Insurance Company	XMF1400062	$10,000,000	20.0%
Twin City Fire Insurance Company	00 FI 0252157 - 14	$10,000,000	20.0%
Lloyd's Syndicates: Antares AUL 1274 and ACE AGM 2488	B080113012P14	$6,000,000	12.0%
Houston Casualty Company	24-MG-14-A12015	$8,000,000	16.0%
American International Reinsurance Company, Ltd.	033089946	$6,000,000	12.0%

3. Each **Quota-Share Insurer** shall be liable only for its own percentage of each covered amount, subject to its own Limit of Liability.

4. Each **Quota-Share Insurer** shall:

   a. receive notice of any claim submitted for coverage under the **Program**;
   b. make its own determination of whether any amount is covered under the **Program**; and
   c. elect whether to participate in the investigation, settlement or defense of any claim.

5. The liability of each **Quota-Share Insurer** shall be several and not joint. The failure, refusal or inability of any **Quota-Share Insurer** to pay covered amounts, including any financial inability to pay, shall not increase or otherwise affect the liability of any other **Quota-Share Insurer**. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Insurer** does not in any way insure or assume such risk.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: _______________ Endorsement No. 1

Insured: ______________________________ Premium:__________

Insurance Company:____

Authorized Signature: _____________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAINTENANCE OF UNDERLYING INSURANCE ENDORSEMENT

This Endorsement modifies insurance provided under the following:

Excess Insurance Policy

In consideration of the premium charged, it is hereby understood and agreed that paragraph A of section V. **Maintenance of Underlying Insurance** is deleted in its entirety and replaced with the following:

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: __________________ Endorsement No. 2

Insured: ______________________________________ Premium:______________

Insurance Company:____

Authorized Signature: ______________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED DEFINITION OF APPLICATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the Policy is amended as follows:

Section **II. Definitions**, paragraph A. is deleted in its entirety and replaced by the following:

A. **"Application"** has the same meaning as attributed to that term in the **Followed Policy**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 3

Insured: ____________________________ Premium:__________

Insurance Company:________________________________

Authorized Signature: ______________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

REDUCTION OR EXHAUSTION BY UNDERLYING INSURERS, DIC INSURER AND/OR INSUREDS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the Policy is amended as follows:

Section **IV.** is deleted in its entirety and is replaced with the following:

IV. Reduction or Exhaustion of Underlying Insurance

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the full amount of the **Underlying Limits** have been paid by the **Underlying Insurers,** a **DIC Insurer**, and/or the **Insureds,** and only after the **Insureds** have paid the full amount of the applicable retention amount(s), and any other financial obligation(s) under the **Underlying Insurance**. The **Insureds** shall be deemed self-insured for the amount of the **Underlying Limits** which are not paid, for any reason, by the **Underlying Insurers** or a **DIC Insurer**, and the **Insureds** shall pay said amount(s) before any liability attaches to the **Insurer**. The **Insurer** reserves the right to determine coverage notwithstanding payment by the **Underlying Insurers,** a **DIC Insurer**, and/or the **Insureds** of the **Underlying Limits**.

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, a **DIC Insurer**, and/or the **Insureds**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, a **DIC Insurer**, and/or the **Insureds**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

For the purposes of this Endorsement the term "**DIC Insurer**" means an insurer who drops down to make a payment pursuant to an excess drop down difference in conditions policy, but only in the event that such excess drop down is triggered by insolvency. The policy written by the **DIC Insurer** is not part of the **Underlying Insurance**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: ________________ Endorsement No. 4

Insured: ____ Premium:____________

Insurance Company:____

Authorized Signature: __________________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN OF LIMITS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended by as follows:

1. It is expressly understood and agreed that the following policies are issued to the **Insured** in conjunction with one another and that a shared aggregate limit of $5,000,000 shall apply to all covered **Claims** under both policies.

Insurer	Policy Number	Policy Period
Catlin Specialty Insruance Company	XSPQ-686641-0714	07/01/2014-07/01/2105
Catlin Specialty Insurance Company	XSPQ-686642-0714	07/01/2014-07/01/2105

2. The Policy is amended to add the following provision:

TIE-IN OF LIMITS

It is understood and agreed that, in the event a **Claim** that is covered under this Policy is also covered by another policy provided to the **Insureds** referenced above in paragraph 1 of this Endorsement, or by another Policy issued by the **Insurer** or by any of the **Insurer's** parents, subsidiaries or affiliated companies, then the **Insurer's** Limit of Liability for all amounts payable under this Policy, as respects any such **Claim**, shall be reduced by any amounts paid or payable under such other policy.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: ____________ Endorsement No. 5

Insured: ____________________ Premium:__________

Insurance Company:________________________

Authorized Signature: ____________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED NOTICE OF MATERIAL CHANGES ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section **XI. Notice of Material Changes** is deleted in its entirety and replace with the following:

XI. Notice of Material Changes

The **Insureds** shall give written notice to the **Insurer** at the address set forth in Item 8. of the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the Policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the Policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 6

Insured: ____________________________ Premium:__________

Insurance Company:____________________________

Authorized Signature: ____________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED CLAIM PARTICIPATION ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section **VIII. Claim Participation** is deleted in its entirety and replace with the following:

VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim**. The failure of any natural person **Insured** to give the **Insurer** cooperation and information as required in this subparagraph A. shall not impair the rights of any other natural person **Insured** under this Policy.

B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld or delayed so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the Policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the Policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 7

Insured: ____________________________ Premium:__________

Insurance Company:______________________________

Authorized Signature: ____________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED SUBROGATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that **Subrogation** XII. of the Policy is deleted in its entirety and that this Policy shall follow the terms and conditions of the **Followed Policy.**

All other terms and conditions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: __________________ Endorsement No. 8____

Insured: ____ Premium:______________

Insurance Company:____

Authorized Signature: ______________________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED TERMINATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that paragraphs C and D of Section **X. Termination** are deleted in their entirety and that this Policy shall follow the terms and conditions of the **Followed Policy**.

All other terms and conditions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: __________________ Endorsement No. 9

Insured: ____ Premium:______________

Insurance Company:____

Authorized Signature: ____

HOUSTON CASUALTY COMPANY
Houston, Texas

THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.

DECLARATIONS

EXCESS INDEMNITY POLICY

POLICY NUMBER: 24-MG-14-A12015 RENEWAL OF: 24-MG-13-A11595

ITEM 1. **INSURED:** Fidelity Fixed Income and Asset Allocation Funds
c/o FMR LLC
82 Devonshire Street, F3D
Boston, MA 02109

ITEM 2. **POLICY PERIOD:**
(a) Inception Date: 7/1/2014
(b) Expiration Date:7/1/2015
at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3. **LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):**
$8,000,000 Limit of Liability part of $50,000,000 excess of $100,000,000 Underlying Limits

ITEM 4. **SCHEDULE OF UNDERLYING INSURANCE:**

Position	Carrier	Policy Number	Limit
	SEE SCHEDULE OF UNDERLYING INSURANCE		

ITEM 5. **PREMIUM:** $27,704.00

ITEM 6. **NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:**

Street Address:	Facsimile Number:	E-mail Address:
HCC Global Financial Products, LLC 8 Forest Park Drive Farmington, CT 06032 Attn: Claims Manager	(860) 676-1737	usclaims@hccglobal.com

ITEM 7. **ENDORSEMENTS ATTACHED AT ISSUANCE:**994-917 994-911 994-915 994-980 994-9036 994-9037 994-9053 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Secretary President Authorized Representative

Date: October 31, 2014

HC-993 (04/2002)

ENDORSEMENT NUMBER: 1

SCHEDULE OF UNDERLYING INSURANCE

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

	Insurer	Policy Number	Limit of Liability
Primary	National Union Fire Insurance Company Pittsburgh, PA	01-329-88-97	$15,000,000
1st Excess	ACE American Insurance Company	DOX G21661612 009	$10,000,000
2nd Excess	Everest National Insurance Company	FL5FD00012-141	$10,000,000
3rd Excess	ICI Mutual Insurance Company	87153114D	$15,000,000
4th Excess	Allied World Assurance Company US Inc.	C014840/004	$15,000,000
5th Excess	St. Paul Mercury Insurance Company	15P29308-14	$10,000,000
6th Excess	Continental Casualty Company	287042220	$10,000,000
7th Excess	Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000 part of $15,000,000
Quota Share	AXIS Insurance Company	MNN727586/01/2014	$ 5,000,000 part of $15,000,000
8th Excess	American International Reinsurance Company, Ltd.	033089946	$ 6,000,000 part of $50,000,000
Quota Share	Catlin Specialty Insurance Company	XSPQ-686641-0714	$ 5,000,000 part of $50,000,000
	Federal Insurance Company	81906762	$ 5,000,000 part of $50,000,000
	Freedom Specialty Insurance Company	XMF1400062	$10,000,000 part of $50,000,000
	Lloyd's of London	B080113012P14	$ 6,000,000 part of $50,000,000
	Twin City Insurance Company	00 FI 0252157-14	$10,000,000 part of $50,000,000

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate **Limit of Liability** set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________

Attorney-in-Fact

ENDORSEMENT NUMBER: 2

TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, the term "Other Policy" means Policy Number 24-MG-14-A12014 issued by the Insurer (or an affiliate of the Insurer).

(2) Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer's combined maximum aggregate limit of liability under this Policy and the Other Policy shall be $8,000,000. Accordingly, the Insurer's limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer's limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.

(3) Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 3

SERVICE OF SUIT

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Insurer hereby designates the Commissioner Superintendent, or Director of Insurance or other officer specified for that purpose in the statute, and his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted in any court of competent jurisdiction by or on behalf of the **Insured** or any beneficiary hereunder arising out of this contract of insurance, and hereby designates The Claims Manager, HCC Global Financial Products, LLC., 8 Forest Park Drive, Farmington, CT 06032, as the entity to whom said officer is authorized to mail such process or a true copy thereof.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 4

AMEND SETTLEMENT PROVISION

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that Section V. is amended to read in its entirety as follows:

V. SETTLEMENT

The **Insureds** shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer's prior written consent, which will not be unreasonably withheld.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 5

DELETE SECTION II.B (CANCELLATION OF UNDERLYING INSURANCE) AND AMEND SECTION IX (POLICY TERMINATION)

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) Section II.B of the Policy is deleted in its entirety. However, nothing in this endorsement is intended, nor shall it be construed, to relieve the **Insured** of its obligation under Section VIII.B to give the Insurer written notice as soon as practicable of any cancellation of **Underlying Insurance**. Moreover, in the event a policy of **Underlying Insurance** is cancelled, the Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been had the policy of **Underlying Insurance** not been cancelled.

(2) The second sentence of Section II.A (Maintenance of Underlying Insurance) is deleted and replaced with the following:

> The Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been if the **Insureds** had complied with this condition.

(3) The following paragraph is added to Section IX:

> This Policy is non-cancelable by the Insurer except for non-payment of premium. The Insurer may cancel this Policy for non-payment of premium by sending not less than 30 days notice of such cancellation to the entity named in ITEM 1 of the Declarations at such entity's last known address.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 6

AMEND NOTICE PROVISION (E-MAIL)

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that the following Section VIII.C is added to the Policy (under NOTICES):

C. Any written notice to the Insurer required pursuant to Section VIII.A or VIII.B above may also be sent by e-mail to usclaims@hcc-global.com. In such event, the date of the Insurer's receipt of such e-mail shall constitute the date of notice.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:______________________________

Attorney-in-Fact

ENDORSEMENT NUMBER: 7

TREATMENT OF PAYMENTS AS REDUCING OR EXHAUSTING UNDERLYING LIMIT

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, **A-Side Carrier** means the issuer of any "Side A"/"Difference in Conditions" policy written to respond in the absence of insurance or indemnification from any other source.

(2) Notwithstanding anything in the Policy to the contrary:

(a) If an issuer of a policy of **Underlying Insurance** becomes financially insolvent or bankrupt and, solely as a result of such financial insolvency or bankruptcy, fails to pay covered loss under such policy of **Underlying Insurance**, and if the **Insureds** or an **A-Side Carrier** actually makes payment for part or all of such loss, then the Insurer will treat such payment as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of the limit of liability of such policy of **Underlying Insurance**.

(b) If an issuer of a policy of **Underlying Insurance** fails to pay covered loss under such policy of **Underlying Insurance** for any reason other than such issuer's financial insolvency or bankruptcy, then the Insurer will treat the **Insureds'** or an **A-Side Carrier's** actual payment of such loss as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of the limit of liability of such policy of **Underlying Insurance**, but only if the **Insureds**:

(i) promptly notify the Insurer that the **Insureds** or an **A-Side Carrier** intends to make such payment; and

(ii) advise the Insurer of the total amount of loss that such issuer has paid or has agreed to pay (if any) under such policy of **Underlying Insurance**.

(3) In no event shall any failure to pay on the part of an issuer of **Underlying Insurance** cause the Insurer to be liable under this Policy earlier or to any greater extent than the Insurer would have been if such issuer had paid its policy's full limit of liability. Except as expressly provided in paragraph (2) above, nothing in this endorsement shall be deemed to waive any term, condition or limitation of this Policy or any policy of **Underlying Insurance**.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________

Attorney-in-Fact

ENDORSEMENT NUMBER: 8

POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE

To be attached to and made a part of Policy No. 24-MG-14-A12015, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act of 2002, as amended (hereinafter "TRIA"). TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an "act of terrorism" as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term "act of terrorism" as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of State of the United States and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT GENERALLY PAYS 90% (85% COMMENCING IN 2007) OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS COVERED BY THE FEDERAL GOVERNMENT UNDER TRIA.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________
Attorney-in-Fact

HOUSTON CASUALTY COMPANY

Excess Indemnity Policy

HCC

HCC Global
8 Forest Park Drive, Farmington, Connecticut 06032
main 860 674 1900 facsimile 860 676 1737

HOUSTON CASUALTY COMPANY

EXCESS INDEMNITY POLICY

This is a claims made policy. Please read it carefully.

In consideration of the payment of the premium, and in reliance upon all statements made and information furnished to the Insurer and to the issuers of the **Underlying Insurance** and subject to the Declarations and the limitations, conditions, provisions, any endorsements to and all other terms of this Policy, the Insurer and the **Insureds** agree as follows:

I. INSURING AGREEMENT

The Insurer shall provide the **Insureds** with insurance excess of the **Underlying Insurance** scheduled in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions or endorsements of this Policy, coverage hereunder shall apply in conformance with the terms, conditions, limitations and endorsements of the policy immediately underlying this Policy, except that coverage hereunder shall attach only after all **Underlying Insurance** has been exhausted by actual payment of claims or losses thereunder.

II. PRIMARY AND UNDERLYING INSURANCE

A. Maintenance of Underlying Insurance

All of the **Underlying Insurance** scheduled in ITEM 4 of the Declarations shall be maintained during the **Policy Period** in full effect except for any reduction of the limits of liability available under the **Underlying Insurance** solely by reason of actual payment of claims or losses thereunder. Subject at all times to Section II.B of this Policy, the Insurer shall not be liable under this policy earlier or to any greater extent than it would have been if the **Insureds** had complied with this condition.

B. Cancellation of Underlying Insurance

This Policy shall terminate immediately upon the cancellation of any one or more of the policies scheduled in ITEM 4 of the Declarations, whether cancelled by the **Insureds** or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non-renewal of this Policy by the Insurer.

C. Amendment of Underlying Insurance

No amendment to any **Underlying Insurance** during the **Policy Period** shall be effective in extending the coverage or limits of liability afforded by this Policy unless the Insurer so agrees in writing.

III. DEFINITIONS

A. **Insured** means any person or organization insured under the policy immediately underlying this Policy.

B. **Policy Period** means the period from the inception date to the expiration date set forth in ITEM 2 of the Declarations, or to any earlier cancellation date.

C. **Primary Policy** means the policy scheduled as such in ITEM 4 of the Declarations.

D. **Underlying Insurance** means all policies scheduled in ITEM 4 of the Declarations and any policies replacing them.

IV. LIMITS OF LIABILITY

A. The amount or amounts stated in ITEM 3 of the Declarations are the limits of the Insurer's liability and shall be the maximum amount(s) payable by the Insurer under this Policy. The limits of liability available under this Policy to pay damages or settlements shall be reduced, and may be exhausted, by the payment of defense expenses.

B. In the event of the reduction of the limits of liability of the **Underlying Insurance** solely as the result of actual payment of claims or losses thereunder by the applicable insurers, this Policy shall, subject to the Insurer's limits of liability and to the other terms, conditions and endorsements of this Policy, continue to apply to claims or losses as excess insurance over the amount of insurance remaining under such **Underlying Insurance.**

C. In the event of the exhaustion of all of the limits of liability of such **Underlying Insurance** solely as the result of actual payment of claims or losses thereunder, the remaining limits available under this Policy shall, subject to the Insurer's limits of liability and to the other terms, conditions and endorsements of this Policy, continue for subsequent claims or losses as primary insurance. Under such circumstances, any retention or deductible specified in the **Primary Policy** shall also apply to this Policy.

V. SETTLEMENT

The **Insureds** shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer's prior written consent.

VI. CLAIM PARTICIPATION

The Insurer may, at its sole discretion, elect to participate in the investigation, settlement and/or defense of any claim against the **Insureds** even if the **Underlying Insurance** has not been exhausted.

VII. SUBROGATION AND RECOVERIES

A. In the event of any payment under this Policy, the Insurer shall be subrogated to all the **Insureds'** rights of recovery against any person or organization, and the **Insureds** shall execute and deliver all instruments and papers and do whatever else is necessary to secure such rights.

B. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.

VIII. NOTICES

A. If the **Insureds** give any notice of any matter under the **Underlying Insurance**, the **Insureds** must also give the Insurer written notice of such matter in the same manner as required by the terms and conditions of the **Primary Policy**, except that such written notice must be sent to the Insurer at the address set forth in ITEM 6 of the Declarations.

B. The Insureds shall give the Insurer notice in writing as soon as practicable of:

1. the cancellation of any **Underlying Insurance**, or

2. any additional or return premiums charged or allowed in connection with any **Underlying Insurance.**

IX. POLICY TERMINATION

A. This Policy may be canceled by the **Insureds** at any time either by surrender of this Policy or by written notice stating when thereafter such cancellation is to be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice and this policy shall terminate at the date and hour specified in such notice.

B. The Insurer shall refund the unearned premium computed at the customary short rate if the Policy is canceled by the **Insureds.**

X. CONFORMITY TO STATUTE

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

XI. AUTHORIZATION AND NOTICES

The person or entity named in ITEM 1 of the Declarations shall be the sole agent, and shall act on behalf, of the **Insureds** with respect to all matters under this Policy, including but not limited to giving and receiving notices and other communication, effecting or accepting any endorsements to or notice of cancellation of this Policy, paying premium and receiving any return premiums.

XII. NO ALTERATIONS WITHOUT ENDORSEMENT

No change in or modification of this Policy shall be effective unless made by endorsement signed by an authorized employee of the Insurer or any of its agents relating to this Policy.

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers, but this Policy will not be valid unless countersigned on the Declarations Page by a duly authorized representative of the Insurer.

Secretary

Michael L. Schell

President

POLICYHOLDER NOTICE

In accordance with AIG Cat Excess Liability's Complaint Handling Policy, if our service does not meet your expectations please contact us using the appropriate contact details and provide the Policy Number and the name of the Policyholder/Insured to help us address your complaint expeditiously:

Tia Smith, Underwriting Support Leader
AIG Cat Excess Liability
29 Richmond Road,
Pembroke, Bermuda HM 08.

We will acknowledge the complaint within 2 business days of receiving it, keep you informed of progress and do our best to resolve the matter as soon as possible.

American International Reinsurance Company, Ltd.

27 Richmond Road
Pembroke HM 08, Bermuda
Telephone Number: 441-295-7827
Facsimile Number: 441-292-8099

PREMIER EXCESS II

NOTICES: DEPENDING ON THE TERMS, CONDITIONS AND EXCLUSIONS OF THE FOLLOWED POLICY, THIS POLICY (1) MAY ONLY PROVIDE COVERAGE FOR LOSS FROM CLAIMS FIRST MADE OR FIRST MADE AND REPORTED DURING ITS POLICY PERIOD; (2) MAY HAVE ITS LIMITS OF LIABILITY REDUCED BY THE PAYMENT OF DEFENSE COSTS AND/OR CLAIMS EXPENSES; AND (3) MAY NOT IMPOSE A DUTY TO DEFEND ON THE INSURER. PLEASE READ THE FOLLOWED POLICY AND THIS POLICY CAREFULLY AND DISCUSS THE COVERAGE PROVIDED THEREUNDER AND HEREUNDER WITH YOUR INSURANCE AGENT OR BROKER.

DECLARATIONS

POLICY NUMBER: 033089946

ITEM 1: **NAMED INSURED:** Fidelity Fixed Income and Asset Allocation Funds
NAMED INSURED ADDRESS: c/o FMR LLC
82 Devonshire Street
Mail Zone F3D
Boston, MA 02103-3605
U.S.A.

ITEM 2: **POLICY PERIOD:** July 1, 2014 to July 1, 2015
(12:01 a.m. Standard/Prevailing time at the address stated in Item 1)

ITEM 3: **LIMIT OF LIABILITY:** $6,000,000 Part of $50,000,000 U.S. dollars in the aggregate
EXCESS OF TOTAL UNDERLYING LIMITS OF: $100,000,000 U.S. dollars

ITEM 4: **UNDERLYING POLICIES:**

INSURER:	POLICY NUMBER:	UNDERLYING LIMIT:	POLICY PERIOD:
PRIMARY POLICY:			
National Union Fire Insurance Company Of Pittsburgh, Pa.	01-329-88-97	$15,000,000	07/01/2014 to 07/01/2015
EXCESS POLICIES:			
ACE American Insurance Company	DOX G21661612 009	$10,000,000 Excess of $15,000,000	07/01/2014 to 07/01/2015
Everest Reinsurance Company	FL5FD00012-141	$10,000,000 Excess of $25,000,000	07/01/2014 to 07/01/2015
ICI Mutual Insurance Company	87153114B	$15,000,000 Excess of $35,000,000	07/01/2014 to 07/01/2015
Allied World Assurance Company Ltd	C014840/004	$15,000,000 Excess of $50,000,00	07/01/2014 to 07/01/2015
St. Paul Mercury Insurance Company	15P29308-14	$10,000,000 Excess of $65,000,000	07/01/2014 to 07/01/2015
Continental Casualty Company	287042220	$10,000,000 Excess of $75,000,000	07/01/2014 to 07/01/2015
Quota Share Layer of $15,000,000 (*)		*Excess of $85,000,000*	
*Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000	07/01/2014 to 07/01/2015
*AXIS Insurance Company	MNN727586/01/2014	$5,000,00	07/01/2014 to 07/01/2015
FOLLOWED POLICY:			
National Union Fire Insurance Company Of Pittsburgh, Pa.	01-329-88-97	$15,000,000	07/01/2014 to 07/01/2015

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

ITEM 5: **PREMIUM**: $20,778 U.S. dollars

ITEM 6: **ADDRESSES FOR ALL NOTICES UNDER THIS POLICY:**

A. **Claims Address**:
Via e-mail to: fl_catexcessclaims@aig.com; or
Via Easy-Link Fax: 866.230.8517
Via mail to: AIG Property Casualty
Financial Lines Claims – Cat Excess Liability
PO Box 25947
Shawnee Mission, KS 66225

B. **Insurer Address**: 29 Richmond Road, Pembroke HM 08, Bermuda

ITEM 7: **ENDORSEMENTS EFFECTIVE AT INCEPTION**:

NUMBER	TITLE	FORM NUMBER
1	OFAC Endorsement	89644
2	Quota Share Participation Endorsement	103303
3	Tie-In of Limits Endorsement	Manuscript
4	Amendment to IV Rights Endorsement	Manuscript

ITEM 8: **BROKER**: Willis (Bermuda) Limited
BROKER ADDRESS: Wellesley House
90 Pitts Bay Road
Pembroke HM08

Authorized Representative

Date January 16, 2015

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

PREMIER EXCESS II

In consideration of premium paid, the Insurer, the Named Insured and all insureds under this Policy (Named Insured and all insureds under this Policy are, collectively, the "Insureds") agree as follows:

I. INSURING AGREEMENT

This Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed Policy, as modified by and subject to the terms, conditions and exclusions of this Policy. Notwithstanding the foregoing, this Policy shall not provide coverage broader than that provided by any Underlying Policy, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to herein or in a written endorsement attached hereto.

II. LIMIT OF LIABILITY AND EROSION RECOGNITION

The Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer's coverage obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been exhausted through payments of covered loss by, on behalf of or in the place of the Underlying Insurers pursuant to the terms and conditions of the Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the Total Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy shall recognize erosion of an Underlying Limit of an Underlying Policy through payment of covered loss by others pursuant to the terms and conditions of the Underlying Policy. Payments made under any amendatory endorsement required by any jurisdiction in the United States of America ("U.S.A.") or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory endorsement or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any reason, is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the Insurer.

III. NOTICES

Where the Followed Policy requires or permits notice to that insurer, the Insureds have the same obligations to notify, and the Insurer has the same rights to notification under this Policy, except that with respect to this Policy, any notice to the Insurer must be directed as follows: (i) for notices of claims and/or circumstances, by mail or e-mail to the Claims Address; and (ii) for all other notices, by mail to the Insurer Address.

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer's position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy.

V. RELIANCE

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, the binders for the Underlying Policies, any attachments thereto and any other information submitted, the entirety of which shall be deemed attached hereto and made a part hereof.

VI. CHANGES AND CANCELLATION

If, subsequent to the issuance of the Followed Policy, the terms, conditions or exclusions of an Underlying Policy are modified, the Insureds must notify the Insurer in writing, as soon as practicable, of such modifications. If such modifications: (i) expand the coverage of an Underlying Policy, (ii) change the policyholder name or address, or (iii) modify premium, this Policy shall not follow those changes unless the Insurer agrees to such modification in writing, which shall be at the sole discretion of the Insurer. The Named Insured agrees to pay any additional premium the Insurer may require for such modification(s). This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period.

VII. CHOICE OF LAW

The following shall always apply to this Policy:

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

A. the procedural law of the venue selected under Clause **VIII. ARBITRATION**, Sub-Clause C. 1. or C. 2., below; and

B. Clause **IX. PUNITIVE DAMAGES**, below, shall be construed and enforced solely in accordance with the laws of Bermuda.

VIII. ARBITRATION

A. It is agreed that any dispute arising out of or in connection with this Policy, including any question regarding its existence, interpretation, validity or termination, shall be referred to and fully and finally resolved solely by arbitration.

B. This Policy shall follow the terms of the Followed Policy with respect to arbitration only when said terms require the dispute to proceed either in Hamilton, Bermuda, London, England, or Toronto or Vancouver, Canada.

C. In the event the Followed Policy does not provide for arbitration in the locations set forth in Sub-Clause B., above, the arbitration shall take place in one of the following venues:

1. Hamilton, Bermuda under the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto; or
2. London, England or Toronto or Vancouver, Canada under the English Arbitration Act 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto.

D. Where an Insured and the Insurer are parties to the dispute, the Insured shall make the selection referenced in Sub-Clause C., above. Where the Insurer and a party deriving rights through or asserting rights on behalf of an Insured are parties to the dispute, the Insurer shall make the selection referenced in Sub-Clause C., above.

E. The number of arbitrators shall be three (such arbitrators are, collectively, the "Arbitration Board").

F. Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.

G. All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board.

IX. PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy. However, if the coverage provision for punitive damages of any Underlying Policy is solely contingent on the insurability of such damages under applicable law, then this Policy shall provide coverage for punitive damages.

X. SERVICE OF SUIT AND JURISDICTION

Notwithstanding any provision of the Followed Policy or any Underlying Policy, this Policy shall not conform to the law of any jurisdiction in the U.S.A. The Insurer does not consent to the service of suit in the U.S.A. or the jurisdiction of any federal, territorial or state court in the U.S.A.

Solely for the purpose of effectuating arbitration under **Clause VIII. ARBITRATION**, above, or enforcing an award entered in such arbitration, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the U.S.A. and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause **X. SERVICE OF SUIT AND JURISDICTION**, constitutes, or should be understood to constitute, a waiver of the Insurer's rights to commence a suit in any court of competent jurisdiction in the U.S.A, to remove a suit to a United States District Court, or to seek a transfer of a suit to another court as permitted by the laws of the U.S.A. or any jurisdiction in the U.S.A. It is further agreed that service of process in such suit may be made upon the Insurer's General Counsel at 175 Water Street, 18th Floor, New York, New York 10038, and that in any suit instituted against the Insurer to effectuate arbitration or enforce an award entered in such arbitration, both of which solely as provided for under **Clause VIII. ARBITRATION**, above, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal. Further, pursuant to any statute of any jurisdiction in the U.S.A. that makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any suit instituted by the Insured within the scope of this **CLAUSE X. SERVICE OF SUIT AND JURISDICTION**, and hereby designates the above referenced General Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its Authorized Representative.

Authorized Representative

© All rights reserved.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ENDORSEMENT # 1

This endorsement, effective 12:01 A.M. July 1, 2014

forms a part of Policy No. 033089944 issued to Fidelity Fixed Income and Asset AllocationFunds

by **American International Reinsurance Company, Ltd.**

COVERAGE TERRITORY ENDORSEMENT

This endorsement modifies insurance provided under the following:

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

All other terms, conditions and exclusions shall remain unchanged.

AUTHORIZED REPRESENTATIVE

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

ENDORSEMENT # 2

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089946 issued to Fidelity Fixed Income and Asset Allocation Funds

by American International Reinsurance Company, Ltd.

QUOTA SHARE PARTICIPATION ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that Item 3: Limit of Liability of the Declarations is deleted and replaced with the following:

ITEM 3. LIMIT OF LIABILITY: US$6,000,000 quota share part of US$50,000,000 excess of US$100,000,000 aggregate for all Coverages combined (including Defense Costs).

It is further understood and agreed that Section II. **TERMS AND CONDITIONS,** Clause C. FOLLOWING FORM, paragraph 2 is amended by the addition of the following:

This Policy shall pay only 12% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$6,000,000. The obligation of American International Reinsurance Company, Ltd. to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

Authorized Representative

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

ENDORSEMENT # 3

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089946 issued to Fidelity Fixed Income and Asset Allocation Funds

by American International Reinsurance Company, Ltd.

TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 033089947 issued to **Fidelity Equity and High Income Funds** by **American International Reinsurance Company, Ltd.**, shall be $6,000,000.

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 033089947 because the Limits of Liability under Policy No. 033089947 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer's Limits of Liability set for in the Declarations page of Policy No. 033089947 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer's Limits of Liability under this Policy as set forth in Item 3 of the Declarations, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer's respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain unchanged.

AUTHORIZED REPRESENTATIVE

Manuscript

© All rights reserved.

ENDORSEMENT # 4

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089946 issued to Fidelity Fixed Income and Asset Allocation Funds

by American International Reinsurance Company, Ltd.

AMEND SECTION IV. RIGHTS ENDORSEMENT

It is hereby understood and agreed that Section IV. RIGHTS is deleted and replaced with the following:

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer's position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy. However, the failure of an Insured to comply with this provision shall not impair another Insured Person's right to coverage.

All other terms, conditions and exclusions remain unchanged.

AUTHORIZED REPRESENTATIVE

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

PREMIUM BILL

Insured: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS Date: November 10, 2014

Producer: WILLIS OF MASSACHUSETTS, INC.

Company: FEDERAL INSURANCE COMPANY

THIS BILLING IS TO BE ATTACHED TO AND FORM PART OF THE BOND REFERENCED BELOW.

NOTE: PLEASE RETURN THIS BILL WITH REMITTANCE AND NOTE HEREON ANY CHANGES. BILL WILL BE RECEIPTED AND RETURNED TO YOU PROMPTLY UPON REQUEST.

PLEASE REMIT TO PRODUCER INDICATED ABOVE. PLEASE REFER TO:

EFFECTIVE DATE	BOND NUMBER	COVERAGE		PREMIUM
July 1, 2014	81906762	Renewal - Excess Bond Form E		$ 15,000.00
To				
July 1, 2015				
0% Commission				
			TOTAL	$ 15,000.00

POLICYHOLDER DISCLOSURE NOTICE OF TERRORISM INSURANCE COVERAGE

(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act (the "Act"), effective December 26, 2007, this policy makes available to you insurance for losses arising out of certain acts of terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 85% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage.

However, if aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion.

If aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under the Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

The portion of your policy's annual premium that is attributable to insurance for such acts of terrorism is: $ **-0-**.

If you have any questions about this notice, please contact your agent or broker.

IMPORTANT NOTICE TO POLICYHOLDERS

All of the members of the Chubb Group of Insurance companies doing business in the United States (hereinafter "Chubb") distribute their products through licensed insurance brokers and agents ("producers"). Detailed information regarding the types of compensation paid by Chubb to producers on US insurance transactions is available under the Producer Compensation link located at the bottom of the page at www.chubb.com, or by calling 1-866-588-9478. Additional information may be available from your producer.

Thank you for choosing Chubb.

Chubb Group of Insurance Companies

15 Mountain View Road, Warren, New Jersey 07059

DECLARATIONS FINANCIAL INSTITUTION EXCESS BOND FORM E

NAME OF ASSURED:

FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

C/O FMR LLC, 82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

Bond Number: 81906762

FEDERAL INSURANCE COMPANY
Incorporated under the laws of Indiana,
a stock insurance company, herein called the COMPANY

Capital Center, 251 North Illinois, Suite 1100
Indianapolis, IN 46204-1927

ITEM 1. BOND PERIOD: from 12:01 a.m. on July 1, 2014
to 12:01 a.m. on July 1, 2015

ITEM 2. AGGREGATE LIMIT OF LIABILITY: $5,000,000 part of $50,000,000

ITEM 3. SINGLE LOSS LIMIT OF LIABILITY: $5,000,000 part of $50,000,000

ITEM 4. DEDUCTIBLE AMOUNT: $ 400,000 (as per the primary carrier)

ITEM 5. PRIMARY BOND:

Insurer:	National Union Fire Insurance Company of Pittsburgh, Pa
Bond No.:	01-329-88-97
Limit	$15,000,000 Single Loss / $15,000,000 Aggregate
Deductible:	$400,000 Single Loss / $400,000 Aggregate
Bond Period:	July 1, 2014 – July 1, 2015

ITEM 6. COVERAGE EXCEPTIONS TO PRIMARY BOND:

NOTWITHSTANDING ANY COVERAGE PROVIDED BY THE PRIMARY BOND, THIS EXCESS BOND DOES NOT DIRECTLY OR INDIRECTLY COVER: None

ITEM 7. TOTAL OF LIMITS OF LIABILITY OF OTHER UNDERLYING BONDS, EXCESS OF PRIMARY BOND: $85,000,000

ITEM 8. THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

1 - 2

IN WITNESS WHEREOF, THE COMPANY issuing this Bond has caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by a duly authorized representative of the Company.

Maureen A. Brundage
Secretary

Paul J. Krump
President

November 10, 2014
Date

Authorized Representative

The COMPANY, in consideration of the required premium, and in reliance on the statements and information furnished to the COMPANY by the ASSURED, and subject to the DECLARATIONS made a part of this bond and to all other terms and conditions of this bond, agrees to pay the ASSURED for:

Insuring Clause

Loss which would have been paid under the **Primary Bond** but for the fact the loss exceeds the **Deductible Amount**.

Coverage under this bond shall follow the terms and conditions of the **Primary Bond**, except with respect to:

a. The coverage exceptions in ITEM 6. of the DECLARATIONS; and

b. The limits of liability as stated in ITEM 2. and ITEM 3. of the DECLARATIONS.

With respect to the exceptions stated above, the provisions of this bond shall apply.

General Agreements

Change Or Modification Of Primary Bond

A. If after the inception date of this bond the **Primary Bond** is changed or modified, written notice of any such change or modification shall be given to the COMPANY as soon as practicable, not to exceed thirty (30) days after such change or modification, together with such information as the COMPANY may request. There shall be no coverage under this bond for any loss related to such change or modification until such time as the COMPANY is advised of and specifically agrees by written endorsement to provide coverage for such change or modification.

Representations Made By Assured

B. The ASSURED represents that all information it has furnished to the COMPANY for this bond or otherwise is complete, true and correct. Such information constitutes part of this bond.

The ASSURED must promptly notify the COMPANY of any change in any fact or circumstance which materially affects the risk assumed by the COMPANY under this bond.

Any misrepresentation, omission, concealment or incorrect statement of a material fact by the ASSURED to the COMPANY shall be grounds for recision of this bond.

Notice To Company Of Legal Proceedings Against Assured - Election To Defend

C. The ASSURED shall notify the COMPANY at the earliest practical moment, not to exceed thirty (30) days after the ASSURED receives notice, of any legal proceeding brought to determine the ASSURED'S liability for any loss, claim or damage which, if established, would constitute a collectible loss under this bond or any of the **Underlying Bonds**. Concurrent with such notice, and as requested thereafter, the ASSURED shall furnish copies of all pleadings and pertinent papers to the COMPANY.

General Agreements

Notice To Company Of Legal Proceedings Against Assured - Election To Defend (continued)

If the COMPANY elects to defend all or part of any legal proceeding, the court costs and attorneys' fees incurred by the COMPANY and any settlement or judgment on that part defended by the COMPANY shall be a loss under this bond. The COMPANY'S liability for court costs and attorneys' fees incurred in defending all or part of such legal proceeding is limited to the proportion of such court costs and attorneys' fees incurred that the amount recoverable under this bond bears to the amount demanded in such legal proceeding.

If the COMPANY declines to defend the ASSURED, no settlement without the prior written consent of the COMPANY or judgment against the ASSURED shall determine the existence, extent or amount of coverage under this bond, and the COMPANY shall not be liable for any costs, fees and expenses incurred by the ASSURED.

Conditions And Limitations

Definitions

1. As used in this bond:

   a. **Deductible Amount** means the amount stated in ITEM 4. of the DECLARATIONS. In no event shall this **Deductible Amount** be reduced for any reason, including but not limited to, the non-existence, invalidity, insufficiency or uncollectibility of any of the **Underlying Bonds**, including the insolvency or dissolution of any Insurer providing coverage under any of the **Underlying Bonds**.

   b. **Primary Bond** means the bond scheduled in ITEM 5. of the DECLARATIONS or any bond that may replace or substitute for such bond.

   c. **Single Loss** means all covered loss, including court costs and attorneys' fees incurred by the COMPANY under General Agreement C., resulting from:

      (1) any one act of burglary, robbery or attempt either, in which no employee of the ASSURED is implicated, or

      (2) any one act or series of related acts on the part of any person resulting in damage to or destruction or misplacement of property, or

      (3) all acts other than those specified in c.(1) and c.(2), caused by any person or in which such person is implicated, or

      (4) any one event not specified above, in c.(1), c.(2) or c.(3).

   d. **Underlying Bonds** means the **Primary Bond** and all other insurance coverage referred to in ITEM 7. of the DECLARATIONS.

Conditions And Limitations
(continued)

Limit Of Liability

Aggregate Limit Of Liability

2. The COMPANY'S total cumulative liability for all **Single Losses** of all ASSUREDS discovered during the BOND PERIOD shall not exceed the AGGREGATE LIMIT OF LIABILITY as stated in ITEM 2. of the DECLARATIONS. Each payment made under the terms of this bond shall reduce the unpaid portion of the AGGREGATE LIMIT OF LIABILITY until it is exhausted.

   On exhausting the AGGREGATE LIMIT OF LIABILITY by such payments:

   a. the COMPANY shall have no further liability for loss or losses regardless of when discovered and whether or not previously reported to the COMPANY, and

   b. the COMPANY shall have no obligation under General Agreement C. to continue the defense of the ASSURED, and on notice by the COMPANY to the ASSURED that the AGGREGATE LIMIT OF LIABILITY has been exhausted, the ASSURED shall assume all responsibility for its defense at its own cost.

The unpaid portion of the AGGREGATE LIMIT OF LIABILITY shall not be increased or reinstated by any recovery made and applied in accordance with Section 4. In the event that a loss of property is settled by indemnity in lieu of payment, then such loss shall not reduce the unpaid portion of the AGGREGATE LIMIT OF LIABILITY.

Single Loss Limit Of Liability

The COMPANY'S liability for each **Single Loss** shall not exceed the SINGLE LOSS LIMIT OF LIABILITY as stated in ITEM 3. of the DECLARATIONS or the unpaid portion of the AGGREGATE LIMIT OF LIABILITY, whichever is less.

Discovery

3. This bond applies only to loss first discovered by the ASSURED during the BOND PERIOD. Discovery occurs at the earlier of the ASSURED being aware of:

   a. facts which may subsequently result in a loss of a type covered by this bond, or

   b. an actual or potential claim in which it is alleged that the ASSURED is liable to a third party,

   regardless of when the act or acts causing or contributing to such loss occurred, even though the amount of loss does not exceed the applicable **Deductible Amount**, or the exact amount or details of loss may not then be known.

Subrogation-Assignment-Recovery

4. In the event of a payment under this bond, the COMPANY shall be subrogated to all of the ASSURED'S rights of recovery against any person or entity to the extent of such payments. On request, the ASSURED shall deliver to the COMPANY an assignment of the ASSURED'S rights, title and interest and causes of action against any person or entity to the extent of such payment.

Conditions And Limitations

Subrogation-Assignment-Recovery (continued)

Recoveries, whether effected by the COMPANY or by the ASSURED, shall be applied net of the expense of such recovery, first, to the satisfaction of the ASSURED'S loss which would otherwise have been paid but for the fact that it is in excess of the AGGREGATE LIMIT OF LIABILITY, second, to the COMPANY in satisfaction of amounts paid in settlement of the ASSURED'S claim and third, to the ASSURED in satisfaction of the DEDUCTIBLE AMOUNT. Recovery from reinsurance and/or indemnity of the COMPANY shall not be deemed a recovery under this Section.

Cooperation Of Assured

5. At the COMPANY'S request and at reasonable times and places designated by the COMPANY the ASSURED shall:

   a. submit to examination by the COMPANY and subscribe to the same under oath, and

   b. produce for the COMPANY'S examination all pertinent records, and

   c. cooperate with the COMPANY in all matters pertaining to the loss.

   The ASSURED shall execute all papers and render assistance to secure to the COMPANY the rights and causes of action provided for under this bond. The ASSURED shall do nothing after loss to prejudice such rights or causes of action.

Termination

6. This bond terminates as an entirety on the earliest occurrence of any of the following:

   a. sixty (60) days after the receipt by the ASSURED of a written notice from the COMPANY of its decision to terminate this bond, or

   b. immediately on the receipt by the COMPANY of a written notice from the ASSURED of its decision to terminate this bond, or

   c. immediately on the appointment of a trustee, receiver or liquidator to act on behalf of the ASSURED, or the taking over of the ASSURED by State or Federal officials, or

   d. immediately on the dissolution of the ASSURED, or

   e. immediately on exhausting the AGGREGATE LIMIT OF LIABILITY, or

   f. immediately on expiration of the BOND PERIOD, or

   g. immediately on cancellation, termination or recision of the **Primary Bond**.

Conformity

7. If any limitation within this bond is prohibited by any law controlling this bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

Conditions And Limitations
(continued)

Change Or Modification Of This Bond

8. This bond or any instrument amending or affecting this bond may not be changed or modified orally. No change in or modification of this bond shall be effective except when made by written endorsement to this bond signed by an Authorized Representative of the COMPANY.

ENDORSEMENT/RIDER

Effective date of
this endorsement/rider: July 1, 2014

FEDERAL INSURANCE COMPANY

Endorsement/Rider No. 1

To be attached to and
form a part of Policy No. 81906762

Issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

COMPLIANCE WITH APPLICABLE TRADE SANCTION LAWS

It is agreed that this insurance does not apply to the extent that trade or economic sanctions or other similar laws or regulations prohibit the coverage provided by this insurance.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Policy shall remain unchanged.

Authorized Representative

FEDERAL INSURANCE COMPANY

Endorsement No.: 2

Bond Number: 81906762

NAME OF ASSURED: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

SHARED AGGREGATE LIMITS ENDORSEMENT

It is agreed that in addition to this Bond, the COMPANY has issued to the ASSURED all Policies and Bonds listed below. It is expressly acknowledged by the ASSURED that the premium for this Bond and all Policies and Bonds listed below has been negotiated with the understanding that this Bond and all Policies and Bonds listed below combine and share a single aggregate limit of liability. Therefore, in consideration of the premium charged:

1. The COMPANY and the ASSURED agreed that the COMPANY's maximum aggregate limit of liability for all **Loss** under this Bond, and for all payments of **Loss** under all Policies and Bonds listed below, in the aggregate, shall not exceed $5,000,000.

2. It is agreed that the COMPANY shall have no obligation under this Bond to make any payment of **Loss** to the extent that the amount of such **Loss**, when added to the amount of any **Loss** paid under this Bond and any **Loss** paid under any Policies and Bonds listed below, would exceed $5,000,000. Any payment of **Loss** under any Policies and Bonds listed below shall reduce the Limits of Liability available under this Bond for the payment of any **Loss** during the BOND PERIOD.

3. If the COMPANY shall have paid **Loss** under this Bond and **Loss** under any Policies and Bonds listed below in an aggregate amount equaling $5,000,000, any and all obligations of the COMPANY under this Bond and the Policies and Bonds listed below shall be completely fulfilled and extinguished, and the COMPANY shall have no further obligations of any kind or nature under this Bond and the Policies and Bonds listed below.

4. If a **Loss** is covered by this Bond and one or more of the Policies and Bonds listed below, and if more than one deductible amount applies to such **Loss,** the largest applicable deductible amount shall be the deductible amount applicable to such **Loss**.

Policy/Bond Type	Policy/Bond Number
Excess Policy	8212-0106

For the purposes of this Endorsement, **Loss** shall include **Single Loss** as defined in this Bond and any Bond or Policy listed above and **Loss** as defined in any Policy listed above.

THIS ENDORSEMENT DOES NOT INCREASE THE LIMITS OF LIABILITY, AS SET FORTH IN THE DECLARATIONS.

Name and Address of Assured:

FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

C/O FMR LLC, 82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

____
Signature of Assured's Representative

____
Position/Title

____
Date

This Endorsement applies to loss discovered after 12:01 a.m. on July 1, 2014.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 10, 2014

By ______________________________
Authorized Representative

Lloyd's Policy

We, Underwriting Members of the Syndicates whose definitive numbers and proportions are shown in the Table attached hereto (hereinafter referred to as 'the Underwriters'), hereby agree, in consideration of the payment to Us by or on behalf of the Assured of the Premium specified in the Schedule, to insure against loss, including but not limited to associated expenses specified herein, if any, to the extent and in the manner provided in this Policy.

The Underwriters hereby bind themselves severally and not jointly, each for his own part and not one for another, and therefore each of the Underwriters (and his Executors and Administrators) shall be liable only for his own share of his Syndicate's proportion of any such Loss and of any such Expenses. The identity of each of the Underwriters and the amount of his share may be ascertained by the Assured or the Assured's representative on application to Lloyd's Policy Signing Office, quoting the Lloyd's Policy Signing Office number and date or reference shown in the Table.

If the Assured shall make any claim knowing the same to be false or fraudulent, as regards amount or otherwise, this Policy shall become void and all claim hereunder shall be forfeited.

In Witness whereof the General Manager of Lloyd's Policy Signing Office has signed this Policy on behalf of each of Us.

Max Pell

LLOYD'S POLICY SIGNING OFFICE
General Manager

If this policy (or any subsequent endorsement) has been produced to you in electronic form, the original document is stored on the Insurer's Market Repository to which your broker has access.

WILLIS EXCESS FINANCIAL LINES POLICY

Please read this Policy carefully.

SCHEDULE

Policy Number: B080113012P14

Item 1:	***Insured*:**	Fidelity Fixed Income and Asset Allocation Funds and as more fully defined herein
	Principal Address:	c/o FMR LLC 82 Devonshire Street F3D, Boston, Massachusetts 02109, United States of America
Item 2:	***Insurer(s):***	Lloyd's Syndicates: Antares AUL 1274 and ACE AGM 2488
Item 3:	***Period of Insurance*:**	1 July 2014 to 1 July 2015 Both Days at 00:01 local standard time at the above address of the Insured
Item 4:	***Limit of Liability*:**	USD 6,000,000 any one loss/claim and in the aggregate for the period part of USD 50,000,000 any one loss/claim and in the aggregate for the period
Item 5:	***Underlying Policy(ies)*:**	in excess of underlying contracts for USD 100,000,000 any one loss/claim and in the aggregate for the period the details of which are held on file in the offices of Willis Limited
	Retention:	Primary Contract Retentions detailed as per National Union Fire Insurance Company of Pittsburgh, PA. Policy No: -
Item 6:	***Premium*:**	USD 185,542.00 in full for 100% for the period but USD 22,265.00 for USD 6,000,000 order hereon including USD 222.65 in respect of TRIA
	***Taxes*:**	None

Item 7: Notification(s) in accordance with clause 5 required to be addressed to:

Willis Limited,
FINEX Global - Claims Department,
51 Lime Street,
London EC3M 7DQ
United Kingdom.

Item 8: Endorsements are as attached at issue of this ***Contract***.

Item 9: Additional premium required: Nil

Item 10: Addressees for complaints:

(a) For ***Insurers*** who are Lloyd's insurers:

Policyholder and Market Assistance
Lloyd's Market Services
One Lime Street
London
EC3M 7HA
United Kingdom.

Telephone: +44 (0)207 327 5693
Facsimile: +44 (0)207 327 5225
Email: Complaints@Lloyds.com

(b) For all other ***Insurers***:

Willis Limited will provide details on request.

Dated in London: 11 July 2014

WILLIS EXCESS FINANCIAL LINES POLICY

In consideration of the ***Insured*** having paid or agreed to pay the ***Premium*** and subject to all of the definitions, terms, conditions and limitations of this ***Policy***, ***Insurers*** and the ***Insured*** agree as follows:

1. Insuring Agreement

1.1 Except insofar as the express terms of this ***Policy***:

(a) make specific provision in respect of any matter for which specific provision is also made in the ***Primary Policy***, in which case the express terms of this ***Policy*** shall prevail; or

(b) make specific provision in respect of any matter for which no specific provision is made in the ***Primary Policy***, in which case the express terms of this ***Policy*** shall apply;

this ***Policy*** shall take effect and operate in accordance with the terms of the ***Primary Policy***.

1.2 Subject to the ***Limit of Liability***, the ***Insurers*** shall pay to or on behalf of the ***Insured*** that proportion of ***Loss*** which exceeds the ***Underlying Limit***.

1.3 Except as provided specifically to the contrary in this ***Policy***, the ***Insurers*** shall have no liability to make payment for any ***Loss*** under this ***Policy*** until the ***Underlying Limit*** has been completely eroded by amounts which the Insured or insurers of any Side A/Difference in Conditions **Policy** or insurers of the ***Underlying Policy(ies) shall have paid the Underlying Limit.***

2. Definitions

Wherever the following words and phrases appear in bold and italics in this ***Policy*** they shall have the meanings given to them below:

"***Claim***" or "***Circumstance***" shall mean "claim", "circumstance" or any other term by which the ***Primary Policy*** identifies matters potentially giving rise to payments thereunder in respect of ***Loss***.

"***Insured***" shall mean those persons and organisations identified at Item 1 of the ***Schedule*** and all other persons and organisations as are insured or otherwise entitled to indemnity under the ***Primary Policy***.

"***Insurers***" shall mean the insurers of this ***Policy*** identified at Item 2 of the ***Schedule***.

"***Limit of Liability***" shall mean the sum(s) shown at Item 4 of the ***Schedule*** being the maximum sum(s) the ***Insurers*** are liable to pay under this ***Policy*** for all ***Loss***, subject to any reinstatement of limit expressly provided for at Item 4 of the Schedule. For the avoidance of doubt, there shall be no reinstatement of the ***Limit of Liability*** unless expressly provided for at Item 4, notwithstanding that the ***Primary Policy*** may provide for one or more reinstatements.

"***Loss***" shall mean all and any amounts for which ***Insurers*** are liable to the ***Insured*** pursuant to the terms and conditions of this ***Policy*** and, for the avoidance of doubt and subject only to the operation of any express terms hereof in accordance with clause 1.1 above, this ***Policy*** shall be liable to pay as

Loss all losses, costs, liabilities or damages and other expenses of the ***Insured*** as are covered by the ***Primary Policy*** of whatever nature and howsoever described by the ***Primary Policy***. However, and notwithstanding any provision to the contrary in the ***Primary Policy***, the liability of the ***Insurers*** of this ***Policy*** to the ***Insured*** for costs and expenses of any kind whatsoever shall be part of, and not in addition to, the ***Limit of Liability***.

"***Period of Insurance***" shall mean the period set out at Item 3 of the ***Schedule***.

"***Policy***" shall mean this insurance contract which includes any endorsements and schedules hereto.

"***Premium***" shall mean the sum shown at Item 6 of the ***Schedule***.

"***Primary Limits***" shall mean the limits of liability of the ***Primary Policy*** applicable to any loss or liability (as applicable) as set out in Item 5(a) of the ***Schedule***.

"***Primary Policy***" shall mean the policy identified at Item 5(a) of the ***Schedule*** or any policy(ies) issued in substitution thereof.

"***Relevant Provision***" shall mean any provision of an ***Underlying Policy*** which reduces the limit of liability of the ***Underlying Policy*** automatically by reference to the amount paid or payable under another policy of insurance, or by reference to the limit of liability under another policy of insurance. For the avoidance of doubt, a provision which provides that an ***Underlying Policy*** shall pay only the amount by which any loss or liability (as applicable) exceeds the amount paid or payable under any other policy or policies, or which allows the insurer credit for the value of other insurance or indemnification, or which requires the ***Insured*** to pursue such insurance or indemnification prior to claiming under the ***Underlying Policy*** (such as an "other insurance" or "non-contribution" or other similar provision), shall not be a ***Relevant Provision***.

"***Schedule***" shall mean the schedule to this ***Policy***.

"***Sublimit(s)***" shall mean any limit or limits of insurers' liability in the ***Primary Policy*** imposed in respect of a particular category of loss or liability (as applicable) and which specifies that the maximum liability of the insurer shall be less than the otherwise generally applicable limit of liability of the ***Primary Policy***.

"***Underlying Limit***" shall mean the cumulative total of the limits of liability of the insurer(s) of the ***Underlying Policy(ies)*** applicable to any loss or liability (as applicable) as set out in Item 5 of the ***Schedule***.

"***Underlying Policy(ies)***" shall mean the policies listed at Item 5 of the ***Schedule***.

3. Maintenance of the Underlying Policy(ies)

The ***Primary Policy***, or any policies issued in substitution thereof, shall be maintained in full force and effect during the ***Period of Insurance*** save to the extent that it is eroded. This obligation shall cease to apply in the event that the ***Primary Policy*** is completely eroded. Clause 1.3 hereof shall apply for the purposes of determining whether and to what extent erosion has occurred. Where an ***Underlying Policy*** other than the ***Primary Policy*** does not continue in full force and effect (other than by reason of erosion) such policy shall be deemed for all purposes of this ***Policy*** to have been maintained. The ***Primary Policy*** shall be deemed maintained if it is replaced by the operation of clause 4 hereof.

4. Step-Down of Cover

Subject always to the ***Limit of Liability***:

4.1 In the event of the reduction of the amount of indemnity available under any ***Underlying Policy*** by reason of partial erosion of the ***Underlying Limit*** (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply) this ***Policy*** shall, subject to the ***Limit of Liability*** and to the other terms, conditions and limitations of this ***Policy***, continue to be available to pay that proportion of ***Loss*** which exceeds the amount of indemnity remaining under the ***Underlying Policy(ies)***.

4.2 In the event of there being no indemnity available under the ***Underlying Policy(ies)*** by reason of the complete erosion of the ***Underlying Limit*** (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply), the remaining limits available under this ***Policy*** shall, subject to the ***Limit of Liability*** and to the other terms, conditions and limitations of this ***Policy***, continue for subsequent ***Loss*** as primary insurance and, in that event, any retention, excess or deductible and the remainder of any ***Sublimit*** specified in the ***Primary Policy*** shall apply under this ***Policy*** in respect of ***Loss***.

5. Notification

Any notification to the ***Primary Policy*** of a ***Claim*** or ***Circumstance*** which is required to be given in accordance with the terms and conditions of the ***Primary Policy*** shall also be given to the ***Insurers*** in writing.

6. Claims Participation

6.1 The ***Insurers*** shall have no liability to pay costs and expenses incurred by or on behalf of the ***Insured*** unless their consent to the incurring of such costs and expenses has first been obtained, such consent not to be unreasonably delayed or withheld.

6.2 No settlement of a claim brought by a third party shall be effected by or on behalf of the ***Insured*** for such a sum as will require payment by ***Insurers*** under this ***Policy*** unless the consent of the ***Insurers*** has first been obtained, such consent not to be unreasonably delayed or withheld.

7. Cancellation and Termination

This ***Policy*** may be terminated or cancelled or shall become automatically terminated or cancelled in the same manner and on the same basis or bases as the ***Primary Policy***. However, breach by the ***Insured*** of any obligation to pay premium in respect of the ***Primary Policy*** or in respect of any other of the ***Underlying Policy(ies)*** shall not entitle the ***Insurers*** to terminate or cancel this ***Policy***.

8. Recoveries

Where, following payment of ***Loss*** by ***Insurers***, recovery is effected, then such recovery, net of the expenses of its being effected, shall be distributed in the following order to the following parties:

(i) to the ***Insured*** or, to such extent, if any, as appropriate, to any insurer of a policy applying excess of this ***Policy***, but only to the extent (if any) by which such loss or liability (as

applicable) exceeded the sum of the excess, deductible or retention of the ***Primary Policy***, the ***Underlying Limit*** and the amount paid hereunder; and,

(ii) if any balance remains following the application of (i) above, to the ***Insurers*** to the extent of the amount(s) paid by them hereunder in respect of ***Loss***; and,

(iii) if any balance remains following the application of (i) and (ii) above, to those, if any, entitled pursuant to the operation of the ***Underlying Policies*** to such extent, if any, of the entitlements conferred thereunder; and

For the avoidance of doubt, nothing in this ***Policy*** shall be construed as limiting or delaying the ***Insured's*** right to payment of any ***Loss*** hereunder until such time as it has effected any recovery.

9. Alteration

No material amendment to the terms of the ***Primary Policy*** shall apply in respect of this ***Policy*** unless and until agreed in writing by the ***Insurers***.

10. Reporting Period

Where the terms of the ***Primary Policy*** provide:

(i) the ***Insured*** with a period of time immediately following the policy period of the ***Primary Policy*** during which notice may be given to the insurers of the ***Primary Policy*** of any ***Claims*** or ***Circumstances***; and/or,

(ii) the right to purchase such a period,

then the ***Insured*** shall have the same period and/or right under this ***Policy*** in the same manner and on the same terms as those provided for in the ***Primary Policy*** except in relation to the premium payable (if any). The premium (if any) payable in respect of any such period available hereunder is set out in Item 9 of the ***Schedule***.

11. Governing Law and Jurisdiction

This insurance shall be governed by and construed in accordance with the laws of the State of Massachusetts and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the courts of United States of America as per NMA 1998 Service of Suit Clause United States of America. as attached.

12. Complaints

The ***Insurers*** aim to provide a high standard at all times but if the ***Insured*** is not satisfied with the service provided it should contact the following:

In respect of Lloyd's underwriters: the person(s) identified in Item 10(a) of the ***Schedule.***

In respect of ***Insurers*** other than Lloyd's underwriters, Willis Limited will provide on request details of the relevant persons.

In the event that the ***Insured*** remains dissatisfied it may be possible for the ***Insured's*** complaint to be referred to the Financial Ombudsman Service who may review the matter. The Financial Ombudsman Service address is:

Financial Ombudsman Service
South Quay Plaza
183 Marsh Wall
London E14 9SR
Telephone: 0845 0801800
Email: enquiries@financial-ombudsman.org.uk
Website: www.financial-ombudsman.org.uk

ENDORSEMENT No 1

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

a) ceases underwriting; or
b) is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or
c) has its authority to carry on insurance business withdrawn,
d) has its financial strength rating reduced by A.M.Best's, Standard & Poor's or equivalent rating agency to less than A-.

the Insured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk. In the event there are any notified, reserved or paid losses or circumstances, premium shall be deemed fully earned. Any return of premium shall also be subject to a written full release of liability from the Insured.

NMA2975 (amended)
30/05/03

ENDORSEMENT No 2

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

U.S. TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED NEW & RENEWAL BUSINESS ENDORSEMENT

This Endorsement is issued in accordance with the terms and conditions of the "U.S. Terrorism Risk Insurance Act of 2002" as amended as summarized in the disclosure notice.

In consideration of an additional premium of USD 222.65 paid, it is hereby noted and agreed with effect from inception that the Terrorism exclusion to which this Insurance is subject, shall not apply to any "insured loss" directly resulting from any "act of terrorism" as defined in the "U.S. Terrorism Risk Insurance Act of 2002", as amended ("TRIA").

The coverage afforded by this Endorsement is only in respect of any "insured loss" of the type insured by this Insurance directly resulting from an "act of terrorism" as defined in TRIA. The coverage provided by this Endorsement shall expire at 12:00 midnight 31 December 2014, the date on which the TRIA Program is scheduled to terminate, or the expiry date of the policy whichever occurs first, and shall not cover any losses or events which arise after the earlier of these dates. The Terrorism exclusion, to which this Insurance is subject, applies in full force and effect to any other losses and any act or events that are not included in said definition of "act of terrorism".

This Endorsement only affects the Terrorism exclusion to which this Insurance is subject. All other terms, conditions, insured coverage and exclusions of this Insurance including applicable limits and deductibles remain unchanged and apply in full force and effect to the coverage provided by this Insurance.

Furthermore the Underwriter(s) will not be liable for any amounts for which they are not responsible under the terms of TRIA (including subsequent action of Congress pursuant to the Act) due to the application of any clause which results in a cap on the Underwriter's liability for payment for terrorism losses.

21/12/2007
LMA5091
Form approved by Lloyd's Market Association

ENDORSEMENT No 3

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

WAR AND TERRORISM EXCLUSION ENDORSEMENT

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

(1) war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or

(2) any act of terrorism.
For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to (1) and/or (2) above.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

NMA2918 (amended)
08/10/2001

ENDORSEMENT No 4

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

PREMIUM PAYMENT CLAUSE

Notwithstanding any provision to the contrary within this contract or any endorsement hereto, in respect of non payment of premium only the following clause will apply.

The (Re)Insured undertakes that premium will be paid in full to (Re)Insurers by 30 August 2014.

If the premium due under this contract has not been so paid to (Re)Insurers by 30 August 2014 (Re)Insurers shall have the right to cancel this contract by notifying the (Re)Insured via the broker in writing. In the event of cancellation, premium is due to (Re)Insurers on a pro rata basis for the period that (Re)Insurers are on risk but the full contract premium shall be payable to (Re)Insurers in the event of a loss or occurrence prior to the date of termination which gives rise to a valid claim under this contract.

It is agreed that (Re)Insurers shall give not less than 15 days prior notice of cancellation to the (Re)Insured via the broker. If premium due is paid in full to (Re)Insurers before the notice period expires, notice of cancellation shall automatically be revoked. If not, the contract shall automatically terminate at the end of the notice period.

If any provision of this clause is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this clause which will remain in full force and effect.

30/09/08
LSW3001

WILLIS ADDENDUM TO PREMIUM PAYMENT CLAUSE LSW 3001

Notice of Cancellation in writing for the purposes of the Premium Payment Clause (LSW3001) shall be notice in writing to the Group's Compliance Officer at the Willis Building, 51 Lime Street, London EC3M 7DQ, and delivered by registered post or received and acknowledged personally by the Compliance Officer. The notice will only be accepted if the risk is properly identified, and includes at least the name of the Insured, the Willis slip reference number, the class of business and any other information which will enable the risk to be clearly identified. Further, for the avoidance of doubt, a notice of cancellation sent by e-mail to the Company shall not constitute notice in writing for the purposes of the application of the Premium Payment Clause (LSW3001).

ENDORSEMENT No 5

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE-LIABILITY-DIRECT (BROAD)

For attachment to insurances of the following classifications in the U.S.A., its Territories and Possessions, Puerto Rico and the Canal Zone:-

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability

(including Massachusetts Motor Vehicle or Garage Liability), not being insurances of the classifications to which the Nuclear Incident Exclusion Clause-Liability-Direct (Limited) applies.

This policy* does not apply:-

I. Under any Liability Coverage, to injury, sickness, disease, death or destruction

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, to expenses incurred with respect of bodily injury, sickness, disease or death resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III. Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from the hazardous properties of nuclear material, if

(a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c) the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

IV. As used in this endorsement:

"hazardous properties" include radioactive, toxic or explosive properties; **"nuclear material"** means source material, special nuclear material or byproduct material; **"source material"**, **"special nuclear material"**, and **"byproduct material"** have the meanings given them in the Atomic Energy Act 1954 or in any law amendatory thereof; **"spent fuel"** means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; **"waste"** means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; **"nuclear facility"** means

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; **"nuclear reactor"** means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material. With respect to injury to or destruction of property, the word **"injury"** or **"destruction"** includes all forms of radioactive contamination of property.

It is understood and agreed that, except as specifically provided in the foregoing to the contrary, this clause is subject to the terms, exclusions, conditions and limitations of the Policy to which it is attached.

NOTE: - As respects policies which afford liability coverages and other forms of coverage in addition, the words underlined should be amended to designate the liability coverage to which this clause is to apply.

17/3/60
N.M.A. 1256

ENDORSEMENT No 6

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

U.S.A.

RADIOACTIVE CONTAMINATION EXCLUSION CLAUSE -LIABILITY-DIRECT

(Approved by Lloyd's Underwriters' Non-Marine Association)

For attachment (in addition to the appropriate Nuclear Incident Exclusion Clause - Liability -Direct) to liability insurances affording worldwide coverage.

In relation to liability arising outside the United States of America., its Territories or Possessions, Puerto Rico or the Canal Zone, this Policy does not cover any liability of whatsoever nature directly or indirectly caused by or contributed to by or arising from ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel.

13/2/64
N.M.A. 1477

All other terms, conditions and limitations of this Policy shall remain unchanged.

ENDORSEMENT No 7

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Assured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Mendes & Mount LLP, 750 Seventh Avenue, New York New York 10019-6829, United States of America and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Assured (or Reinsured) to give a written undertaking to the Assured (or Reinsured) that they will enter a general appearance upon Underwriters' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Assured (or Reinsured) or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

N.M.A. 1998 (24/4/86)

All other terms, conditions and limitations of this Policy shall remain unchanged.

ENDORSEMENT No 8

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

This policy contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Funds Professional Policy.

ENDORSEMENT No 9

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113012P14

SANCTIONS CLAUSE

No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the (re)insurer or its' parent, to any sanction, prohibition or restriction implemented pursuant to resolutions of the United Nations or the trade and economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

Memoranda attaching to and forming part of Policy No. B080113012P14

Memorandum No.1

NMA LINES CLAUSE

This Insurance, being signed for 100% of 100% insures only that proportion of any loss, whether total or partial, including but not limited to that proportion of associated expenses, if any, to the extent and in the manner provided in this Insurance.

The percentages signed in the Table are percentages of 100% of the amount(s) of Insurance stated herein.

NMA 2419

Memorandum No.2

Any fraudulent claims clause contained within the Policy Wording shall override any fraudulent claims clause appearing on the Policy Jacket or its Schedule. In which case, any fraudulent claims clause appearing on such Policy Jacket or its Schedule is deleted.

Memorandum No.3

This contract shall be governed by, and construed in accordance with, the laws of the State of Massachusetts of the United States of America as more fully set out in the contract wording.

Any dispute between the parties over the terms of this contract shall be submitted to the exclusive jurisdiction of the Courts of the United States of America as more fully set out in the NMA 1998 (24/4/86) Service of Suit Clause (U.S.A.) herein.

The language used for Contract interpretation shall be English as set out in the policy wording.

Memorandum No.4

Nothing in this contract shall be a condition precedent or warranty unless it is expressly stated to be one in this contract.

Memorandum No.5

Where any date on which the Premium is due to be paid falls on a weekend or Public Holiday, presentation to Insurers or their agents on the next working day will be deemed to comply with the relevant premium payment requirement. For the purposes of this clause, Public Holiday shall mean any public or statutory holiday in any territory through which the Premium must pass between the Insured and Insurers or their agents.

Memorandum No.6

This contract is subject to US State Surplus Lines requirements. It is the responsibility of the Surplus Lines Broker to affix a Surplus Lines Notice to the contract document before it is provided to the insured. In the event that the Surplus Lines Notice is not affixed to the contract document the insured should contact the Surplus Lines broker.

Memorandum No.7

TERRITORIAL LIMITS: As per Primary Contract Wording

All other terms and conditions remain unaltered

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE	61784 15/07/2014	**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
83.33	1274	300563800014
TOTAL LINE	**No. OF SYNDICATES**	
83.33	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 1274

RISK CODE: BB

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE	61786 15/07/2014	**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
16.67	2488	AKFH6ELL5002
TOTAL LINE	**No. OF SYNDICATES**	
16.67	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 2488

RISK CODE: BB

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE	61787 15/07/2014	**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
83.33	1274	300563800014
TOTAL LINE	**No. OF SYNDICATES**	
83.33	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 1274

RISK CODE: 7T

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE 61789 15/07/2014 **BROKER NUMBER** 0801

PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
16.67	2488	AKFT6ELL5002
TOTAL LINE	**No. OF SYNDICATES**	
16.67	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 2488

RISK CODE: 7T

LLOYD'S

One Lime Street London EC3M 7HA

FREEDOM SPECIALTY
INSURANCE COMPANY®

7 WORLD TRADE CENTER • 250 GREENWICH STREET • 37TH FLOOR • NEW YORK, NY 10007
p:212-329-6900 f:212-329-6918 tf:888-800-0147 • www.freedomspecialtyins.com

March 4, 2015

Mary Coughlin
Willis of Massachusetts Inc
3 Copley Pl Ste 300100 Huntington Ave
Boston, MA 02116-6516

RE: **Insured Name: Fidelity Fixed Income & Asset Allocation Funds (Bond)**

Policy Number: XMF1400062 (the "Policy")

Limit/Layer: $10,000,000 Part $50,000,000 Excess of $100,000,000

Dear Mary,

Freedom Specialty is pleased to provide you with the enclosed Fidelity Fixed Income & Asset Allocation Funds (Bond) Policy, with effective dates 07/01/2014 to 07/01/2015, issued by Freedom Specialty Insurance Company (the "Company") to the above captioned insured.

As requested, the Policy has been issued despite the fact that Freedom Specialty has not received all of the Underlying Excess policy(ies)/endorsements.

As you are aware, the binder for this Policy may contain a subjectivity(ies) regarding receipt, review and acceptance of complete copies of the binders for all of the Underlying Excess policies, as well as complete copies of all of the policies themselves. Please forward complete copies of all of the policies to my attention as soon as possible.

The Company fully reserves its rights to amend the Policy in the event that any inconsistencies exist between the binders related to the policies and the policies when issued. In addition, by issuing the Policy, the Company does not waive any rights or defenses it may have in connection with the Policy, nor is it stopped from asserting all or any defenses that may be available to it with regard to the Policy.

If you have any questions or concerns, please do not hesitate to contact me.

Sincerely,

Nicole Young
Underwriting Manager

Enclosures

FREEDOM SPECIALTY
INSURANCE COMPANY®

Home Office:
One Nationwide Plaza • Columbus, Ohio 43215
Administrative Office:
8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675
A STOCK COMPANY

In Witness Whereof, the Company has caused this policy to be executed and attested.

Secretary

President

The information contained herein replaces any similar information contained elsewhere in the policy.

FREEDOM SPECIALTY
INSURANCE COMPANY®
A STOCK COMPANY

Home Office: One Nationwide Plaza • Columbus, Ohio 43215
Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675

EXCESS INSURANCE POLICY

DEPENDING UPON THE TERMS OF THE FOLLOWED POLICY, THIS POLICY MAY APPLY ONLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD, IF APPLICABLE, AND THE LIMIT OF LIABILITY MAY BE REDUCED BY PAYMENT OF DEFENSE COSTS. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

Item 1. **Named Insured &** Mailing Address
FIDELITY FIXED INCOME & ASSET ALLOCATION FUNDS (BOND) C/O FMR LLC
82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

Policy No.: XMF1400062
Agent No.: 20408
Renewal No.: XMF1300062

Item 2. Aggregate Limit of Liability (maximum amount payable by the **Insurer** under this Policy): $ 10,000,000 PART OF 50,000,000

Item 3. **Policy Period:**
07/01/2014 to 07/01/2015 12:01 A.M. local time at **Named Insured's** Mailing Address

Item 4. Schedule of **Underlying Policies:**

"Followed Policy" means the policy or coverage section identified below in the Schedule of **Underlying Policies**, as constituted at its inception (unless the **Insurer** consents to any change thereto by written endorsement to this Policy).

Followed Policy	Underlying Insurer	Underlying Policy	Limit of Liability	Policy Period
☒	NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA DEDUCTIBLE/RETENTION: $400,000	01-329-88-97	$15,000,000	07/01/2014-07/01/2015
	SEE FORM UTF-358 (12-07) FOR COMPLETE SCJEDULE OF UNDERLYING POLICIES			

"Underlying Limits" means the following amount: $ 100,000,000

"Underlying Policies" means all policies or coverage sections of policies identified in the above Schedule of **Underlying Policies**, as constituted at their inception (unless the **Insurer** consents to any change thereto by written endorsement to this Policy). **"Underlying Insurer"** means any insurer identified in the above Schedule of **Underlying Policies** as issuing an **Underlying Policy.**

Item 5. **Premium:** $ 34,625 **Terrorism Premium:** $ INCLUDED @ $0 **Total Premium:** $ 34,625

Item 6. Pending and Prior Litigation Date (in accordance with **Followed Policy,** but date may differ): N/A
Continuity Date (in accordance with **Followed Policy,** but date may differ): ____________

Item 7. Endorsements Effective at Inception:
SEE SCHEDULE OF FORMS AND ENDORSEMENTS

Item 8. Notices to **Insurer:**

Notice of Claims to:

Freedom Specialty Insurance Company
Attention: Claims Manager
7 World Trade Center, 37th Floor
250 Greenwich Street
New York, NY 10007
fsreportaclaim@freedomspecialtyins.com

Other Notices to:

Freedom Specialty Insurance Company
Attention: Claims Manager
7 World Trade Center, 37th Floor
250 Greenwich Street
New York, NY 10007
fsreportaclaim@freedomspecialtyins.com

These Declarations, together with the application (as defined in the **Followed Policy**) and any information submitted therewith, the Policy, and any written endorsement(s) attached thereto, shall constitute the contract between the **Insureds** and the **Insurer.**

FREEDOM SPECIALTY
INSURANCE COMPANY®

SCHEDULE OF FORMS AND ENDORSEMENTS

Policy No. XMF1400062 Effective Date: 07/01/2014
12:01 A.M., Standard Time

Named Insured FIDELITY FIXED INCOME & ASSET ALLOCATION Agent No. 20408

UTF-COVPG 12-09	Cover Page
XMF-D-2 7-10	Excess Insurance Policy Declarations
UTF-SP-2 6-11	Schedule Of Forms and Endorsements
EXCESS LIABILITY FORMS	
XMF-P-2 7-10	Excess Liability Policy
UTF-358 12-07	Schedule Of Underlying Policies
XMF-181 10-11	Reduction Or Exhaustion Of Underlying Limits

ADDITIONAL FORMS

UTF-3g 3-92	Quota Share Endorsement
UTF-3g 3-92	Amend Section IV. A
UTF-3g 3-92	Amend Section IV.

FREEDOM SPECIALTY
INSURANCE COMPANY®
A Stock Insurance Company, herein called the **Insurer**

EXCESS INSURANCE POLICY

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED AND MAY BE EXHAUSTED BY PAYMENT OF DEFENSE COSTS.

In consideration of the payment of the premium and in reliance upon the application (as defined in the **Followed Policy**) and any information submitted therewith, and subject to the Declarations and terms and conditions of this Policy, the persons and entities entitled to coverage under the **Followed Policy** (the "**Insureds**") and the **Insurer** agree as follows:

I. INSURING AGREEMENT

The **Insurer** shall provide insurance coverage excess of the **Underlying Limits** in accordance with the same terms, definitions, conditions, exclusions and limitations as are contained in the **Followed Policy,** except with respect to the premium, the limit of liability and as otherwise provided herein.

II. DEFINITIONS

A. "**DIC Insurer**" means any insurer which wrote a difference-in-conditions policy excess of this Policy that drops down to pay any amount due under the **Underlying Policies** pursuant to the difference-in-conditions provisions of such policy; provided, however, any such policy issued by such insurer shall not be considered one of the **Underlying Policies.**

B. "**Financial Insolvency**" means the status of any **Underlying Insurer** being subject to the appointment, by any state, federal or foreign official, agency or court, of any receiver, conservator, liquidator, trustee, rehabilitator or similar official to take control of, supervise, manage or liquidate such **Underlying Insurer.**

III. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A. The **Insurer** shall not provide any coverage under this Policy until the full amount of the **Underlying Limits** has been exhausted through payments by, on behalf of or in the place of the **Underlying Insurers** of amounts covered under the terms of the **Underlying Policies** by any or all of the following:

(1) the **Underlying Insurers** under the **Underlying Policies;**

(2) the **Insured;** or

(3) a **DIC Insurer,** in the event the difference-in-conditions policy written by such **DIC Insurer** drops down to pay any amount due under the **Underlying Policies.**

B. In the event that the **Underlying Limits** are partially reduced by reason of actual payments as described in Section **III.A.** above, then subject to the Limit of Liability this Policy shall continue to apply as excess over the reduced **Underlying Limits.**

C. In the event that the **Underlying Limits** are wholly exhausted by reason of actual payments as described in Section **III.A.** above (and the full amount of any applicable deductible or uninsured retention has been paid under the **Followed Policy** by the **Insured** or others), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance in accordance with the

terms, definitions, conditions, exclusions and limitations of the **Followed Policy** and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the **Followed Policy.**

D. This Policy shall only pay in the event of the reduction or exhaustion of the **Underlying Limits** by reason of actual payments as described in Section **III.A.** above and shall not drop down for any other reason, including but not limited to the existence of any sub-limit in any **Underlying Policy;** provided, however, this Policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sub-limit.

E. The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Insurer** does not in any way insure or assume such risk.

IV. CONDITIONS OF COVERAGE

A. As a condition precedent to this Policy's coverage, in the event of the **Financial Insolvency** of any of the **Underlying Policies** or the reduction or exhaustion of any of the **Underlying Policies,** the **Insureds** shall notify the **Insurer** in writing as soon as practicable thereafter, with full particulars.

B. If during the **Policy Period** or any discovery or extended reporting period, any terms, definitions, conditions, exclusions and limitations of the **Followed Policy** are changed, this Policy shall not be subject to such change unless the **Insurer** consents by written endorsement to this Policy.

FREEDOM SPECIALTY
INSURANCE COMPANY®

SCHEDULE OF UNDERLYING POLICIES

Policy No. XMF1400062 Effective Date: 07/01/2014
12:01 A.M., Standard Time

Named Insured FIDELITY FIXED INCOME & ASSET ALLOCATION Agent No. 20408

Issuing Insurer	Policy Number	Limits of Liability	Attachment
1ST EXCESS: WESTCHESTER FIRE INSURANCE COMPANY	DOX G21661612 009	$10,000,000	$15,000,000
2ND EXCESS: EVEREST NATIONAL INSURANCE COMPANY	FL5FD00012-141	$10,000,000	$25,000,000
3RD EXCESS: ICI MUTUAL INSURANCE COMPANY, RRG	87153314B	$15,000,000	$35,000,000
4TH EXCESS: ALLIED WORLD INSURANCE COMPANY LTD.	C014840/004	$15,000,000	$50,000,000
5TH EXCESS: ST. PAUL MERCURY INSURANCE COMPANY	15P29308-14	$10,000,000	$65,000,000
6TH EXCESS: CONTINENTAL INSURANCE COMPANY	287042220	$10,000,000	$75,000,000
7TH EXCESS: AXIS INSURANCE COMPANY	MNN727586/01/2014	$ 5,000,000 PART OF $15,000,000	$85,000,000
STARR INDEMNITY & LIABILITY COMPANY	SISIXFL21025314	$10,000,000 PART OF $15,000,000	

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 1

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400062	07/01/2014	FIDELITY FIXED INCOME & ASSET ALLOCATION	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS POLICY - AMEND III.A. - REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

In consideration of the premium it is hereby understood and agreed:

Section III.A. is deleted in its entirety and replaced with the following:

A. The **Insurer** shall not provide any coverage under this Policy until the full amount of the **Underlying Limits** has been exhausted through payments by, on behalf of or in the place of the **Underlying Insurers** of amounts covered under the terms of the **Underlying Policies** by any or all of the following:

(1) the **Underlying Insurers** under the **Underlying Policies;**

(2) the **Insured,** including payments made on behalf of the **Insured;** or

(3) a **DIC Insurer,** in the event the difference-in-conditions policy written by such **DIC Insurer** drops down to pay any amount due under the **Underlying Policies;** or

(4) any third party.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE | DATE

A Nationwide® Company
XMF-181 (10-11)

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 2

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400062	07/01/2014	FIDELITY FIXED INCOME & ASSETT ALLOCATION FUNDS (BOND)	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS POLICY—QUOTA SHARE ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that:

1. This Policy is part of a quota share participation arrangement between the Participating Insurers and the **Insured** (the "Program") which provides a $50,000,000 **Limit of Liability** excess of the **Underlying Limits** and consists of the following:

Participating Insurer	Participating Insurer's Policy Number	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
FREEDOM SPECIALTY INSURANCE COMPANY	XMF1400062	$10,000,000	20%
CHARTIS EXCESS LTD.	033089946	$ 6,000,000	12%
CATLIN SPECIALTY INSURANCE COMPANY	XSPQ-686641-0714	$ 5,000,000	10%
FEDERAL INSURANCE COMPANY	81906762	$ 5,000,000	10%
TWIN CITY FIRE INSURANCE CO	00 FI 0252157-14	$10,000,000	20%
HOUSTON CASUALTY COMPANY	24-MG-14-A12015	$ 8,000,000	16%
LONDON	B080113012P14	$ 6,000,000	12%

2. Each Participating Insurer shall be liable only for its own percentage of each covered loss, subject to its own **Limit of Liability.**

3. Each Participating Insurer shall:

   A. receive notice of any claim submitted for coverage under the Program;

   B. make its own determination of whether loss is covered under the Program; and

   C. elect whether to participate in the investigation, settlement or defense of any claim.

4. The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability of any Participating Insurer to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurer. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

All other terms and conditions of this Policy remain unchanged.

__________________________ / _______________
AUTHORIZED REPRESENTATIVE DATE

A Nationwide® Company

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 3

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400062	07/01/2014	FIDELITY FIXED INCOME & ASSETT ALLOCATION FUNDS (BOND)	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND SECTION IV. A - CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

It is agreed that:

Section IV: CONDITIONS OF COVERAGE, A. of this Policy is deleted and replaced by the following:

A. In the event of the **Financial Insolvency** of any of the **Underlying Policies** or the reduction or exhaustion of any of the **Underlying Policies,** the **Insureds** shall notify the **Insurer** in writing as soon as practicable thereafter, with full particulars.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE / DATE

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 4

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400062	07/01/2014	FIDELITY FIXED INCOME & ALLOCATION ASSETT FUNDS (BOND)	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND SECTION IV. - CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

It is agreed that:

Section IV: CONDITIONS OF COVERAGE, of this Policy is amended by adding the following:

C. In the event the a dispute arises between the **Insured** and the **Insurers** of this Policy in relation to matters that are also the subject of a dispute with an **Underlying Insurer**, then at the **Insured's** election, those disputes shall be heard together in the same court or arbitration proceedings.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE / DATE

A Nationwide® Company

THE HARTFORD
UNIVERSAL EXCESS℠ SIMPLIFIED
DECLARATIONS

THE HARTFORD

Policy Number 08 FI 0252157-14

TWIN CITY FIRE INSURANCE CO.
ONE COLLEGE PARK, INDIANAPOLIS, IN
a stock insurance company, herein called the Underwriter

Producer Code, Name & Address
80347
WILLIS OF MASSACHUSETTS INC
THREE COPLEY PLACE SUITE 300
BOSTON, MA 02116

NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

ITEM A. Name of Insured and Address:
FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS
C/O FMR LLC
82 DEVONSHIRE STREET
MAILZONE F3D
BOSTON, MA 02109

ITEM B. Policy Period: From 12:01 a.m. on 7/01/14 To 12:01 a.m. on 7/01/15
(Standard Time at the address stated in Item A)

ITEM C. LIMIT OF LIABILITY: $ SEE FORM # US00H07501 Aggregate each Policy Period

ITEM D. SCHEDULE OF UNDERLYING INSURANCE:

(1) Primary Policy:

Company: SEE FORM # US00H07501

Policy Number:

Limit of Liability: $

(2) Underlying Excess Policy(ies): SEE FORM # US00H07501

ITEM E. ADDRESS FOR CLAIMS-RELATED NOTICES:
The Hartford - Financial Products Claims Dept.
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPClaims@thehartford.com
via fax: 917-464-6000

ITEM F. ADDRESS FOR ALL OTHER NOTICES:
The Hartford
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPExpress@thehartford.com
via fax: 866-586-4550

ITEM G. EXTENDED REPORTING PERIOD:

(1) Additional Premium:

(2) Additional Period:

ITEM H. PREMIUM: $ 34,625.00

Thomas C. Tucker
Authorized Representative

03/05/15
Date

© 2008, The Hartford

ENDORSEMENT

This endorsement, effective on 7/01/14 at 12:01 A.M. standard time, forms a part of

Policy No. 08 FI 0252157-14 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

André A. Napoli, President

SCHEDULE OF FORMS AND ENDORSEMENTS

	RN00N02600	05/93	IN WITNESS PAGE
1	US00H07501	09/09	EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT
2	HG00H00901	07/08	AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT
3	US00H02600	07/08	EXCESS ABSOLUTE TIE-IN ENDORSEMENT
4	US00H04000	07/08	EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT
5	US00H07200	07/08	EXCESS FIDELITY ENDORSEMENT
6	US00H07300	07/08	EXCESS FIDELITY - AGGREGATE LIMIT OF INSURANCE
	HR00H09300	02/07	PRODUCER COMPENSATION NOTICE

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

In consideration of the payment of the Premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, the Underwriters and the Insured(s) agree as follows:

I. INSURING AGREEMENT – FOLLOW FORM COVERAGE

This policy shall provide coverage in excess of the total limits of liability and any retention/deductible of the Underlying Insurance. Coverage shall follow form to the same terms, conditions, and limitations as are contained in the Primary Policy or any Underlying Excess Policy(ies) as of the inception of this policy, except as otherwise provided herein. In no event shall this policy grant broader coverage than is provided by either the Primary Policy or any one of the Underlying Excess Policy(ies).

II. UNDERLYING INSURANCE

A. *EXHAUSTION OR REDUCTION*: It is expressly agreed that liability for any Loss shall attach to the Underwriters only after either: (i) the insurer(s) of the Primary Policy and Underlying Excess Policy(ies) shall have paid the full amount of their respective liability for such Loss; or (ii) the Insured(s) shall have paid, in the applicable legal currency, any portion of such Loss that, together with any payments by such insurer(s) above, equals the limits of liability of the Underlying Insurance. The Underwriters shall then be liable to pay additional amounts of Loss up to the Limit of Liability. In the event such payments described above exhaust the Underlying Insurance but not this policy, then this policy shall continue as primary insurance, subject to its terms, conditions and limitations, and shall apply a retention/deductible as set forth in the Primary Policy to any subsequent Claim. In the event such payments described above only reduce the Underlying Insurance, then this policy shall continue as excess of the reduced Underlying Insurance. In no way shall any payments by the Insured(s) constitute a waiver of any terms, conditions or limitations of the Underlying Insurance or of this policy.

B. *SUB-LIMITS*: If the Primary Policy provides coverage that is subject to a sub-limit of liability, then this policy shall not apply to any Claim that is subject to such sub-limit. However, any such coverage shall be recognized solely for the purposes of reducing or exhausting the Underlying Insurance.

C. *MAINTENANCE*: The Insured(s) agree that the Underlying Insurance shall be maintained in full effect while this policy is in force. If the Insured(s) fail to do so, the Underwriters shall only be liable to the extent it would have been liable had the Insured(s) maintained such insurance and the Insured(s) shall be self-insured for the amount of the Underlying Insurance which is not maintained.

III. PARTICIPATION, COOPERATION, NOTICE AND CANCELLATION

The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any Claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall give the Underwriters all information and cooperation as the Underwriters may reasonably require. All notices shall be given to the Underwriters at the applicable address set forth in either Item E. or Item F. of the Declarations and in accordance with all appropriate notice provisions of the Underlying Insurance. This policy may only be cancelled in accordance with the appropriate cancellation provisions of the Underlying Insurance.

IV. DEFINITIONS

1. Insured(s) shall mean those individuals and/or entities insured under the Underlying Insurance.
2. Primary Policy means the policy in Item D.(1) of the Declarations.
3. Underlying Excess Policy(ies) means the policy(ies) in Item D.(2) of the Declarations.
4. Underlying Insurance means all those policies in Item D. of the Declarations.
5. Underwriters, Premium, Policy Period and Limit of Liability shall have the meanings set forth in the Declarations.
6. All other capitalized terms shall have the meanings set forth in the Underlying Insurance.

V. EXTENDED REPORTING PERIOD

If the Insured(s) elect and are granted an extended reporting period under all of the Underlying Insurance, then the Insured(s), by meeting the following requirements, may also elect an extended reporting period under this policy. The requirements of this policy are: (i) satisfying the same conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G.(1) of the Declarations. Such extended reporting period shall be for the period of time set forth in Item G.(2) of the Declarations.

THE HARTFORD

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

TWIN CITY FIRE INSURANCE COMPANY

HOME OFFICE - INDIANAPOLIS, INDIANA
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Lisa Levin, Secretary

Douglas Elliot, President

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 07/01/14 **forms part of policy number** 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

It is agreed that the **DECLARATIONS** is amended as follows:

ITEM C. LIMIT OF LIABILITY is deleted and replaced with the following:

ITEM C. LIMIT OF INSURANCE:

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Automated Phone Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000

© 2009, The Hartford

	Destruction of Data or Programs by Hackers	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $50,000,000 excess of $100,000,000

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

The Company's Limit of Insurance for each coverage for which an amount is inserted above shall be in excess of all Underlying Insurance shown in the Schedule of Underlying Insurance below plus any Deductible Amount shown as applicable to the Primary Coverage.

ITEM D. SCHEDULE OF UNDERLYING INSURANCE is deleted and replaced with the following:

ITEM D. SCHEDULE OF UNDERLYING INSURANCE

Primary Coverage

Carrier: National Union Fire Insurance Co. of Pittsburg, PA
Policy No.: 01-329-88-97

Coverage	Description	Limit of Insurance	Deductible
Insuring Agreement A	Fidelity	$15,000,000	$400,000 Each Loss
Insuring Agreement B	On Premises	$15,000,000	$400,000 Each Loss
Insuring Agreement C	In Transit	$15,000,000	$400,000 Each Loss
Insuring Agreement D	Forgery or Alteration	$15,000,000	$400,000 Each Loss
Insuring Agreement E	Securities	$15,000,000	$400,000 Each Loss
Insuring Agreement F	Counterfeit Currency	$15,000,000	$400,000 Each Loss
Insuring Agreement G	Uncollectible Items of Deposit	$5,000,000	$2,500 Each Loss
Insuring Agreement H	Audit Expense	$100,000	$2,500 Each Loss
Insuring Agreement I	Computer Systems	$15,000,000	$400,000 Each Loss
Insuring Agreement J	Customer Voice Initiated Transfer	$15,000,000	$400,000 Each Loss
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000	$400,000 Each Loss
	Stop Payment	$100,000	$2,500 Each Loss
	Unauthorized Signatures	$3,000,000	$25,000 Each Loss
	Claim Expense	$100,000	$25,000 Each Loss
	Facsimile Signature	$15,000,000	$400,000 Each Loss
	Automated Phone System	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Hacker	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Virus	$15,000,000	$400,000 Each Loss

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Other Underlying Coverage ☐ None ☒ See Schedule Below

Excess Layer

Carrier: ACE American Insurance Company
Policy No.: DOX G21661612 009

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $15,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $15,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $15,000,000

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $15,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $15,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $15,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $15,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $15,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $15,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $15,000,000
	Automated Phone Systems	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $15,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Everest National Insurance Company
Policy No.: FL5FD00012-141

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $25,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $25,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $25,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $25,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $25,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $25,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $25,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $25,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $25,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $25,000,000
	Automated Phone Systems	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $25,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: ICI Mutual Insurance Company
Policy No.: 87153314B

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $35,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $35,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $35,000,000

Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $35,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $35,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $35,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $35,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $35,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $35,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $35,000,000
	Automated Phone Systems	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $35,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Allied World Assurance Company, LTD
Policy No.: C014840/004

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$15,000,000 excess of $50,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $50,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $50,000,000
Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $50,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $50,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $50,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $50,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $50,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $50,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $50,000,000
	Automated Phone Systems	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $50,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: St. Paul Mercury Insurance Company
Policy No.: 15P29308-14-

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$10,000,000 excess of $65,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $65,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $65,000,000

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $65,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $65,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $65,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $65,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $65,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $65,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $65,000,000
	Automated Phone Systems	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $65,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Continental Casualty Company
Policy No.: 287042220

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $75,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $75,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $75,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $75,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $75,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $75,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $75,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $75,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $75,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $75,000,000
	Automated Phone Systems	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $75,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Starr Indemnity & Liability Company **(Quota Share)**
Policy No.: SISIXFL2105314

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $15,000,000 excess of

		$85,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer

Carrier: Axis Insurance Company **(Quota Share)**
Policy No.: MNN727586/01/2014

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement C	In Transit	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$5,000,000 p/o $15,000,000 excess of

		$85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$5,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $5,000,000.

ITEM F. TERMINATION OF PRIOR POLICY(IES):

The Insured by the acceptance of the Policy gives notice to the Company terminating or canceling prior bond(s) or policy(ies) No.(s) 00 FI 0252157-13 such termination or cancellation to be effective as of the time this Policy becomes effective.

ITEM G. EXTENDED REPORTING PERIOD is deleted in its entirety.

All other terms and conditions remain unchanged.

Douglas Elliot

Douglas Elliot, President

ENDORSEMENT NO: 2

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT

I. Notice of Claim or Wrongful Act

A. A notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

B. Where it is stated in the policy or declarations page that a notice of any **Claim** or **Wrongful Act** shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115, it shall be deleted and replaced with the following:

Notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

II. All Other Notices

A. All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford
Product Services
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

© 2008, The Hartford

B. With the exception of notice of a **Claim** or **Wrongful Act**, where it is stated in the policy or declarations page that a notice shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted and replaced with the following:

All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford

Product Services

Hartford Financial Products

277 Park Avenue, 15th Floor

New York, New York 10172

All other terms and conditions remain unchanged.

Juan Andrade, President & COO

© 2008, The Hartford

ENDORSEMENT NO: 3

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

Notwithstanding the amount specified in Item C. Limit of Liability of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 08 FI 0252157-14 and policy No. 08 DC 0252123-14 shall be $ 10,000,000.

All other terms and conditions remain unchanged.

David Zwiener, President

© 2008, The Hartford

ENDORSEMENT NO: 4

This endorsement, effective 12:01 am, 7/01/14 forms part
of policy number 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $ 50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

Participating Insurer	Participating Insurance Policy No.	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
TWIN CITY FIRE INSURANCE COMPANY	08 FI 0252157-14	10,000,000	20%
UNDERWRITERS AT LLOYD'S, LONDON	13012P14	6,000,000	12%
AMERICAN INTERNATIONAL REINSURANCE CO	033089946	6,000,000	12%
HOUSTON CASUALTY COMPANY	24-MG-14-A12015	8,000,000	16%
FREEDOM SPECIALITY INSURANCE CO.	XMF1400062	10,000,000	20%
FEDERAL INSURANCE COMPANY	81906762	5,000,000	10%
CATLIN SPECIALTY INSURANCE COMPANY	XSPQ-686641-2014	5,000,000	10%

2. Each Participating Insurance Company shall be liable only for its own percentage of each covered Loss, subject to its own limit of liability.

3. Each Participating Insurance Company shall:

   A. receive notice of any Claim submitted for coverage under the Program;

   B. make its own determination of whether Loss is covered under the Program; and

   C. elect whether to participate in the investigation, settlement or defense of any Claim.

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered Loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurance Company.

All other terms and conditions remain unchanged.

Juan Andrade, President & COO

© 2008, The Hartford

ENDORSEMENT NO: 5

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

I. The Policy Declarations is amended as follows:

The **NOTICE** is deleted.

ITEM E. ADDRESS FOR CLAIMS RELATED NOTICES is deleted and replaced with the following. Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265],

ITEM G. EXTENDED REPORTING PERIOD is deleted.

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

Excess coverage shall only apply to those Insuring Clauses noted on the Declarations.

All references to Limits Of Liability are deleted and replaced with Limits of Insurance.

III. Section **V. EXTENDED REPORTING PERIOD** is deleted.

IV. The Policy is amended by adding the following:

In the event any Claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at: Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

All other terms and conditions remain unchanged.

David Zwiener, President

© 2008, The Hartford

ENDORSEMENT NO: 6

This endorsement, effective 12:01 am, 7/01/14 forms part of policy number 08 FI 0252157-14

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY – AGGREGATE LIMIT OF INSURANCE (WHEN UNDERLYING INSURANCE IS PER LOSS LIMIT OF INSURANCE) ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

This policy is subject to an aggregate limit of insurance regardless of whether the Primary Policy or any Underlying Excess Policy(ies) is subject to a per loss limit of insurance.

All other terms and conditions remain unchanged.

Neal S. Wolin, President & COO

© 2008, The Hartford

Producer Compensation Notice

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.

© 2007, The Hartford

FRAUD NOTICE

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance may be guilty of a crime and may be subject to fines and confinement in prison.

STATE SPECIFIC PROVISIONS

Arkansas Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Hawaii For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both.

Kansas Any person who knowingly and with the intent to defraud, presents, causes to be presented or prepares with knowledge or belief that it will be presented to an insurer, purported insurer, broker or any agent thereof, any written statement as part of, or in support of, an application for the issuance of, or the rating of an insurance policy, or a claim for payment or other benefit pursuant to an insurance policy which such person knows to contain materially false information concerning any fact material thereto; or conceals for the purpose of misleading, information concerning any fact material thereto is guilty of a crime and may be subject to fines and confinement in prison.

Kentucky Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

NOTICE TO POLICYHOLDERS

Maryland Any person who knowingly and willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly and willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

New Jersey Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

New Mexico Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

New York

All commercial insurance forms, except as provided for automobile insurance:
Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

Automobile insurance forms
Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

Fire Insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

Oregon

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents materially false information in an application for insurance may be guilty of a crime and may be subject to fines and confinement in prison.
In order for us to deny a claim on the basis of misstatements, misrepresentations, omissions or concealments on your part, we must show that:

A. The misinformation is material to the content of the policy;

B. We relied upon the misinformation; and

C. The information was either:

  1. Material to the risk assumed by us; or

  2. Provided fraudulently.

For remedies other than the denial of a claim, misstatements, misrepresentations, omissions or concealments on your part must either be fraudulent or material to our interests.

With regard to fire insurance, in order to trigger the right to remedy, material misrepresentations must be willful or intentional.

Misstatements, misrepresentations, omissions or concealments on your part are not fraudulent unless they are made with the intent to knowingly defraud.

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Puerto Rico

Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

PRIVACY POLICY

Catlin insurance group [the "Companies"], believes personal information that we collect about our customers, potential customers, and proposed insureds [referred to collectively in this Privacy Policy as "customers"] must be treated with a high degree of confidentiality. For this reason and in compliance with the Title V of the Gramm-Leach-Bliley Act ["GLBA"], we have developed a Privacy Policy that applies to all of our U.S. based companies. For purposes of our Privacy Policy, the term "personal information" includes all nonpublic information we obtain about a customer and maintain in a personally identifiable way. In order to assure the confidentiality of the personal information we collect and in order to comply with applicable laws, all individuals with access to personal information about our customers are required to follow this policy.

Our Privacy Statement

Your privacy and the confidentiality of your business records are important to us. Information and the analysis of information is essential to the business of insurance and critical to our ability to provide to you excellent, cost-effective service and products. We understand that gaining and keeping your trust depends upon the security and integrity of our records concerning you. Accordingly, our practice is to:

1. Follow appropriate standards of security and confidentiality to protect any information you share with us or information that we receive about you;
2. Verify and exchange information regarding your credit and financial status only for the purposes of underwriting, policy administration, risk management, or claims handling and only with reputable references and clearinghouse services;
3. Collect and use information about you and your business to advise you about and deliver to you excellent service and products and to administer our business;
4. Train our employees to handle personal information about you or your business in a secure and confidential manner and maintain reasonable access controls. Not disclose personal information about you or your business to any organization outside the Catlin insurance group of Companies or to third party service providers unless we disclose to you our intent to do so or we are permitted to do so by law;
5. Not disclose medical information about you, your employees, or any claimants under any policy of insurance, unless you provide us with written authorization to do so, or unless the disclosure is for any specific business exception provided in the law;
6. Attempt, with your help, to keep our records regarding you and your business complete and accurate, and will advise you how and where to access your account information [unless prohibited by law], and will advise you how to correct errors or make changes to that information; and
7. Audit and assess our operations, personnel and third party service providers to assure that your privacy is respected.

Collection and Sources of Information

We collect from a customer or potential customer only the personal information that is necessary for [a] determining eligibility for the product or service sought by the customer, [b] administering the product or service obtained, and [c] advising the customer about our products and services. The information we collect generally comes from the following sources:

Submission – During the submission process, you provide us with information about you and your business, such as your name, address, phone number, e-mail address, and other types of personal identification information;

Quotes – We collect information to enable us to determine your eligibility for the particular insurance product and to determine the cost of such insurance to you. The information we collect will vary with the type of insurance you seek. We collect most of our information directly from you through our agents or broker. Depending on the nature of your insurance transaction we may need additional information from outside sources such as motor vehicle records, loss information reports, court records or other public records. In some instances, we may send someone to inspect your property and verify information about its value and condition, and a photo of the property may be taken;

Transactions – We will maintain records of all transactions with us, our affiliates, and our third party service providers, including your insurance coverage selections, premiums, billing and payment information, claims history, and other information related to your account;

Claims – If you obtain insurance from us, we will maintain records related to any claims that may be made under your policies. The investigation of a claim necessarily involves collection of a broad range of information about many issues, some of which does not directly involve you. We will share with you any facts that we collect about your claim unless we are prohibited by law from doing so. The process of claim investigation, evaluation, and settlement also involves, however, the collection of advice, opinions, and comments from many people, including attorneys and experts, to aid the claim specialist in determining how best to handle your claim. In order to protect the legal and transactional confidentiality and privileges associated with such opinions, comments and advice, we will not disclose this information to you; and

Credit and Financial Reports – We may receive information about you and your business regarding your credit. We use this information to verify information you provide during the submission and quote processes and to help underwrite and provide to you the most accurate and cost-effective insurance quote we can provide. If coverage is declined or the charge for coverage is increased because of information contained in a consumer report, we will tell you as required by law. We will also give you the name and address of the consumer reporting agency making the report.

Retention and Correction of Personal Information

We retain personal information only as long as required by our business practices and applicable law. If we become aware that an item of personal information may be materially inaccurate, we will make reasonable effort to re-verify its accuracy and correct any error as appropriate.

Storage of Personal Information

We have in place safeguards to protect electronic data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We maintain procedures to assure that we do not share personal information with an unaffiliated third party for marketing purposes unless such sharing is permitted by law. Personal information may be disclosed to an unaffiliated third party for necessary servicing of the product or service or for other normal business transactions as permitted by law.

We do not disclose personal information to an unaffiliated third party for servicing purposes or joint marketing purposes unless a contract containing a confidentiality/non-disclosure provision has been signed by us and the third party. Unless a consumer consents, we do not disclose "consumer credit report" type information obtained from an application or a credit report regarding a customer who applies for a financial product to any unaffiliated third party for the purpose of serving as a factor in establishing a consumer's eligibility for credit, insurance or employment. "Consumer credit report type information" means such things as net worth, credit worthiness, lifestyle information [piloting, skydiving, etc.] solvency, etc. We also do not disclose to any unaffiliated third party a policy or account number for use in marketing. We may share with our affiliated companies information that relates to our experience and transactions with the customer.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer unless an authorization is obtained from the customer whose nonpublic personal information is sought to be disclosed. However, an authorization shall not be prohibited, restricted or required for the disclosure of certain insurance functions, including, but not limited to, claims administration, claims adjustment and management, detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity, underwriting, policy placement or issuance, loss control and/or auditing.

Access to Your Information

Our employees, employees of our affiliated companies, and third party service providers will have access to information we collect about you and your business as is necessary to effect transactions with you. We may also disclose information about you to the following categories of person or entities:

Your independent insurance agent or broker;

An independent claim adjuster or investigator, or an attorney or expert involved in the claim;

Persons or organizations that conduct scientific studies, including actuaries and accountants;

An insurance support organization;

Another insurer if to prevent fraud or to properly underwrite a risk;

A state insurance department or other governmental agency, if required by federal, state or local laws; or

Any persons entitled to receive information as ordered by a summons, court order, search warrant, or subpoena.

Lienholder, mortgagee, assignee, lessor, or other person shown on our records or our agent's as having a legal or beneficial interest in a policy of insurance.

Parties acting in a fiduciary or representative capacity to you or parties administering transactions as requested or authorized by you.

Violation of the Privacy Policy

Any person violating the Privacy Policy will be subject to discipline, up to and including termination.

For more information or to address questions regarding this privacy statement, please contact your broker.

U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning the possible impact on your insurance coverage provided under your policy due to directives issued by OFAC. Please read this Policyholder Notice carefully.

OFAC administers and enforces economic and trade sanctions based on US foreign policy and national security goals based on Presidential declarations of "national emergency." OFAC has identified and listed numerous:

Foreign agents
Front organizations
Terrorists
Terrorist organizations
Narcotics traffickers

as "Specially Designated Nationals and Blocked Persons." This list can be found on the United States Treasury's web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated US sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments may also apply.

CLAIMS NOTICE

All claims must be reported to Catlin at:

Catlin
Attn: Claims
P.O. Box 8049
Scottsdale, AZ 85252

E-mail: catlinclaimspl@catlin.com

Phone: 404-443-4910\888-443-4910
Fax: 404-443-4912

CATLIN

Policy Number: XSPQ-686643-0714 Previous Policy Number: XSPQ-92187-0713

EXCESS INSURANCE POLICY DECLARATIONS

INSURER	UNDERWRITING OFFICE	PRODUCER
Catlin Specialty Insurance Company 160 Greentree Drive Suite 101 Dover, DE 19904	32 Old Slip, 36th floor New York, NY 10005	Willis of Massachusetts, Inc. 3 Copley Place Suite 300 Boston, MA 02116

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

Terms appearing in **bold** are defined in the Policy.

ITEM 1

Named Insured: Fidelity Equity and High Income Funds

Mailing Address: c/o FMR LLC
82 Devonshire Street, Mailzone F3D
Boston, MA 02109

ITEM 2

Policy Period: From: 07/01/2014 To: 07/01/2015
At 12:01 A.M. both dates at your mailing address shown above.

THIS POLICY IS INSURED BY A COMPANY WHICH IS NOT ADMITTED TO TRANSACT INSURANCE IN THE COMMONWEALTH, IS NOT SUPERVISED BY THE COMMISSIONER OF INSURANCE AND, IN THE EVENT OF AN INSOLVENCY OF SUCH COMPANY, A LOSS SHALL NOT BE PAID BY THE MASSACHUSETTS INSURERS INSOLVENCY FUND UNDER CHAPTER 175D.

ITEM 3

Limit of Liability: $ 5,000,000.00	Part of 50,000,000.00

ITEM 4

Followed Policy:

Insurer	Coverage (s)	Policy Number
National Union Fire Insurance Company of Pittsburgh, Pa.	Financial Institutions Bond	01-329-88-97

ITEM 5

Underlying Insurance Policies: See Schedule of **Underlying Insurance.**

ITEM 6

Pending or Prior Date: 08/01/2008

ITEM 7

Estimated Premium:	$ 17,315.00
TRIA Premium:	$ Not Applicable
State Tax or Other (if applicable):	$ Not Applicable
TOTAL PREMIUM:	$ 17,315.00
Additional Premium for the Discovery Period:	150 %

ITEM 8

Forms and Endorsements Forming a Part of this Policy as of the Inception Date:
See Schedule of Forms and Endorsements

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, ALL MATERIALS SUBMITTED THEREWITH OR MADE A PART THEREOF AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE POLICY.

This Policy shall not be valid unless signed by a duly authorized representative of the **Insurer.**

Countersigned: 11/20/2014 by ____________________

Date Authorized Representative

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF FORMS AND ENDORSEMENTS

Named Insured		
Fidelity Equity and High Income Funds		
Policy Number	**Policy Period**	
XSPQ-686643-0714	From 07/01/2014	To 07/01/2015

Forms and Endorsements	
PLXS411 0410	Amended Subrogation Endorsement
PLXS417 0410	Amended Termination Endorsement
PLXS001 0408	Excess Liability Policy Declarations
PLXS050 0507	Excess Liability Insurance Policy
ABAP900 1008	Service of Suit
ABAP401 1012	In Witness Endorsement
PLXS300 0608	Schedule of Underlying Insurance
PLXS402 0609	Amend Maintenance of Underlying Insurance Endorsement
ABQS 400 0512	Quota-Share Endorsement
PLXS408 0309	Amended Definition Of Application Endorsement
PLXS429 0610	Reduction Or Exhaustion by UL Insurers, DIC Insurer And/Or Insureds Endt
PLXS460 0213	Tie In Limits Endorsement
PLXS469 1013	Amended Notice of Material Changes Endorsement
PLXS470 1013	Amended Claim Participation Endorsement

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF UNDERLYING INSURANCE

Named Insured: Fidelity Equity and High Income Funds	
Policy Number: XSPQ-686643-0714	**Policy Period** From: 07/01/2014 To:07/01/2015

Item 5. Schedule of **Underlying Insurance**:

Insurer	Policy Number	Limit(s)	Excess of	Policy Period
National Union Fire Insurance Company of Pittsburgh, Pa.	01-329-88-97	$15,000,000 aggregate	$400,000 (SIR)	07/01/2014-07/01/2015
ACE American Insurance Company	DOXG21661612 009	$10,000,000 aggregate	$15,000,000 aggregate	07/01/2014-07/01/2015
Everest Reinsurance Company	FL5FD00012-141	$10,000,000 aggregate	$25,000,000 aggregate	07/01/2014-07/01/2015
ICI Mutual Insurance Company	87153314B	$15,000,000 aggregate	$35,000,000 aggregate	07/01/2014-07/01/2015
Allied World Assurance Company, Ltd.	C014840/004	$15,000,000 aggregate	$50,000,000 aggregate	07/01/2014-07/01/2015
St. Paul Mercury Insurance Company	15P29308-14	$10,000,000 aggregate	$65,000,000 aggregate	07/01/2014-07/01/2015
Continental Insurance Company	287042220	$10,000,000 aggregate	$75,000,000 aggregate	07/01/2014-07/01/2015
Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000 aggregate Part of $15,000,000	$85,000,000 aggregate	07/01/2014-07/01/2015
Axis Insurance Company	MNN727586/01/2014	$5,000,000 aggregate Part of $15,000,000	$85,000,000 aggregate	07/01/2014-07/01/2015

EXCESS INSURANCE POLICY

CATLIN

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

In consideration of the payment of the premium, and in reliance upon the statements made in the **Application**, which is incorporated into this Policy and forms a part hereof, the insurer identified on the Declarations, herein called the "**Insurer**," agrees as follows:

I. Insuring Agreement

This Policy provides the **Insureds** with insurance excess of the **Underlying Insurance** for **Claims** during the **Policy Period**. Except as specifically set forth in this Policy or in any written endorsement attached to this Policy, the coverage afforded by this Policy applies in conformance with: (1) the terms, conditions, exclusions and limitations of the **Followed Policy** as they existed on the inception date of this Policy; and (2) any narrower or more restrictive terms of the other **Underlying Insurance,** to the extent the coverage of the **Followed Policy** is limited or restricted by the terms of such other **Underlying Insurance**. This Policy shall not provide coverage broader than that provided by the **Underlying Insurance** unless the **Insurer** specifically agrees to grant such broader coverage herein or by written endorsement attached to this Policy.

II. Definitions

A. "**Application**" means:

1. the application for this Policy, for the **Underlying Insurance** and for any policy of which this Policy or the **Underlying Insurance** is a direct or indirect renewal or replacement, any attachment to any such application(s), any other materials submitted with or incorporated into any such application(s) and any documents submitted in connection with the underwriting of any such policy (ies); and,
2. to the extent made by or required of the **Insureds:**

   any public documents filed prior to the inception date of this Policy by the **Named Insured** with the Securities and Exchange Commission or any similar federal, state, local or foreign regulatory body, and any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of the **Named Insured** regarding the accuracy, completeness or adequacy of such **Insured's** financial statements, SEC filings, or internal controls;

   whether or not such public documents, statements or certifications are furnished to the **Insurer**.

The **Insureds** agree that all warranties and representations contained in the **Application** are deemed made to the **Insurer**. The **Insureds** agree further that the **Application** is deemed attached to and incorporated into this Policy.

B. "**Claim**" has the same meaning as attributed to that term in the **Followed Policy**.
C. "**Followed Policy**" means the policy identified in Item 4. of the Declarations.
D. "**Insureds**" means any natural persons or entities extended coverage in the **Followed Policy**.
E. "**Named Insured**" means the entity identified in Item 1 of the Declarations.

F. "**Policy Period**" means the period of time from the inception date and time stated in Item 2. of the Declarations to the earlier of the expiration date and time stated in Item 2. of the Declarations or the effective date and time of the cancellation of this Policy.

G. "**Underlying Insurance**" means the **Followed Policy** and all Underlying Excess Policies identified in Item 5. of the Declarations, and "**Underlying Insurers**" means the insurers of the **Underlying Insurance**.

H. "**Underlying Limits**" means an amount equal to the aggregate of all the limits of the **Underlying Insurance** combined (excess of their retentions).

III. Limit of Liability

The Limit of Liability stated in Item 3. of the Declarations is the limit of the **Insurer's** liability for all amounts arising out of all **Claims.** The Limit of Liability for the Discovery Period (if applicable) is part of, and not in addition to, the Limit of Liability for the **Policy Period**.

IV. Reduction or Exhaustion of Underlying Insurance

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the **Underlying Insurers** shall have paid the full amount of the **Underlying Limits** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance**.

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

V. Maintenance of Underlying Insurance

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained. Notwithstanding anything to the contrary in this Policy, all coverage under this Policy will be void from its inception in the event that any **Underlying Insurance** is rescinded by agreement or legal process for fraud or other material misrepresentation by the **Insured**.

B. If, during the **Policy Period** or any Discovery Period, the terms, conditions, exclusions or limitations of any **Underlying Insurance** are changed in any manner, as a condition precedent to their rights under this Policy the **Insureds** shall give to the **Insurer** written notice of the full particulars thereof, as soon as practicable, but in no event later than thirty (30) days following the effective date of such change(s). The coverage provided by this Policy shall apply in conformance with such change(s) only: (1) upon the effective date of the change(s) in the **Underlying Insurance**; and (2) if the **Insurer** agrees to follow such change(s) by written endorsement attached to this Policy, the **Named Insured** agrees to any additional premium and/or amendment of the provisions of this Policy the **Insurer** requires and the **Named Insured** pays any such additional premium when due.

VI. Exclusions

In addition to such exclusions or limitation stated in any **Underlying Insurance**, this Policy provides no coverage in connection with any **Claim** arising out of, based upon or in consequence of, directly or indirectly resulting from or in any way involving:

A. any demand, suit, proceeding or other claim, or any investigation of which any **Insured** had notice, pending on or prior to the Pending or Prior Date stated in Item 6. of the Declarations;

B. any fact, matter, circumstance, situation, transaction or event underlying or alleged in such demand, suit, proceeding, claim or investigation;

C. any other fact, matter, circumstance, situation, transaction or event which has been the subject of written notice given to any prior insurer;

regardless of the legal theory upon which such **Claim** is predicated.

VII. Notice of Claims

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall, contemporaneously with and according to the terms of the **Followed Policy,** give written notice of any **Claim** to the **Insurer** at the address indicated on the Declarations.

VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim**.

B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim**.

IX. Discovery Clause

The **Insured** shall be entitled to a Discovery Period (or Extended Reporting Period) pursuant to the terms and conditions of the **Followed Policy**. The Discovery Period (or the Extended Reporting Period) is not available unless the **Named Insured** has elected the Discovery Period (or Extended Reporting Period) in all **Underlying Insurance.** The Additional Premium for the Discovery Period is specified in Item 7. of the Declarations and shall be fully earned at the inception of the Discovery Period. The Discovery Period is not cancellable.

X. Termination

A. This Policy shall terminate immediately upon cancellation of any **Underlying Insurance**, whether such cancellation is by the **Insureds** or an **Underlying Insurer**.

B. Notice of cancellation or non-renewal by any of the **Underlying Insurers** shall serve as notice of cancellation or non-renewal by the **Insurer**.

C. This Policy may be canceled by the **Named Insured** by mailing or delivering prior written notice to the **Insurer** or by surrender of this Policy to the **Insurer**. This Policy may also be canceled by or on behalf of the **Insurer** by delivering to the **Named Insured** or by mailing to the **Named Insured** by registered, certified or other first class mail, at the address of the **Named Insured** as stated in the Declarations, written notice stating when not less than thirty (30) days after the date of such notice the cancellation shall be effective; provided, the **Insurer** may cancel this Policy on twenty (20) days notice for nonpayment of premium due. The mailing of such notice as aforesaid shall be sufficient proof of notice.

D. If this Policy is canceled by the **Named Insured**, the **Insurer** shall retain the customary short rate proportion of the premium hereon. If this Policy is canceled by or on behalf of the **Insurer**, the **Insurer** shall retain the pro-rata proportion of the premium hereon.

XI. Notice of Material Changes

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall give written notice to the **Insurer** at the address set forth on the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

XII. Subrogation

a. In the event of payment under this Policy, the **Insurer** shall be subrogated to the extent of such payment to all of the rights of recovery of the **Insureds** against any person or organization. The **Insureds** shall execute and deliver all papers and instruments required and shall and do whatever else is necessary to enable the **Insurer** effectively to bring suit in their name and otherwise secure such rights. The **Insureds** shall do nothing to prejudice any such rights.

b. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of the actual payment. The expenses incurred in obtaining any such recoveries shall be apportioned in the ratio of the respective recoveries.

XIII. Authorization

The **Insureds** agree that the **Named Insured** will act on behalf of all of the Insureds with respect to the payment or return of premium, the receipt and acceptance of any endorsements, the cancellation of the Policy, the negotiation of renewal, and the giving and receiving of any notice provided for by the terms and conditions of this Policy.

XIV. Conformity to Statute

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

XV. Headings

The descriptions in the headings and any subheading of this Policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

XVI. Service of Suit

If the **Insurer** fails to pay any amount claimed to be due under this Policy, the **Insurer**, at the request of any of the **Insureds**, will submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the **Insurer's** rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

The **Insurer** hereby designates the Superintendent, Commissioner or Director of Insurance or similar officer specified by law for that purpose, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any **Insured** under the Policy. Upon receipt of process lawfully served, that official may mail such process to Claim Manager- Professional Liability at the address stated on the Declarations.

THIS POLICY SHALL NOT BE VALID UNLESS COMPLETED BY THE ATTACHMENT HERETO OF A DECLARATION PAGE AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE **INSURER.**

IN WITNESS ENDORSEMENT

CATLIN SPECIALTY INSURANCE COMPANY

ADMINISTRATIVE OFFICE:	3340 Peachtree Road N.E. Tower Place 100 Suite 2950 Atlanta, GA 30326
STATUTORY HOME OFFICE:	160 Greentree Drive Suite 101 Dover, Delaware 19904

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

Andrew McMellin
President

Steven C. Adams
Secretary

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SERVICE OF SUIT

The following service of suit provision is added and replaces any other Service of Suit provision contained elsewhere in this policy:

The Superintendent, Commissioner or Director of Insurance of the State is hereby designated the true and lawful attorney of the Company upon whom may be served all lawful process in any action, suit or proceeding arising out of this policy. The Company further designates:

Steve Adams
Legal Counsel
3340 Peachtree Road N.E.
Suite 2950
Atlanta, GA 30326

as its agent to whom such process shall be forwarded by the Director of Insurance.

For Illinois exposures, the Insurer further designates the Director of the Illinois Division of Insurance and his successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the insured or any beneficiary hereunder arising out of an Illinois exposure and this contract of insurance.

All other terms, conditions and exclusions remain unchanged.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAINTENANCE OF UNDERLYING INSURANCE ENDORSEMENT

This Endorsement modifies insurance provided under the following:

Excess Insurance Policy

In consideration of the premium charged, it is hereby understood and agreed that paragraph A of section V. **Maintenance of Underlying Insurance** is deleted in its entirety and replaced with the following:

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: ___________________ Endorsement No. 1

Insured: ____ Premium:_______________

Insurance Company:____

Authorized Signature: ______________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA-SHARE ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

1. "**Quota-Share Insurer**" means each insurer identified in paragraph 2. below in the percentage participation identified in paragraph 2.

2. This Policy is part of a quota share participation arrangement between the **Quota-Share Insurers** and the **Insured** (the "**Program**):

Quota-Share Insurer	Policy Number	Quota-Share Insurer's Limit of Liability	Quota-Share Insurer's Percentage Participation
Catlin Specialty Insurance Company	XSPQ-686643-0714	$5,000,000	10.0%
Federal Insurance Company	82047565	$5,000,000	10.0%
Freedom Specialty Insurance Company	XMF1400060	$10,000,000	20.0%
Twin City Fire Insurance Company	00 FI 0252161 -14	$10,000,000	20.0%
Lloyd's Syndicates: Antares AUL 1274 and ACE AGM 2488	B08113016P14	$6,000,000	12.0%
Houston Casualty Company	024-MG-14-A12016	$8,000,000	16.0%
American International Reinsurance Company, Ltd.,	033089944	$6,000,000	12.0%

3. Each **Quota-Share Insurer** shall be liable only for its own percentage of each covered amount, subject to its own Limit of Liability.

4. Each **Quota-Share Insurer** shall:

   a. receive notice of any claim submitted for coverage under the **Program**;
   b. make its own determination of whether any amount is covered under the **Program**; and
   c. elect whether to participate in the investigation, settlement or defense of any claim.

5. The liability of each **Quota-Share Insurer** shall be several and not joint. The failure, refusal or inability of any **Quota-Share Insurer** to pay covered amounts, including any financial inability to pay, shall not increase or otherwise affect the liability of any other **Quota-Share Insurer**. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Insurer** does not in any way insure or assume such risk.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED DEFINITION OF APPLICATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the Policy is amended as follows:

Section **II. Definitions**, paragraph A. is deleted in its entirety and replaced by the following:

A. **"Application"** has the same meaning as attributed to that term in the **Followed Policy**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: ________________ Endorsement No. 3____

Insured: ____ Premium:____________

Insurance Company:____

Authorized Signature: ________________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

REDUCTION OR EXHAUSTION BY UNDERLYING INSURERS, DIC INSURER AND/OR INSUREDS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the Policy is amended as follows:

Section **IV.** is deleted in its entirety and is replaced with the following:

IV. Reduction or Exhaustion of Underlying Insurance

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the full amount of the **Underlying Limits** have been paid by the **Underlying Insurers**, a **DIC Insurer**, and/or the **Insureds,** and only after the **Insureds** have paid the full amount of the applicable retention amount(s), and any other financial obligation(s) under the **Underlying Insurance**. The **Insureds** shall be deemed self-insured for the amount of the **Underlying Limits** which are not paid, for any reason, by the **Underlying Insurers** or a **DIC Insurer**, and the **Insureds** shall pay said amount(s) before any liability attaches to the **Insurer**. The **Insurer** reserves the right to determine coverage notwithstanding payment by the **Underlying Insurers, a DIC Insurer**, and/or the **Insureds** of the **Underlying Limits**.

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, a **DIC Insurer**, and/or the **Insureds**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, a **DIC Insurer**, and/or the **Insureds**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

For the purposes of this Endorsement the term "**DIC Insurer**" means an insurer who drops down to make a payment pursuant to an excess drop down difference in conditions policy, but only in the event that such excess drop down is triggered by insolvency. The policy written by the **DIC Insurer** is not part of the **Underlying Insurance**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: ________________ Endorsement No. 4

Insured: ____________________________________ Premium:____________

Insurance Company:____

Authorized Signature: ______________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN OF LIMITS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended by as follows:

1. It is expressly understood and agreed that the following policies are issued to the **Insured** in conjunction with one another and that a shared aggregate limit of $5,000,000 shall apply to all covered **Claims** under both policies.

Insurer	Policy Number	Policy Period
Catlin Specialty Insurance Company	XSPQ-686644-0714	07/01/2014-07/01/2015
Catlin Specialty Insurance Company	XSPQ-686643-0714	07/01/2014-07/01/2015

2. The Policy is amended to add the following provision:

TIE-IN OF LIMITS

It is understood and agreed that, in the event a **Claim** that is covered under this Policy is also covered by another policy provided to the **Insureds** referenced above in paragraph 1 of this Endorsement, or by another Policy issued by the **Insurer** or by any of the **Insurer's** parents, subsidiaries or affiliated companies, then the **Insurer's** Limit of Liability for all amounts payable under this Policy, as respects any such **Claim**, shall be reduced by any amounts paid or payable under such other policy.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective: ____________ Policy No.: ________________ Endorsement No. 5

Insured: ______________________________________ Premium: ____________

Insurance Company: ____

Authorized Signature: ______________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED NOTICE OF MATERIAL CHANGES ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section **XI. Notice of Material Changes** is deleted in its entirety and replace with the following:

XI. Notice of Material Changes

The **Insureds** shall give written notice to the **Insurer** at the address set forth in Item 8. of the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the Policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the Policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 6

Insured: ______________________________ Premium:__________

Insurance Company:____________________________________

Authorized Signature: ________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED CLAIM PARTICIPATION ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section **VIII. Claim Participation** is deleted in its entirety and replace with the following:

VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim**. The failure of any natural person **Insured** to give the **Insurer** cooperation and information as required in this subparagraph A. shall not impair the rights of any other natural person **Insured** under this Policy.

B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld or delayed so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim**.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the Policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the Policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 7

Insured: ____________________________ Premium:__________

Insurance Company:__________________________________

Authorized Signature: ______________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED TERMINATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that paragraphs C and D of Section **X. Termination** are deleted in their entirety and that this Policy shall follow the terms and conditions of the **Followed Policy**.

All other terms and conditions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:__________ Policy No.: ______________ Endorsement No. 8

Insured: ____________________________ Premium:__________

Insurance Company:________________________________

Authorized Signature: ________________________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMENDED SUBROGATION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that **Subrogation** XII. of the Policy is deleted in its entirety and that this Policy shall follow the terms and conditions of the **Followed Policy.**

All other terms and conditions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________ Policy No.: ____________________ Endorsement No. 9

Insured: ____ Premium:______________

Insurance Company:____

Authorized Signature: ______________________________________

HOUSTON CASUALTY COMPANY
Houston, Texas

THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.

DECLARATIONS

EXCESS INDEMNITY POLICY

POLICY NUMBER: 24-MG-14-A12016 RENEWAL OF: 24-MG-13-A11594

ITEM 1. **INSURED:** Fidelity Equity and High Income Funds
c/o FMR LLC
82 Devonshire Street, F3D
Boston, MA 02109

ITEM 2. **POLICY PERIOD:**
(a) Inception Date: 7/1/2014
(b) Expiration Date: 7/1/2015
at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3. **LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):**
$8,000,000 Limit of Liability part of $50,000,000 excess of $100,000,000 Underlying Limits

ITEM 4. **SCHEDULE OF UNDERLYING INSURANCE:**

Position	Carrier	Policy Number	Limit
	SEE SCHEDULE OF UNDERLYING INSURANCE		

ITEM 5. **PREMIUM:** $27,704.00

ITEM 6. **NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:**

Street Address:	Facsimile Number:	E-mail Address:
HCC Global Financial Products, LLC 8 Forest Park Drive Farmington, CT 06032 Attn: Claims Manager	(860) 676-1737	usclaims@hccglobal.com

ITEM 7. **ENDORSEMENTS ATTACHED AT ISSUANCE:** 994-917 994-911 994-915 994-980 994-9036 994-9037 994-9053 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Secretary President Authorized Representative

Date: October 31, 2014

ENDORSEMENT NUMBER: 1

SCHEDULE OF UNDERLYING INSURANCE

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

	Insurer	Policy Number	Limit of Liability
Primary	National Union Fire Insurance Company Pittsburgh, PA	01-329-88-97	$15,000,000
1st Excess	ACE American Insurance Company	DOX G21661612 009	$10,000,000
2nd Excess	Everest National Insurance Company	FL5FD00012-141	$10,000,000
3rd Excess	ICI Mutual Insurance Company	87153314B	$15,000,000
4th Excess	Allied World Assurance Company US Inc.	C014840/004	$15,000,000
5th Excess	St. Paul Mercury Insurance Company	15P29308-14	$10,000,000
6th Excess	Continental Casualty Company	287042220	$10,000,000
7th Excess	Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000 part of $15,000,000
Quota Share	AXIS Insurance Company	MNN727586/01/2014	$ 5,000,000 part of $15,000,000
8th Excess	American International Reinsurance Company, Ltd.	033089944	$ 6,000,000 part of $50,000,000
Quota Share	Catlin Specialty Insurance Company	XSPQ-686643-0714	$ 5,000,000 part of $50,000,000
	Federal Insurance Company	82047565	$ 5,000,000 part of $50,000,000
	Freedom Specialty Insurance Company	XMF1400060	$10,000,000 part of $50,000,000
	Lloyd's of London	B080113016P14	$ 6,000,000 part of $50,000,000
	Twin City Insurance Company	00 FI 025216-14	$10,000,000 part of $50,000,000

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate **Limit of Liability** set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 2

TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, the term "Other Policy" means Policy Number 24-MG-14-A12017 issued by the Insurer (or an affiliate of the Insurer).

(2) Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer's combined maximum aggregate limit of liability under this Policy and the Other Policy shall be $8,000,000. Accordingly, the Insurer's limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer's limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.

(3) Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 3

SERVICE OF SUIT

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Insurer hereby designates the Commissioner Superintendent, or Director of Insurance or other officer specified for that purpose in the statute, and his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted in any court of competent jurisdiction by or on behalf of the **Insured** or any beneficiary hereunder arising out of this contract of insurance, and hereby designates The Claims Manager, HCC Global Financial Products, LLC., 8 Forest Park Drive, Farmington, CT 06032, as the entity to whom said officer is authorized to mail such process or a true copy thereof.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 4

AMEND SETTLEMENT PROVISION

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that Section V. is amended to read in its entirety as follows:

V. SETTLEMENT

The **Insureds** shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer's prior written consent, which will not be unreasonably withheld.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 5

DELETE SECTION II.B (CANCELLATION OF UNDERLYING INSURANCE) AND AMEND SECTION IX (POLICY TERMINATION)

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) Section II.B of the Policy is deleted in its entirety. However, nothing in this endorsement is intended, nor shall it be construed, to relieve the **Insured** of its obligation under Section VIII.B to give the Insurer written notice as soon as practicable of any cancellation of **Underlying Insurance**. Moreover, in the event a policy of **Underlying Insurance** is cancelled, the Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been had the policy of **Underlying Insurance** not been cancelled.

(2) The second sentence of Section II.A (Maintenance of Underlying Insurance) is deleted and replaced with the following:

> The Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been if the **Insureds** had complied with this condition.

(3) The following paragraph is added to Section IX:

> This Policy is non-cancelable by the Insurer except for non-payment of premium. The Insurer may cancel this Policy for non-payment of premium by sending not less than 30 days notice of such cancellation to the entity named in ITEM 1 of the Declarations at such entity's last known address.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:__________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 6

AMEND NOTICE PROVISION (E-MAIL)

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that the following Section VIII.C is added to the Policy (under NOTICES):

C. Any written notice to the Insurer required pursuant to Section VIII.A or VIII.B above may also be sent by e-mail to usclaims@hcc-global.com. In such event, the date of the Insurer's receipt of such e-mail shall constitute the date of notice.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 7

TREATMENT OF PAYMENTS AS REDUCING OR EXHAUSTING UNDERLYING LIMIT

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, **A-Side Carrier** means the issuer of any "Side A"/"Difference in Conditions" policy written to respond in the absence of insurance or indemnification from any other source.

(2) Notwithstanding anything in the Policy to the contrary:

(a) If an issuer of a policy of **Underlying Insurance** becomes financially insolvent or bankrupt and, solely as a result of such financial insolvency or bankruptcy, fails to pay covered loss under such policy of **Underlying Insurance**, and if the **Insureds** or an **A-Side Carrier** actually makes payment for part or all of such loss, then the Insurer will treat such payment as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of the limit of liability of such policy of **Underlying Insurance.**

(b) If an issuer of a policy of **Underlying Insurance** fails to pay covered loss under such policy of **Underlying Insurance** for any reason other than such issuer's financial insolvency or bankruptcy, then the Insurer will treat the **Insureds'** or an **A-Side Carrier's** actual payment of such loss as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of the limit of liability of such policy of **Underlying Insurance**, but only if the **Insureds:**

(i) promptly notify the Insurer that the **Insureds** or an **A-Side Carrier** intends to make such payment; and

(ii) advise the Insurer of the total amount of loss that such issuer has paid or has agreed to pay (if any) under such policy of **Underlying Insurance.**

(3) In no event shall any failure to pay on the part of an issuer of **Underlying Insurance** cause the Insurer to be liable under this Policy earlier or to any greater extent than the Insurer would have been if such issuer had paid its policy's full limit of liability. Except as expressly provided in paragraph (2) above, nothing in this endorsement shall be deemed to waive any term, condition or limitation of this Policy or any policy of **Underlying Insurance.**

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 8

POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE

To be attached to and made a part of Policy No. 24-MG-14-A12016, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act of 2002, as amended (hereinafter "TRIA"). TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an "act of terrorism" as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term "act of terrorism" as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of State of the United States and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT GENERALLY PAYS 90% (85% COMMENCING IN 2007) OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS COVERED BY THE FEDERAL GOVERNMENT UNDER TRIA.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________
Attorney-in-Fact

HOUSTON CASUALTY COMPANY

Excess Indemnity Policy

HCC

HCC Global
8 Forest Park Drive, Farmington, Connecticut 06032
main 860 674 1900 facsimile 860 676 1737

HOUSTON CASUALTY COMPANY

EXCESS INDEMNITY POLICY

This is a claims made policy. Please read it carefully.

In consideration of the payment of the premium, and in reliance upon all statements made and information furnished to the Insurer and to the issuers of the **Underlying Insurance** and subject to the Declarations and the limitations, conditions, provisions, any endorsements to and all other terms of this Policy, the Insurer and the **Insureds** agree as follows:

I. INSURING AGREEMENT

The Insurer shall provide the **Insureds** with insurance excess of the **Underlying Insurance** scheduled in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions or endorsements of this Policy, coverage hereunder shall apply in conformance with the terms, conditions, limitations and endorsements of the policy immediately underlying this Policy, except that coverage hereunder shall attach only after all **Underlying Insurance** has been exhausted by actual payment of claims or losses thereunder.

II. PRIMARY AND UNDERLYING INSURANCE

A. Maintenance of **Underlying Insurance**

All of the **Underlying Insurance** scheduled in ITEM 4 of the Declarations shall be maintained during the **Policy Period** in full effect except for any reduction of the limits of liability available under the **Underlying Insurance** solely by reason of actual payment of claims or losses thereunder. Subject at all times to Section II.B of this Policy, the Insurer shall not be liable under this policy earlier or to any greater extent than it would have been if the **Insureds** had complied with this condition.

B. Cancellation of **Underlying Insurance**

This Policy shall terminate immediately upon the cancellation of any one or more of the policies scheduled in ITEM 4 of the Declarations, whether cancelled by the **Insureds** or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non-renewal of this Policy by the Insurer.

C. Amendment of **Underlying Insurance**

No amendment to any **Underlying Insurance** during the **Policy Period** shall be effective in extending the coverage or limits of liability afforded by this Policy unless the Insurer so agrees in writing.

III. DEFINITIONS

A. **Insured** means any person or organization insured under the policy immediately underlying this Policy.

B. **Policy Period** means the period from the inception date to the expiration date set forth in ITEM 2 of the Declarations, or to any earlier cancellation date.

C. **Primary Policy** means the policy scheduled as such in ITEM 4 of the Declarations.

D. **Underlying Insurance** means all policies scheduled in ITEM 4 of the Declarations and any policies replacing them.

IV. LIMITS OF LIABILITY

A. The amount or amounts stated in ITEM 3 of the Declarations are the limits of the Insurer's liability and shall be the maximum amount(s) payable by the Insurer under this Policy. The limits of liability available under this Policy to pay damages or settlements shall be reduced, and may be exhausted, by the payment of defense expenses.

B. In the event of the reduction of the limits of liability of the **Underlying Insurance** solely as the result of actual payment of claims or losses thereunder by the applicable insurers, this Policy shall, subject to the Insurer's limits of liability and to the other terms, conditions and endorsements of this Policy, continue to apply to claims or losses as excess insurance over the amount of insurance remaining under such **Underlying Insurance.**

C. In the event of the exhaustion of all of the limits of liability of such **Underlying Insurance** solely as the result of actual payment of claims or losses thereunder, the remaining limits available under this Policy shall, subject to the Insurer's limits of liability and to the other terms, conditions and endorsements of this Policy, continue for subsequent claims or losses as primary insurance. Under such circumstances, any retention or deductible specified in the **Primary Policy** shall also apply to this Policy.

V. SETTLEMENT

The **Insureds** shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer's prior written consent.

VI. CLAIM PARTICIPATION

The Insurer may, at its sole discretion, elect to participate in the investigation, settlement and/or defense of any claim against the **Insureds** even if the **Underlying Insurance** has not been exhausted.

VII. SUBROGATION AND RECOVERIES

A. In the event of any payment under this Policy, the Insurer shall be subrogated to all the **Insureds'** rights of recovery against any person or organization, and the **Insureds** shall execute and deliver all instruments and papers and do whatever else is necessary to secure such rights.

B. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.

VIII. NOTICES

A. If the **Insureds** give any notice of any matter under the **Underlying Insurance,** the **Insureds** must also give the Insurer written notice of such matter in the same manner as required by the terms and conditions of the **Primary Policy,** except that such written notice must be sent to the Insurer at the address set forth in ITEM 6 of the Declarations.

B. The **Insureds** shall give the Insurer notice in writing as soon as practicable of:

1. the cancellation of any **Underlying Insurance**, or

2. any additional or return premiums charged or allowed in connection with any **Underlying Insurance.**

IX. POLICY TERMINATION

A. This Policy may be canceled by the **Insureds** at any time either by surrender of this Policy or by written notice stating when thereafter such cancellation is to be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice and this policy shall terminate at the date and hour specified in such notice.

B. The Insurer shall refund the unearned premium computed at the customary short rate if the Policy is canceled by the **Insureds.**

X. CONFORMITY TO STATUTE

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

XI. AUTHORIZATION AND NOTICES

The person or entity named in ITEM 1 of the Declarations shall be the sole agent, and shall act on behalf, of the **Insureds** with respect to all matters under this Policy, including but not limited to giving and receiving notices and other communication, effecting or accepting any endorsements to or notice of cancellation of this Policy, paying premium and receiving any return premiums.

XII. NO ALTERATIONS WITHOUT ENDORSEMENT

No change in or modification of this Policy shall be effective unless made by endorsement signed by an authorized employee of the Insurer or any of its agents relating to this Policy.

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers, but this Policy will not be valid unless countersigned on the Declarations Page by a duly authorized representative of the Insurer.

Secretary

Michael L. Schell

President

POLICYHOLDER NOTICE

In accordance with AIG Cat Excess Liability's Complaint Handling Policy, if our service does not meet your expectations please contact us using the appropriate contact details and provide the Policy Number and the name of the Policyholder/Insured to help us address your complaint expeditiously:

Tia Smith, Underwriting Support Leader
AIG Cat Excess Liability
29 Richmond Road,
Pembroke, Bermuda HM 08.

We will acknowledge the complaint within 2 business days of receiving it, keep you informed of progress and do our best to resolve the matter as soon as possible.

American International Reinsurance Company, Ltd.

27 Richmond Road
Pembroke HM 08, Bermuda
Telephone Number: 441-295-7827
Facsimile Number: 441-292-8099

PREMIER EXCESS II

NOTICES: DEPENDING ON THE TERMS, CONDITIONS AND EXCLUSIONS OF THE FOLLOWED POLICY, THIS POLICY (1) MAY ONLY PROVIDE COVERAGE FOR LOSS FROM CLAIMS FIRST MADE OR FIRST MADE AND REPORTED DURING ITS POLICY PERIOD; (2) MAY HAVE ITS LIMITS OF LIABILITY REDUCED BY THE PAYMENT OF DEFENSE COSTS AND/OR CLAIMS EXPENSES; AND (3) MAY NOT IMPOSE A DUTY TO DEFEND ON THE INSURER. PLEASE READ THE FOLLOWED POLICY AND THIS POLICY CAREFULLY AND DISCUSS THE COVERAGE PROVIDED THEREUNDER AND HEREUNDER WITH YOUR INSURANCE AGENT OR BROKER.

DECLARATIONS

POLICY NUMBER: 033089944

ITEM 1: NAMED INSURED: Fidelity Equity and High Income Funds
NAMED INSURED ADDRESS: c/o FMR LLC
82 Devonshire Street
Mail Zone F3D
Boston, MA 02103-3605
U.S.A.

ITEM 2: POLICY PERIOD: July 1, 2014 to July 1, 2015
(12:01 a.m. Standard/Prevailing time at the address stated in Item 1)

ITEM 3: LIMIT OF LIABILITY: $6,000,000 Part of $50,000,000 U.S. dollars in the aggregate
EXCESS OF TOTAL UNDERLYING LIMITS OF: $100,000,000 U.S. dollars

ITEM 4: UNDERLYING POLICIES:

INSURER:	POLICY NUMBER:	UNDERLYING LIMIT:	POLICY PERIOD:
PRIMARY POLICY:			
National Union Fire Insurance Company Of Pittsburgh, Pa.	01-329-88-97	$15,000,000	07/01/2014 to 07/01/2015
EXCESS POLICIES:			
ACE American Insurance Company	DOX G21661612 009	$10,000,000 Excess of $15,000,000	07/01/2014 to 07/01/2015
Everest Reinsurance Company	FL5FD00012-141	$10,000,000 Excess of $25,000,000	07/01/2014 to 07/01/2015
ICI Mutual Insurance Company	87153114B	$15,000,000 Excess of $35,000,000	07/01/2014 to 07/01/2015
Allied World Assurance Company Ltd	C014840/004	$15,000,000 Excess of $50,000,00	07/01/2014 to 07/01/2015
St. Paul Mercury Insurance Company	15P29308-14	$10,000,000 Excess of $65,000,000	07/01/2014 to 07/01/2015
Continental Casualty Company	287042220	$10,000,000 Excess of $75,000,000	07/01/2014 to 07/01/2015
Quota Share Layer of $15,000,000 (*)		*Excess of $85,000,000*	
*Starr Indemnity & Liability Company	SISIXFL21025314	$10,000,000	07/01/2014 to 07/01/2015
*AXIS Insurance Company	MNN727586/01/2014	$5,000,00	07/01/2014 to 07/01/2015
FOLLOWED POLICY:			
National Union Fire Insurance Company Of Pittsburgh, Pa.	01-329-88-97	$15,000,000	07/01/2014 to 07/01/2015

© All rights reserved.

ITEM 5: **PREMIUM**: $20,778 U.S. dollars

ITEM 6: **ADDRESSES FOR ALL NOTICES UNDER THIS POLICY:**

A. **Claims Address**: Via e-mail to: fl_catexcessclaims@aig.com; or
Via Easy-Link Fax: 866.230.8517
Via mail to: AIG Property Casualty
Financial Lines Claims – Cat Excess Liability
PO Box 25947
Shawnee Mission, KS 66225

B. **Insurer Address**: 29 Richmond Road, Pembroke HM 08, Bermuda

ITEM 7: **ENDORSEMENTS EFFECTIVE AT INCEPTION:**

NUMBER	TITLE	FORM NUMBER
1	OFAC Endorsement	89644
2	Quota Share Participation Endorsement	103303
3	Tie-In of Limits Endorsement	Manuscript
4	Amendment to IV Rights Endorsement	Manuscript

ITEM 8: **BROKER**: Willis (Bermuda) Limited
BROKER ADDRESS: Wellesley House
90 Pitts Bay Road
Pembroke HM08

Authorized Representative Date January 16, 2015

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

AIG

PREMIER EXCESS II

In consideration of premium paid, the Insurer, the Named Insured and all insureds under this Policy (Named Insured and all insureds under this Policy are, collectively, the "Insureds") agree as follows:

I. INSURING AGREEMENT

This Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed Policy, as modified by and subject to the terms, conditions and exclusions of this Policy. Notwithstanding the foregoing, this Policy shall not provide coverage broader than that provided by any Underlying Policy, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to herein or in a written endorsement attached hereto.

II. LIMIT OF LIABILITY AND EROSION RECOGNITION

The Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer's coverage obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been exhausted through payments of covered loss by, on behalf of or in the place of the Underlying Insurers pursuant to the terms and conditions of the Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the Total Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy shall recognize erosion of an Underlying Limit of an Underlying Policy through payment of covered loss by others pursuant to the terms and conditions of the Underlying Policy. Payments made under any amendatory endorsement required by any jurisdiction in the United States of America ("U.S.A.") or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory endorsement or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any reason, is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the Insurer.

III. NOTICES

Where the Followed Policy requires or permits notice to that insurer, the Insureds have the same obligations to notify, and the Insurer has the same rights to notification under this Policy, except that with respect to this Policy, any notice to the Insurer must be directed as follows: (i) for notices of claims and/or circumstances, by mail or e-mail to the Claims Address; and (ii) for all other notices, by mail to the Insurer Address.

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer's position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy.

V. RELIANCE

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, the binders for the Underlying Policies, any attachments thereto and any other information submitted, the entirety of which shall be deemed attached hereto and made a part hereof.

VI. CHANGES AND CANCELLATION

If, subsequent to the issuance of the Followed Policy, the terms, conditions or exclusions of an Underlying Policy are modified, the Insureds must notify the Insurer in writing, as soon as practicable, of such modifications. If such modifications: (i) expand the coverage of an Underlying Policy, (ii) change the policyholder name or address, or (iii) modify premium, this Policy shall not follow those changes unless the Insurer agrees to such modification in writing, which shall be at the sole discretion of the Insurer. The Named Insured agrees to pay any additional premium the Insurer may require for such modification(s). This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period.

VII. CHOICE OF LAW

The following shall always apply to this Policy:

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

A. the procedural law of the venue selected under Clause **VIII. ARBITRATION**, Sub-Clause C. 1. or C. 2., below; and
B. Clause **IX. PUNITIVE DAMAGES**, below, shall be construed and enforced solely in accordance with the laws of Bermuda.

VIII. ARBITRATION

A. It is agreed that any dispute arising out of or in connection with this Policy, including any question regarding its existence, interpretation, validity or termination, shall be referred to and fully and finally resolved solely by arbitration.
B. This Policy shall follow the terms of the Followed Policy with respect to arbitration only when said terms require the dispute to proceed either in Hamilton, Bermuda, London, England, or Toronto or Vancouver, Canada.
C. In the event the Followed Policy does not provide for arbitration in the locations set forth in Sub-Clause B., above, the arbitration shall take place in one of the following venues:
   1. Hamilton, Bermuda under the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto; or
   2. London, England or Toronto or Vancouver, Canada under the English Arbitration Act 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto.
D. Where an Insured and the Insurer are parties to the dispute, the Insured shall make the selection referenced in Sub-Clause C., above. Where the Insurer and a party deriving rights through or asserting rights on behalf of an Insured are parties to the dispute, the Insurer shall make the selection referenced in Sub-Clause C., above.
E. The number of arbitrators shall be three (such arbitrators are, collectively, the "Arbitration Board").
F. Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.
G. All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board.

IX. PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy. However, if the coverage provision for punitive damages of any Underlying Policy is solely contingent on the insurability of such damages under applicable law, then this Policy shall provide coverage for punitive damages.

X. SERVICE OF SUIT AND JURISDICTION

Notwithstanding any provision of the Followed Policy or any Underlying Policy, this Policy shall not conform to the law of any jurisdiction in the U.S.A. The Insurer does not consent to the service of suit in the U.S.A. or the jurisdiction of any federal, territorial or state court in the U.S.A.

Solely for the purpose of effectuating arbitration under **Clause VIII. ARBITRATION**, above, or enforcing an award entered in such arbitration, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the U.S.A. and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause **X. SERVICE OF SUIT AND JURISDICTION**, constitutes, or should be understood to constitute, a waiver of the Insurer's rights to commence a suit in any court of competent jurisdiction in the U.S.A, to remove a suit to a United States District Court, or to seek a transfer of a suit to another court as permitted by the laws of the U.S.A. or any jurisdiction in the U.S.A. It is further agreed that service of process in such suit may be made upon the Insurer's General Counsel at 175 Water Street, 18th Floor, New York, New York 10038, and that in any suit instituted against the Insurer to effectuate arbitration or enforce an award entered in such arbitration, both of which solely as provided for under **Clause VIII. ARBITRATION**, above, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal. Further, pursuant to any statute of any jurisdiction in the U.S.A. that makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any suit instituted by the Insured within the scope of this **CLAUSE X. SERVICE OF SUIT AND JURISDICTION**, and hereby designates the above referenced General Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its Authorized Representative.



Authorized Representative

© All rights reserved.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ENDORSEMENT # 1

This endorsement, effective 12:01 A.M. July 1, 2014

forms a part of Policy No. 033089944 issued to Fidelity Equity and High Income Funds

by **American International Reinsurance Company, Ltd.**

COVERAGE TERRITORY ENDORSEMENT

This endorsement modifies insurance provided under the following:

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

All other terms, conditions and exclusions shall remain unchanged.

AUTHORIZED REPRESENTATIVE

89644 (7/05)

© All rights reserved.

ENDORSEMENT # 2

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089944 issued to Fidelity Equity and High Income Funds

by American International Reinsurance Company, Ltd.

QUOTA SHARE PARTICIPATION ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that Item 3: Limit of Liability of the Declarations is deleted and replaced with the following:

ITEM 3. LIMIT OF LIABILITY: US$6,000,000 quota share part of US$50,000,000 excess of US$100,000,000 aggregate for all Coverages combined (including Defense Costs).

It is further understood and agreed that Section II. **TERMS AND CONDITIONS,** Clause C. FOLLOWING FORM, paragraph 2 is amended by the addition of the following:

This Policy shall pay only 12% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$6,000,000. The obligation of American International Reinsurance Company, Ltd. to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

Authorized Representative

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

© All rights reserved.

ENDORSEMENT # 3

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089944 issued to Fidelity Equity and High Income Funds

by American International Reinsurance Company, Ltd.

TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 033089945 issued to **Fidelity Equity and High Income Funds** by **American International Reinsurance Company, Ltd.**, shall be $6,000,000.

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 033089945 because the Limits of Liability under Policy No. 033089945 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer's Limits of Liability set for in the Declarations page of Policy No. 033089945 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer's Limits of Liability under this Policy as set forth in Item 3 of the Declarations, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer's respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain unchanged.

AUTHORIZED REPRESENTATIVE

Manuscript

© All rights reserved.

ENDORSEMENT # 4

This endorsement, effective July 1, 2014 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 033089945 issued to Fidelity Equity and High Income Funds

by American International Reinsurance Company, Ltd.

AMEND SECTION IV. RIGHTS ENDORSEMENT

It is hereby understood and agreed that Section IV. RIGHTS is deleted and replaced with the following:

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer's position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy. However, the failure of an Insured to comply with this provision shall not impair another Insured Person's right to coverage.

All other terms, conditions and exclusions remain unchanged.

AUTHORIZED REPRESENTATIVE

Manuscript

© All rights reserved.

PREMIUM BILL

Insured: FIDELITY EQUITY AND HIGH INCOME FUNDS

Date: November 10, 2014

Producer: WILLIS OF MASSACHUSETTS, INC.

Company: FEDERAL INSURANCE COMPANY

THIS BILLING IS TO BE ATTACHED TO AND FORM PART OF THE BOND REFERENCED BELOW.

NOTE: PLEASE RETURN THIS BILL WITH REMITTANCE AND NOTE HEREON ANY CHANGES. BILL WILL BE RECEIPTED AND RETURNED TO YOU PROMPTLY UPON REQUEST.

PLEASE REMIT TO PRODUCER INDICATED ABOVE. PLEASE REFER TO:

EFFECTIVE DATE	BOND NUMBER	COVERAGE		PREMIUM
July 1, 2014	82047565	Renewal - Excess Bond Form E		$ 15,000.00
To				
July 1, 2015				
0% Commission				
			TOTAL	$ 15,000.00

POLICYHOLDER
DISCLOSURE NOTICE OF
TERRORISM INSURANCE COVERAGE
(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act (the "Act"), effective December 26, 2007, this policy makes available to you insurance for losses arising out of certain acts of terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 85% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage.

However, if aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion.

If aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under the Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

The portion of your policy's annual premium that is attributable to insurance for such acts of terrorism is: $ **-0-.**

If you have any questions about this notice, please contact your agent or broker.

IMPORTANT NOTICE TO POLICYHOLDERS

All of the members of the Chubb Group of Insurance companies doing business in the United States (hereinafter "Chubb") distribute their products through licensed insurance brokers and agents ("producers"). Detailed information regarding the types of compensation paid by Chubb to producers on US insurance transactions is available under the Producer Compensation link located at the bottom of the page at www.chubb.com, or by calling 1-866-588-9478. Additional information may be available from your producer.

Thank you for choosing Chubb.

Chubb Group of Insurance Companies

15 Mountain View Road, Warren, New Jersey 07059

DECLARATIONS
FINANCIAL INSTITUTION
EXCESS BOND FORM E

NAME OF ASSURED:

FIDELITY EQUITY AND HIGH INCOME FUNDS

C/O FMR LLC, 82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

Bond Number: 82047565

FEDERAL INSURANCE COMPANY

Incorporated under the laws of Indiana,
a stock insurance company, herein called the COMPANY

Capital Center, 251 North Illinois, Suite 1100
Indianapolis, IN 46204-1927

ITEM 1. BOND PERIOD: from 12:01 a.m. on July 1, 2014
to 12:01 a.m. on July 1, 2015

ITEM 2. AGGREGATE LIMIT OF LIABILITY: $5,000,000 part of $50,000,000

ITEM 3. SINGLE LOSS LIMIT OF LIABILITY: $5,000,000 part of $50,000,000

ITEM 4. DEDUCTIBLE AMOUNT: $ 400,000 (as per the primary carrier)

ITEM 5. PRIMARY BOND:

Insurer:	National Union Fire Insurance Company of Pittsburgh, Pa
Bond No.:	01-329-88-97
Limit:	$15,000,000 Single Loss / $15,000,000 Aggregate
Deductible:	$400,000 Single Loss / $400,000 Aggregate
Bond Period:	July 1, 2014 – July 1, 2015

ITEM 6. COVERAGE EXCEPTIONS TO PRIMARY BOND:

NOTWITHSTANDING ANY COVERAGE PROVIDED BY THE PRIMARY BOND, THIS EXCESS BOND DOES NOT DIRECTLY OR INDIRECTLY COVER: None

ITEM 7. TOTAL OF LIMITS OF LIABILITY OF OTHER UNDERLYING BONDS, EXCESS OF PRIMARY BOND: $85,000,000

ITEM 8. THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

1 - 2

IN WITNESS WHEREOF, THE COMPANY issuing this Bond has caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by a duly authorized representative of the Company.

Maureen A. Brundage
Secretary

Paul J. Krump
President

November 10, 2014
Date

Authorized Representative

The COMPANY, in consideration of the required premium, and in reliance on the statements and information furnished to the COMPANY by the ASSURED, and subject to the DECLARATIONS made a part of this bond and to all other terms and conditions of this bond, agrees to pay the ASSURED for:

Insuring Clause

Loss which would have been paid under the **Primary Bond** but for the fact the loss exceeds the **Deductible Amount**.

Coverage under this bond shall follow the terms and conditions of the **Primary Bond**, except with respect to:

a. The coverage exceptions in ITEM 6. of the DECLARATIONS; and

b. The limits of liability as stated in ITEM 2. and ITEM 3. of the DECLARATIONS.

With respect to the exceptions stated above, the provisions of this bond shall apply.

General Agreements

Change Or Modification Of Primary Bond

A. If after the inception date of this bond the **Primary Bond** is changed or modified, written notice of any such change or modification shall be given to the COMPANY as soon as practicable, not to exceed thirty (30) days after such change or modification, together with such information as the COMPANY may request. There shall be no coverage under this bond for any loss related to such change or modification until such time as the COMPANY is advised of and specifically agrees by written endorsement to provide coverage for such change or modification.

Representations Made By Assured

B. The ASSURED represents that all information it has furnished to the COMPANY for this bond or otherwise is complete, true and correct. Such information constitutes part of this bond.

The ASSURED must promptly notify the COMPANY of any change in any fact or circumstance which materially affects the risk assumed by the COMPANY under this bond.

Any misrepresentation, omission, concealment or incorrect statement of a material fact by the ASSURED to the COMPANY shall be grounds for recision of this bond.

Notice To Company Of Legal Proceedings Against Assured - Election To Defend

C. The ASSURED shall notify the COMPANY at the earliest practical moment, not to exceed thirty (30) days after the ASSURED receives notice, of any legal proceeding brought to determine the ASSURED'S liability for any loss, claim or damage which, if established, would constitute a collectible loss under this bond or any of the **Underlying Bonds**. Concurrent with such notice, and as requested thereafter, the ASSURED shall furnish copies of all pleadings and pertinent papers to the COMPANY.

General Agreements

Notice To Company Of Legal Proceedings Against Assured - Election To Defend (continued)

If the COMPANY elects to defend all or part of any legal proceeding, the court costs and attorneys' fees incurred by the COMPANY and any settlement or judgment on that part defended by the COMPANY shall be a loss under this bond. The COMPANY'S liability for court costs and attorneys' fees incurred in defending all or part of such legal proceeding is limited to the proportion of such court costs and attorneys' fees incurred that the amount recoverable under this bond bears to the amount demanded in such legal proceeding.

If the COMPANY declines to defend the ASSURED, no settlement without the prior written consent of the COMPANY or judgment against the ASSURED shall determine the existence, extent or amount of coverage under this bond, and the COMPANY shall not be liable for any costs, fees and expenses incurred by the ASSURED.

Conditions And Limitations

Definitions

1. As used in this bond:

   a. **Deductible Amount** means the amount stated in ITEM 4. of the DECLARATIONS. In no event shall this **Deductible Amount** be reduced for any reason, including but not limited to, the non-existence, invalidity, insufficiency or uncollectibility of any of the **Underlying Bonds**, including the insolvency or dissolution of any Insurer providing coverage under any of the **Underlying Bonds**.

   b. **Primary Bond** means the bond scheduled in ITEM 5. of the DECLARATIONS or any bond that may replace or substitute for such bond.

   c. **Single Loss** means all covered loss, including court costs and attorneys' fees incurred by the COMPANY under General Agreement C., resulting from:

      (1) any one act of burglary, robbery or attempt either, in which no employee of the ASSURED is implicated, or

      (2) any one act or series of related acts on the part of any person resulting in damage to or destruction or misplacement of property, or

      (3) all acts other than those specified in c.(1) and c.(2), caused by any person or in which such person is implicated, or

      (4) any one event not specified above, in c.(1), c.(2) or c.(3).

   d. **Underlying Bonds** means the **Primary Bond** and all other insurance coverage referred to in ITEM 7. of the DECLARATIONS.

Conditions And Limitations
(continued)

Limit Of Liability

Aggregate Limit Of Liability

2. The COMPANY'S total cumulative liability for all **Single Losses** of all ASSUREDS discovered during the BOND PERIOD shall not exceed the AGGREGATE LIMIT OF LIABILITY as stated in ITEM 2. of the DECLARATIONS. Each payment made under the terms of this bond shall reduce the unpaid portion of the AGGREGATE LIMIT OF LIABILITY until it is exhausted.

   On exhausting the AGGREGATE LIMIT OF LIABILITY by such payments:

   a. the COMPANY shall have no further liability for loss or losses regardless of when discovered and whether or not previously reported to the COMPANY, and

   b. the COMPANY shall have no obligation under General Agreement C. to continue the defense of the ASSURED, and on notice by the COMPANY to the ASSURED that the AGGREGATE LIMIT OF LIABILITY has been exhausted, the ASSURED shall assume all responsibility for its defense at its own cost.

The unpaid portion of the AGGREGATE LIMIT OF LIABILITY shall not be increased or reinstated by any recovery made and applied in accordance with Section 4. In the event that a loss of property is settled by indemnity in lieu of payment, then such loss shall not reduce the unpaid portion of the AGGREGATE LIMIT OF LIABILITY.

Single Loss Limit Of Liability

The COMPANY'S liability for each **Single Loss** shall not exceed the SINGLE LOSS LIMIT OF LIABILITY as stated in ITEM 3. of the DECLARATIONS or the unpaid portion of the AGGREGATE LIMIT OF LIABILITY, whichever is less.

Discovery

3. This bond applies only to loss first discovered by the ASSURED during the BOND PERIOD. Discovery occurs at the earlier of the ASSURED being aware of:

   a. facts which may subsequently result in a loss of a type covered by this bond, or

   b. an actual or potential claim in which it is alleged that the ASSURED is liable to a third party,

   regardless of when the act or acts causing or contributing to such loss occurred, even though the amount of loss does not exceed the applicable **Deductible Amount**, or the exact amount or details of loss may not then be known.

Subrogation-Assignment-Recovery

4. In the event of a payment under this bond, the COMPANY shall be subrogated to all of the ASSURED'S rights of recovery against any person or entity to the extent of such payments. On request, the ASSURED shall deliver to the COMPANY an assignment of the ASSURED'S rights, title and interest and causes of action against any person or entity to the extent of such payment.

Conditions And Limitations

Subrogation-Assignment-Recovery (continued)

Recoveries, whether effected by the COMPANY or by the ASSURED, shall be applied net of the expense of such recovery, first, to the satisfaction of the ASSURED'S loss which would otherwise have been paid but for the fact that it is in excess of the AGGREGATE LIMIT OF LIABILITY, second, to the COMPANY in satisfaction of amounts paid in settlement of the ASSURED'S claim and third, to the ASSURED in satisfaction of the DEDUCTIBLE AMOUNT. Recovery from reinsurance and/or indemnity of the COMPANY shall not be deemed a recovery under this Section.

Cooperation Of Assured

5. At the COMPANY'S request and at reasonable times and places designated by the COMPANY the ASSURED shall:

   a. submit to examination by the COMPANY and subscribe to the same under oath, and

   b. produce for the COMPANY'S examination all pertinent records, and

   c. cooperate with the COMPANY in all matters pertaining to the loss.

   The ASSURED shall execute all papers and render assistance to secure to the COMPANY the rights and causes of action provided for under this bond. The ASSURED shall do nothing after loss to prejudice such rights or causes of action.

Termination

6. This bond terminates as an entirety on the earliest occurrence of any of the following:

   a. sixty (60) days after the receipt by the ASSURED of a written notice from the COMPANY of its decision to terminate this bond, or

   b. immediately on the receipt by the COMPANY of a written notice from the ASSURED of its decision to terminate this bond, or

   c. immediately on the appointment of a trustee, receiver or liquidator to act on behalf of the ASSURED, or the taking over of the ASSURED by State or Federal officials, or

   d. immediately on the dissolution of the ASSURED, or

   e. immediately on exhausting the AGGREGATE LIMIT OF LIABILITY, or

   f. immediately on expiration of the BOND PERIOD, or

   g. immediately on cancellation, termination or recision of the **Primary Bond.**

Conformity

7. If any limitation within this bond is prohibited by any law controlling this bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

Conditions And Limitations
(continued)

Change Or Modification Of This Bond

8. This bond or any instrument amending or affecting this bond may not be changed or modified orally. No change in or modification of this bond shall be effective except when made by written endorsement to this bond signed by an Authorized Representative of the COMPANY.

ENDORSEMENT/RIDER

Effective date of
this endorsement/rider: July 1, 2014

FEDERAL INSURANCE COMPANY

Endorsement/Rider No. 1

To be attached to and
form a part of Policy No. 82047565

Issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

COMPLIANCE WITH APPLICABLE TRADE SANCTION LAWS

It is agreed that this insurance does not apply to the extent that trade or economic sanctions or other similar laws or regulations prohibit the coverage provided by this insurance.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Policy shall remain unchanged.

Authorized Representative

FEDERAL INSURANCE COMPANY

Endorsement No.: 2

Bond Number: 82047565

NAME OF ASSURED: FIDELITY EQUITY AND HIGH INCOME FUNDS

SHARED AGGREGATE LIMITS ENDORSEMENT

It is agreed that in addition to this Bond, the COMPANY has issued to the ASSURED all Policies and Bonds listed below. It is expressly acknowledged by the ASSURED that the premium for this Bond and all Policies and Bonds listed below has been negotiated with the understanding that this Bond and all Policies and Bonds listed below combine and share a single aggregate limit of liability. Therefore, in consideration of the premium charged:

1. The COMPANY and the ASSURED agreed that the COMPANY's maximum aggregate limit of liability for all **Loss** under this Bond, and for all payments of **Loss** under all Policies and Bonds listed below, in the aggregate, shall not exceed $5,000,000.

2. It is agreed that the COMPANY shall have no obligation under this Bond to make any payment of **Loss** to the extent that the amount of such **Loss**, when added to the amount of any **Loss** paid under this Bond and any **Loss** paid under any Policies and Bonds listed below, would exceed $5,000,000. Any payment of **Loss** under any Policies and Bonds listed below shall reduce the Limits of Liability available under this Bond for the payment of any **Loss** during the BOND PERIOD.

3. If the COMPANY shall have paid **Loss** under this Bond and **Loss** under any Policies and Bonds listed below in an aggregate amount equaling $5,000,000, any and all obligations of the COMPANY under this Bond and the Policies and Bonds listed below shall be completely fulfilled and extinguished, and the COMPANY shall have no further obligations of any kind or nature under this Bond and the Policies and Bonds listed below.

4. If a **Loss** is covered by this Bond and one or more of the Policies and Bonds listed below, and if more than one deductible amount applies to such **Loss**, the largest applicable deductible amount shall be the deductible amount applicable to such **Loss**.

Policy/Bond Type	Policy/Bond Number
Excess Policy	8210-5061

For the purposes of this Endorsement, **Loss** shall include **Single Loss** as defined in this Bond and any Bond or Policy listed above and **Loss** as defined in any Policy listed above.

THIS ENDORSEMENT DOES NOT INCREASE THE LIMITS OF LIABILITY, AS SET FORTH IN THE DECLARATIONS.

Name and Address of Assured:

FIDELITY EQUITY AND HIGH INCOME FUNDS

C/O FMR LLC, 82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

Signature of Assured's Representative

Position/Title

Date

This Endorsement applies to loss discovered after 12:01 a.m. on July 1, 2014.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 10, 2014

By ______________________
Authorized Representative

Lloyd's Policy

We, Underwriting Members of the Syndicates whose definitive numbers and proportions are shown in the Table attached hereto (hereinafter referred to as 'the Underwriters'), hereby agree, in consideration of the payment to Us by or on behalf of the Assured of the Premium specified in the Schedule, to insure against loss, including but not limited to associated expenses specified herein, if any, to the extent and in the manner provided in this Policy.

The Underwriters hereby bind themselves severally and not jointly, each for his own part and not one for another, and therefore each of the Underwriters (and his Executors and Administrators) shall be liable only for his own share of his Syndicate's proportion of any such Loss and of any such Expenses. The identity of each of the Underwriters and the amount of his share may be ascertained by the Assured or the Assured's representative on application to Lloyd's Policy Signing Office, quoting the Lloyd's Policy Signing Office number and date or reference shown in the Table.

If the Assured shall make any claim knowing the same to be false or fraudulent, as regards amount or otherwise, this Policy shall become void and all claim hereunder shall be forfeited.

In Witness whereof the General Manager of Lloyd's Policy Signing Office has signed this Policy on behalf of each of Us.

Max Pell

LLOYD'S POLICY SIGNING OFFICE
General Manager

If this policy (or any subsequent endorsement) has been produced to you in electronic form, the original document is stored on the Insurer's Market Repository to which your broker has access.

WILLIS EXCESS FINANCIAL LINES POLICY

Please read this Policy carefully.

SCHEDULE

Policy Number: B080113016P14

Item 1:	***Insured***:	FIDELITY EQUITY AND HIGH INCOME FUNDS and as more fully defined herein
	Principal Address:	c/o FMR LLC 82 Devonshire Street F3D, Boston, MA 02109, United States of America
Item 2:	***Insurer(s):***	Lloyd's Syndicates: Antares AUL 1274 and ACE AGM 2488
Item 3:	***Period of Insurance***:	1 July 2014 to 1 July 2015 Both Days at 00:01 local standard time at the Principal address shown at Item 1 above.
Item 4:	***Limit of Liability***:	USD 6,000,000 any one loss/claim and in the aggregate for the period part of USD 50,000,000 any one loss/claim and in the aggregate for the period
Item 5:	***Underlying Policy(ies)***:	in excess of underlying contracts for USD 100,000,000 any one loss/claim and in the aggregate for the period the details of which are held on file in the offices of Willis Limited
	Retention:	Primary Contract Retentions detailed as per National Union Fire Insurance Company of Pittsburgh, PA. Policy No: -
Item 6:	***Premium***:	USD 185,542.00 in full for 100% for the period but USD 22,265.00 for USD 6,000,000 order hereon, including USD 222.65 in respect of TRIA
	Taxes:	None

Item 7: Notification(s) in accordance with clause 5 required to be addressed to:

Willis Limited,
FINEX Global - Claims Department,
51 Lime Street,
London
EC3M 7DQ
United Kingdom.

Item 8: Endorsements are as attached at issue of this ***Contract***.

Item 9: Additional premium required: Nil

Item 10: Addressees for complaints:

(a) For ***Insurers*** who are Lloyd's Insurers:

Policyholder and Market Assistance
Lloyd's Market Services
One Lime Street
London
EC3M 7HA
United Kingdom.

Telephone: +44 (0)207 327 5693
Facsimile: +44 (0)207 327 5225
Email: Complaints@Lloyds.com

(b) For all other ***Insurers***:

Willis Limited will provide details on request.

Dated in London: 14 July 2014

WILLIS EXCESS FINANCIAL LINES POLICY

In consideration of the ***Insured*** having paid or agreed to pay the ***Premium*** and subject to all of the definitions, terms, conditions and limitations of this ***Policy***, ***Insurers*** and the ***Insured*** agree as follows:

1. Insuring Agreement

1.1 Except insofar as the express terms of this ***Policy***:

(a) make specific provision in respect of any matter for which specific provision is also made in the ***Primary Policy***, in which case the express terms of this ***Policy*** shall prevail; or

(b) make specific provision in respect of any matter for which no specific provision is made in the ***Primary Policy***, in which case the express terms of this ***Policy*** shall apply;

this ***Policy*** shall take effect and operate in accordance with the terms of the ***Primary Policy***.

1.2 Subject to the ***Limit of Liability***, the ***Insurers*** shall pay to or on behalf of the ***Insured*** that proportion of ***Loss*** which exceeds the ***Underlying Limit***.

1.3 Except as provided specifically to the contrary in this ***Policy***, the ***Insurers*** shall have no liability to make payment for any ***Loss*** under this ***Policy*** until the ***Underlying Limit*** has been completely eroded by amounts which the Insured or insurers of any Side A/Difference in Conditions **Policy** or insurers of the ***Underlying Policy(ies) shall have paid the Underlying Limit.***

2. Definitions

Wherever the following words and phrases appear in bold and italics in this ***Policy*** they shall have the meanings given to them below:

"***Claim***" or "***Circumstance***" shall mean "claim", "circumstance" or any other term by which the ***Primary Policy*** identifies matters potentially giving rise to payments thereunder in respect of ***Loss***.
"***Insured***" shall mean those persons and organisations identified at Item 1 of the ***Schedule*** and all other persons and organisations as are insured or otherwise entitled to indemnity under the ***Primary Policy***.

"***Insurers***" shall mean the insurers of this ***Policy*** identified at Item 2 of the ***Schedule***.

"***Limit of Liability***" shall mean the sum(s) shown at Item 4 of the ***Schedule*** being the maximum sum(s) the ***Insurers*** are liable to pay under this ***Policy*** for all ***Loss***, subject to any reinstatement of limit expressly provided for at Item 4 of the Schedule. For the avoidance of doubt, there shall be no reinstatement of the ***Limit of Liability*** unless expressly provided for at Item 4, notwithstanding that the ***Primary Policy*** may provide for one or more reinstatements.

"***Loss***" shall mean all and any amounts for which ***Insurers*** are liable to the ***Insured*** pursuant to the terms and conditions of this ***Policy*** and, for the avoidance of doubt and subject only to the operation of any express terms hereof in accordance with clause 1.1 above, this ***Policy*** shall be liable to pay as

Loss all losses, costs, liabilities or damages and other expenses of the ***Insured*** as are covered by the ***Primary Policy*** of whatever nature and howsoever described by the ***Primary Policy***. However, and notwithstanding any provision to the contrary in the ***Primary Policy***, the liability of the ***Insurers*** of this

Policy to the ***Insured*** for costs and expenses of any kind whatsoever shall be part of, and not in addition to, the ***Limit of Liability***.

"***Period of Insurance***" shall mean the period set out at Item 3 of the ***Schedule***.

"***Policy***" shall mean this insurance contract which includes any endorsements and schedules hereto.

"***Premium***" shall mean the sum shown at Item 6 of the ***Schedule***.

"***Primary Limits***" shall mean the limits of liability of the ***Primary Policy*** applicable to any loss or liability (as applicable) as set out in Item 5(a) of the ***Schedule***.

"***Primary Policy***" shall mean the policy identified at Item 5(a) of the ***Schedule*** or any policy(ies) issued in substitution thereof.

"***Relevant Provision***" shall mean any provision of an ***Underlying Policy*** which reduces the limit of liability of the ***Underlying Policy*** automatically by reference to the amount paid or payable under another policy of insurance, or by reference to the limit of liability under another policy of insurance. For the avoidance of doubt, a provision which provides that an ***Underlying Policy*** shall pay only the amount by which any loss or liability (as applicable) exceeds the amount paid or payable under any other policy or policies, or which allows the insurer credit for the value of other insurance or indemnification, or which requires the ***Insured*** to pursue such insurance or indemnification prior to claiming under the ***Underlying Policy*** (such as an "other insurance" or "non-contribution" or other similar provision), shall not be a ***Relevant Provision***.

"***Schedule***" shall mean the schedule to this ***Policy***.

"***Sublimit(s)***" shall mean any limit or limits of insurers' liability in the ***Primary Policy*** imposed in respect of a particular category of loss or liability (as applicable) and which specifies that the maximum liability of the insurer shall be less than the otherwise generally applicable limit of liability of the ***Primary Policy***.

"***Underlying Limit***" shall mean the cumulative total of the limits of liability of the insurer(s) of the ***Underlying Policy(ies)*** applicable to any loss or liability (as applicable) as set out in Item 5 of the ***Schedule***.

"***Underlying Policy(ies)***" shall mean the policies listed at Item 5 of the ***Schedule***.

3. Maintenance of the Underlying Policy(ies)

The ***Primary Policy***, or any policies issued in substitution thereof, shall be maintained in full force and effect during the ***Period of Insurance*** save to the extent that it is eroded. This obligation shall cease to apply in the event that the ***Primary Policy*** is completely eroded. Clause 1.3 hereof shall apply for the purposes of determining whether and to what extent erosion has occurred. Where an ***Underlying Policy*** other than the ***Primary Policy*** does not continue in full force and effect (other than by reason of erosion) such policy shall be deemed for all purposes of this ***Policy*** to have been maintained. The ***Primary Policy*** shall be deemed maintained if it is replaced by the operation of clause 4 hereof.

4. Step-Down of Cover

Subject always to the ***Limit of Liability***:

4.1 In the event of the reduction of the amount of indemnity available under any ***Underlying Policy*** by reason of partial erosion of the ***Underlying Limit*** (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply) this ***Policy*** shall, subject to the ***Limit of Liability*** and to the other terms, conditions and limitations of this ***Policy***, continue to be available to pay that proportion of ***Loss*** which exceeds the amount of indemnity remaining under the ***Underlying Policy(ies)***.

4.2 In the event of there being no indemnity available under the ***Underlying Policy(ies)*** by reason of the complete erosion of the ***Underlying Limit*** (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply), the remaining limits available under this ***Policy*** shall, subject to the ***Limit of Liability*** and to the other terms, conditions and limitations of this ***Policy***, continue for subsequent ***Loss*** as primary insurance and, in that event, any retention, excess or deductible and the remainder of any ***Sublimit*** specified in the ***Primary Policy*** shall apply under this ***Policy*** in respect of ***Loss***.

5. Notification

Any notification to the ***Primary Policy*** of a ***Claim*** or ***Circumstance*** which is required to be given in accordance with the terms and conditions of the ***Primary Policy*** shall also be given to the ***Insurers*** in writing.

6. Claims Participation

6.1 The ***Insurers*** shall have no liability to pay costs and expenses incurred by or on behalf of the ***Insured*** unless their consent to the incurring of such costs and expenses has first been obtained, such consent not to be unreasonably delayed or withheld.

6.2 No settlement of a claim brought by a third party shall be effected by or on behalf of the ***Insured*** for such a sum as will require payment by ***Insurers*** under this ***Policy*** unless the consent of the ***Insurers*** has first been obtained, such consent not to be unreasonably delayed or withheld.

7. Cancellation and Termination

This ***Policy*** may be terminated or cancelled or shall become automatically terminated or cancelled in the same manner and on the same basis or bases as the ***Primary Policy***. However, breach by the ***Insured*** of any obligation to pay premium in respect of the ***Primary Policy*** or in respect of any other of the ***Underlying Policy(ies)*** shall not entitle the ***Insurers*** to terminate or cancel this ***Policy***.

8. Recoveries

Where, following payment of ***Loss*** by ***Insurers***, recovery is effected, then such recovery, net of the expenses of its being effected, shall be distributed in the following order to the following parties:

(i) to the ***Insured*** or, to such extent, if any, as appropriate, to any insurer of a policy applying excess of this ***Policy***, but only to the extent (if any) by which such loss or liability (as applicable) exceeded the sum of the excess, deductible or retention of the ***Primary Policy***, the ***Underlying Limit*** and the amount paid hereunder; and,

(ii) if any balance remains following the application of (i) above, to the ***Insurers*** to the extent of the amount(s) paid by them hereunder in respect of ***Loss***; and,

(iii) if any balance remains following the application of (i) and (ii) above, to those, if any, entitled pursuant to the operation of the ***Underlying Policies*** to such extent, if any, of the entitlements conferred thereunder; and

For the avoidance of doubt, nothing in this ***Policy*** shall be construed as limiting or delaying the ***Insured's*** right to payment of any ***Loss*** hereunder until such time as it has effected any recovery.

9. Alteration

No material amendment to the terms of the ***Primary Policy*** shall apply in respect of this ***Policy*** unless and until agreed in writing by the ***Insurers***.

10. Reporting Period

Where the terms of the ***Primary Policy*** provide:

(i) the ***Insured*** with a period of time immediately following the policy period of the ***Primary Policy*** during which notice may be given to the insurers of the ***Primary Policy*** of any ***Claims*** or ***Circumstances***; and/or,

(ii) the right to purchase such a period,

then the ***Insured*** shall have the same period and/or right under this ***Policy*** in the same manner and on the same terms as those provided for in the ***Primary Policy*** except in relation to the premium payable (if any). The premium (if any) payable in respect of any such period available hereunder is set out in Item 9 of the ***Schedule***.

11. Governing Law and Jurisdiction

This insurance shall be governed by and construed in accordance with the laws of the State of Massachusetts and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the courts of United States of America as per NMA 1998 Service of Suit Clause U.S.A. as attached.

12. Complaints

The ***Insurers*** aim to provide a high standard at all times but if the ***Insured*** is not satisfied with the service provided it should contact the following:

In respect of Lloyd's underwriters: the person(s) identified in Item 10(a) of the ***Schedule***.

In respect of ***Insurers*** other than Lloyd's underwriters, Willis Limited will provide on request details of the relevant persons.

In the event that the ***Insured*** remains dissatisfied it may be possible for the ***Insured's*** complaint to be referred to the Financial Ombudsman Service who may review the matter. The Financial Ombudsman Service address is:

Financial Ombudsman Service
South Quay Plaza
183 Marsh Wall
London E14 9SR
Telephone: 0845 0801800
Email: enquiries@financial-ombudsman.org.uk
Website: www.financial-ombudsman.org.uk

ENDORSEMENT No 1

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

a) ceases underwriting; or
b) is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or
c) has its authority to carry on insurance business withdrawn,
d) has its financial strength rating reduced by A.M.Best's, Standard & Poor's or equivalent rating agency to less than A-.

the Insured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk. In the event there are any notified, reserved or paid losses or circumstances, premium shall be deemed fully earned. Any return of premium shall also be subject to a written full release of liability from the Insured.

NMA2975 (amended)
30/05/03

ENDORSEMENT No 2

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

U.S. TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED NEW & RENEWAL BUSINESS ENDORSEMENT

This Endorsement is issued in accordance with the terms and conditions of the "U.S. Terrorism Risk Insurance Act of 2002" as amended as summarized in the disclosure notice.
In consideration of an additional premium of USD 222.65 paid, it is hereby noted and agreed with effect from inception that the Terrorism exclusion to which this Insurance is subject, shall not apply to any "insured loss" directly resulting from any "act of terrorism" as defined in the "U.S. Terrorism Risk Insurance Act of 2002", as amended ("TRIA").

The coverage afforded by this Endorsement is only in respect of any "insured loss" of the type insured by this Insurance directly resulting from an "act of terrorism" as defined in TRIA. The coverage provided by this Endorsement shall expire at 12:00 midnight 31 December 2014, the date on which the TRIA Program is scheduled to terminate, or the expiry date of the policy whichever occurs first, and shall not cover any losses or events which arise after the earlier of these dates. The Terrorism exclusion, to which this Insurance is subject, applies in full force and effect to any other losses and any act or events that are not included in said definition of "act of terrorism".

This Endorsement only affects the Terrorism exclusion to which this Insurance is subject. All other terms, conditions, insured coverage and exclusions of this Insurance including applicable limits and deductibles remain unchanged and apply in full force and effect to the coverage provided by this Insurance.

Furthermore the Underwriter(s) will not be liable for any amounts for which they are not responsible under the terms of TRIA (including subsequent action of Congress pursuant to the Act) due to the application of any clause which results in a cap on the Underwriter's liability for payment for terrorism losses.

21/12/2007
LMA5091
Form approved by Lloyd's Market Association

ENDORSEMENT No 3

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

WAR AND TERRORISM EXCLUSION ENDORSEMENT

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

(1) war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or

(2) any act of terrorism.
For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to (1) and/or (2) above.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

NMA2918 (amended)
08/10/2001

ENDORSEMENT No 4

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

PREMIUM PAYMENT CLAUSE

Notwithstanding any provision to the contrary within this contract or any endorsement hereto, in respect of non payment of premium only the following clause will apply.

The (Re)Insured undertakes that premium will be paid in full to (Re)Insurers by 30 August 2014.

If the premium due under this contract has not been so paid to (Re)Insurers by 30 August 2014 (Re)Insurers shall have the right to cancel this contract by notifying the (Re)Insured via the broker in writing. In the event of cancellation, premium is due to (Re)Insurers on a pro rata basis for the period that (Re)Insurers are on risk but the full contract premium shall be payable to (Re)Insurers in the event of a loss or occurrence prior to the date of termination which gives rise to a valid claim under this contract.

It is agreed that (Re)Insurers shall give not less than 15 days prior notice of cancellation to the (Re)Insured via the broker. If premium due is paid in full to (Re)Insurers before the notice period expires, notice of cancellation shall automatically be revoked. If not, the contract shall automatically terminate at the end of the notice period.

If any provision of this clause is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this clause which will remain in full force and effect.

30/09/08
LSW3001

WILLIS ADDENDUM TO PREMIUM PAYMENT CLAUSE LSW 3001

Notice of Cancellation in writing for the purposes of the Premium Payment Clause (LSW3001) shall be notice in writing to the Group's Compliance Officer at the Willis Building, 51 Lime Street, London EC3M 7DQ, and delivered by registered post or received and acknowledged personally by the Compliance Officer. The notice will only be accepted if the risk is properly identified, and includes at least the name of the Insured, the Willis slip reference number, the class of business and any other information which will enable the risk to be clearly identified. Further, for the avoidance of doubt, a notice of cancellation sent by e-mail to the Company shall not constitute notice in writing for the purposes of the application of the Premium Payment Clause (LSW3001).

ENDORSEMENT No 5

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE-LIABILITY-DIRECT (BROAD)

For attachment to insurances of the following classifications in the U.S.A., its Territories and Possessions, Puerto Rico and the Canal Zone:-
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability
(including Massachusetts Motor Vehicle or Garage Liability), not being insurances of the classifications to which the Nuclear Incident Exclusion Clause-Liability-Direct (Limited) applies.

This policy* does not apply:-

I. Under any Liability Coverage, to injury, sickness, disease, death or destruction

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, to expenses incurred with respect of bodily injury, sickness, disease or death resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III. Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from the hazardous properties of nuclear material, if

(a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c) the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

IV. As used in this endorsement:

"hazardous properties" include radioactive, toxic or explosive properties; **"nuclear material"** means source material, special nuclear material or byproduct material; **"source material"**, **"special nuclear material"**, and **"byproduct material"** have the meanings given them in the Atomic Energy Act 1954 or in any law amendatory thereof; **"spent fuel"** means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; **"waste"** means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; **"nuclear facility"** means

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; **"nuclear reactor"** means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material. With respect to injury to or destruction of property, the word **"injury"** or **"destruction"** includes all forms of radioactive contamination of property.

It is understood and agreed that, except as specifically provided in the foregoing to the contrary, this clause is subject to the terms, exclusions, conditions and limitations of the Policy to which it is attached.

*NOTE:- As respects policies which afford liability coverages and other forms of coverage in addition, the words underlined should be amended to designate the liability coverage to which this clause is to apply.

17/3/60
N.M.A. 1256

ENDORSEMENT No 6

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

U.S.A.

RADIOACTIVE CONTAMINATION EXCLUSION CLAUSE -LIABILITY-DIRECT

(Approved by Lloyd's Underwriters' Non-Marine Association)

For attachment (in addition to the appropriate Nuclear Incident Exclusion Clause - Liability -Direct) to liability insurances affording worldwide coverage.

In relation to liability arising outside the U.S.A., its Territories or Possessions, Puerto Rico or the Canal Zone, this Policy does not cover any liability of whatsoever nature directly or indirectly caused by or contributed to by or arising from ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel.

13/2/64
N.M.A. 1477

All other terms, conditions and limitations of this Policy shall remain unchanged.

ENDORSEMENT No 7

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Assured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Mendes & Mount LLP, 750 Seventh Avenue, New York New York 10019-6829, United States of America and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Assured (or Reinsured) to give a written undertaking to the Assured (or Reinsured) that they will enter a general appearance upon Underwriters' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Assured (or Reinsured) or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

N.M.A. 1998 (24/4/86)

All other terms, conditions and limitations of this Policy shall remain unchanged.

ENDORSEMENT No 8

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

This policy contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Funds Professional Policy.

All other terms, conditions and limitations of this Policy shall remain unchanged

ENDORSEMENT No 9

This Endorsement, effective at 00.01 on 1 July 2014 forms part of Policy No. B080113016P14

SANCTIONS CLAUSE

No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the (re)insurer or its' parent, to any sanction, prohibition or restriction implemented pursuant to resolutions of the United Nations or the trade and economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

Memoranda attaching to and forming part of Policy No. B080113016P14

Memorandum No.1

NMA LINES CLAUSE

This Insurance, being signed for 100% of 100% insures only that proportion of any loss, whether total or partial, including but not limited to that proportion of associated expenses, if any, to the extent and in the manner provided in this Insurance.

The percentages signed in the Table are percentages of 100% of the amount(s) of Insurance stated herein.

NMA 2419

Memorandum No.2

Any fraudulent claims clause contained within the Policy Wording shall override any fraudulent claims clause appearing on the Policy Jacket or its Schedule. In which case, any fraudulent claims clause appearing on such Policy Jacket or its Schedule is deleted.

Memorandum No.3

This contract shall be governed by, and construed in accordance with, the laws of the State of Massachusetts of the United States of America as more fully set out in the contract wording.

Any dispute between the parties over the terms of this contract shall be submitted to the exclusive jurisdiction of the Courts of the United States of America as more fully set out in the NMA 1998 (24/4/86) Service of Suit Clause (U.S.A.) herein.

The language used for Contract interpretation shall be English as set out in the contract wording.

Memorandum No.4

Nothing in this contract shall be a condition precedent or warranty unless it is expressly stated to be one in this contract.

Memorandum No.5

Where any date on which the Premium is due to be paid falls on a weekend or Public Holiday, presentation to Insurers or their agents on the next working day will be deemed to comply with the relevant premium payment requirement. For the purposes of this clause, Public Holiday shall mean any public or statutory holiday in any territory through which the Premium must pass between the Insured and Insurers or their agents.

Memorandum No.6

This contract is subject to US State Surplus Lines requirements. It is the responsibility of the Surplus Lines Broker to affix a Surplus Lines Notice to the contract document before it is provided to the insured. In the event that the Surplus Lines Notice is not affixed to the contract document the insured should contact the Surplus Lines broker.

All other terms and conditions remain unaltered

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE	61453 14/07/2014	**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
83.33	1274	300563700014
TOTAL LINE	**No. OF SYNDICATES**	
83.33	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 1274

RISK CODE: BB

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE 61454 14/07/2014		**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
83.33	1274	300563700014
TOTAL LINE	**No. OF SYNDICATES**	
83.33	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 1274

RISK CODE: 7T

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE	61455 14/07/2014	**BROKER NUMBER** 0801
PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
16.67	2488	AKFH6ELL5010
TOTAL LINE	**No. OF SYNDICATES**	
16.67	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 2488

RISK CODE: BB

The Table of Syndicates referred to on the face of this Policy follows:

BUREAU REFERENCE 61456 14/07/2014 **BROKER NUMBER** 0801

PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
16.67	2488	AKFT6ELL5010
TOTAL LINE	**No. OF SYNDICATES**	
16.67	1	

THE LIST OF UNDERWRITING MEMBERS
OF LLOYD'S IS IN RESPECT OF 2014
YEAR OF ACCOUNT

EFFECTIVE FROM: 01 JUL 2014

BUREAU USE ONLY
USL1 72 2488

RISK CODE: 7T

LLOYD'S

One Lime Street London EC3M 7HA

FREEDOM SPECIALTY
INSURANCE COMPANY®

7 WORLD TRADE CENTER • 250 GREENWICH STREET • 37TH FLOOR • NEW YORK, NY 10007
p:212-329-6900 f:212-329-6918 tf:888-800-0147 • www.freedomspecialtyins.com

November 4, 2014

Mary Coughlin
Willis of Massachusetts Inc
3 Copley Pl Ste 300100 Huntington Ave
Boston, MA 02116-6516

RE: **Insured Name**: **Fidelity Equity & High Income Funds**

Policy Number: XMF1400060 (the "Policy")

Limit/Layer: $10,000,000 Part of $50,000,000 Excess of $100,000,000

Dear Mary,

Freedom Specialty is pleased to provide you with the enclosed Fidelity Equity & High Income Funds Policy, with effective dates 07/01/2014 to 07/01/2015, issued by Freedom Specialty Insurance Company (the "Company") to the above captioned insured.

As requested, the Policy has been issued despite the fact that Freedom Specialty has not received all of the Underlying Excess policy(ies)/endorsements.

As you are aware, the binder for this Policy may contain a subjectivity(ies) regarding receipt, review and acceptance of complete copies of the binders for all of the Underlying Excess policies, as well as complete copies of all of the policies themselves. Please forward complete copies of all of the policies to my attention as soon as possible.

The Company fully reserves its rights to amend the Policy in the event that any inconsistencies exist between the binders related to the policies and the policies when issued. In addition, by issuing the Policy, the Company does not waive any rights or defenses it may have in connection with the Policy, nor is it stopped from asserting all or any defenses that may be available to it with regard to the Policy.

If you have any questions or concerns, please do not hesitate to contact me.

Sincerely,

Nicole Young
Underwriting Manager

Enclosures

FREEDOM SPECIALTY
INSURANCE COMPANY®

Home Office:
One Nationwide Plaza • Columbus, Ohio 43215
Administrative Office:
8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675
A STOCK COMPANY

In Witness Whereof, the Company has caused this policy to be executed and attested.

Secretary   President

The information contained herein replaces any similar information contained elsewhere in the policy.

FREEDOM SPECIALTY
INSURANCE COMPANY®
A STOCK COMPANY
Home Office: One Nationwide Plaza • Columbus, Ohio 43215
Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675

EXCESS INSURANCE POLICY

DEPENDING UPON THE TERMS OF THE FOLLOWED POLICY, THIS POLICY MAY APPLY ONLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD, IF APPLICABLE, AND THE LIMIT OF LIABILITY MAY BE REDUCED BY PAYMENT OF DEFENSE COSTS. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

Item 1. **Named Insured & Mailing Address**
FIDELITY EQUITY & HIGH INCOME FUNDS
C/O FMR LLC
82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

Policy No.: XMF1400060
Agent No.: 20408
Renewal No.: XMF1300060

Item 2. Aggregate Limit of Liability (maximum amount payable by the **Insurer** under this Policy): $ 10,000,000 PART OF $50,000,000

Item 3. **Policy Period:**
07/01/2014 to 07/01/2015 12:01 A.M. local time at **Named Insured's** Mailing Address

Item 4. Schedule of **Underlying Policies:**

"Followed Policy" means the policy or coverage section identified below in the Schedule of **Underlying Policies**, as constituted at its inception (unless the **Insurer** consents to any change thereto by written endorsement to this Policy).

Followed Policy	Underlying Insurer	Underlying Policy	Limit of Liability	Policy Period
☒	NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA DEDUCTIBLE/RETENTION: $400,000	01-329-88-97	$15,000,000	07/01/2014-07/01/2015
	SEE FORM UTF-358 12-07 FOR COMPLETE SCHEDULE OF UNDERLYING POLICIES			

"Underlying Limits" means the following amount: $ 100,000,000

"Underlying Policies" means all policies or coverage sections of policies identified in the above Schedule of **Underlying Policies**, as constituted at their inception (unless the **Insurer** consents to any change thereto by written endorsement to this Policy). **"Underlying Insurer"** means any insurer identified in the above Schedule of **Underlying Policies** as issuing an **Underlying Policy.**

Item 5. **Premium:** $ 34,625 **Terrorism Premium:** $ INCLUDED @-0- **Total Premium:** $ 34,625

Item 6. Pending and Prior Litigation Date (in accordance with **Followed Policy,** but date may differ): N/A
Continuity Date (in accordance with **Followed Policy,** but date may differ): AS PER FOLLOWED

Item 7. Endorsements Effective at Inception:

SEE SCHEDULE OF FORMS AND ENDORSEMENTS

Item 8. Notices to **Insurer:**	
Notice of Claims to:	Other Notices to:
Freedom Specialty Insurance Company Attention: Claims Manager 7 World Trade Center, 37th Floor 250 Greenwich Street New York, NY 10007 fsreportaclaim@freedomspecialtyins.com	Freedom Specialty Insurance Company Attention: Claims Manager 7 World Trade Center, 37th Floor 250 Greenwich Street New York, NY 10007 fsreportaclaim@freedomspecialtyins.com

These Declarations, together with the application (as defined in the **Followed Policy**) and any information submitted there-with, the Policy, and any written endorsement(s) attached thereto, shall constitute the contract between the **Insureds** and the **Insurer.**

FREEDOM SPECIALTY
INSURANCE COMPANY®

SCHEDULE OF FORMS AND ENDORSEMENTS

Policy No. XMF1400060 Effective Date: 07/01/2014
12:01 A.M., Standard Time

Named Insured FIDELITY EQUITY & HIGH INCOME FUNDS Agent No. 20408

UTF-COVPG	12-09	Cover Page
XMF-D-2	7-10	Excess Insurance Policy Declarations
UTF-SP-2	6-11	Schedule Of Forms and Endorsements
EXCESS LIABILITY FORMS		
XMF-P-2	7-10	Excess Liability Policy
UTF-358	12-07	Schedule Of Underlying Policies

ADDITIONAL FORMS

UTF-3g	3-92	Quota Share Endorsement
UTF-3g	3-92	Amend III. A. - Reduction
UTF-3g	3-92	Amend Section IV. A
UTF-3g	3-92	Amend Section IV.

FREEDOM SPECIALTY
INSURANCE COMPANY®
A Stock Insurance Company, herein called the **Insurer**

EXCESS INSURANCE POLICY

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED AND MAY BE EXHAUSTED BY PAYMENT OF DEFENSE COSTS.

In consideration of the payment of the premium and in reliance upon the application (as defined in the **Followed Policy**) and any information submitted therewith, and subject to the Declarations and terms and conditions of this Policy, the persons and entities entitled to coverage under the **Followed Policy** (the "**Insureds**") and the **Insurer** agree as follows:

I. INSURING AGREEMENT

The **Insurer** shall provide insurance coverage excess of the **Underlying Limits** in accordance with the same terms, definitions, conditions, exclusions and limitations as are contained in the **Followed Policy,** except with respect to the premium, the limit of liability and as otherwise provided herein.

II. DEFINITIONS

A. "**DIC Insurer**" means any insurer which wrote a difference-in-conditions policy excess of this Policy that drops down to pay any amount due under the **Underlying Policies** pursuant to the difference-in-conditions provisions of such policy; provided, however, any such policy issued by such insurer shall not be considered one of the **Underlying Policies.**

B. "**Financial Insolvency**" means the status of any **Underlying Insurer** being subject to the appointment, by any state, federal or foreign official, agency or court, of any receiver, conservator, liquidator, trustee, rehabilitator or similar official to take control of, supervise, manage or liquidate such **Underlying Insurer.**

III. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A. The **Insurer** shall not provide any coverage under this Policy until the full amount of the **Underlying Limits** has been exhausted through payments by, on behalf of or in the place of the **Underlying Insurers** of amounts covered under the terms of the **Underlying Policies** by any or all of the following:

(1) the **Underlying Insurers** under the **Underlying Policies;**

(2) the **Insured;** or

(3) a **DIC Insurer,** in the event the difference-in-conditions policy written by such **DIC Insurer** drops down to pay any amount due under the **Underlying Policies.**

B. In the event that the **Underlying Limits** are partially reduced by reason of actual payments as described in Section **III.A.** above, then subject to the Limit of Liability this Policy shall continue to apply as excess over the reduced **Underlying Limits.**

C. In the event that the **Underlying Limits** are wholly exhausted by reason of actual payments as described in Section **III.A.** above (and the full amount of any applicable deductible or uninsured retention has been paid under the **Followed Policy** by the **Insured** or others), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance in accordance with the

terms, definitions, conditions, exclusions and limitations of the **Followed Policy** and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the **Followed Policy.**

D. This Policy shall only pay in the event of the reduction or exhaustion of the **Underlying Limits** by reason of actual payments as described in Section **III.A.** above and shall not drop down for any other reason, including but not limited to the existence of any sub-limit in any **Underlying Policy;** provided, however, this Policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sub-limit.

E. The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Insurer** does not in any way insure or assume such risk.

IV. CONDITIONS OF COVERAGE

A. As a condition precedent to this Policy's coverage, in the event of the **Financial Insolvency** of any of the **Underlying Policies** or the reduction or exhaustion of any of the **Underlying Policies,** the **Insureds** shall notify the **Insurer** in writing as soon as practicable thereafter, with full particulars.

B. If during the **Policy Period** or any discovery or extended reporting period, any terms, definitions, conditions, exclusions and limitations of the **Followed Policy** are changed, this Policy shall not be subject to such change unless the **Insurer** consents by written endorsement to this Policy.

FREEDOM SPECIALTY
INSURANCE COMPANY®

SCHEDULE OF UNDERLYING POLICIES

Policy No. XMF1400060 Effective Date: 07/01/2014
12:01 A.M., Standard Time

Named Insured FIDELITY EQUITY & HIGH INCOME FUNDS Agent No. 20408

Issuing Insurer	Policy Number	Limits of Liability	Attachment
1ST EXCESS: ACE AMERICAN INSURANCE COMPANY	DOX G21661612 009	$10,000,000	$15,000,000
2ND EXCESS: EVEREST NATIONAL INSURANCE COMPANY	FL5D00012-141	$10,000,000	$25,000,000
3RD EXCESS: ICI MUTUAL INSURANCE COMPANY, RRG	87153314B	$15,000,000	$35,000,000
4TH EXCESS: ALLIED WORLD ASSURANCE COMPANY LTD.	C014840/004	$15,000,000	$50,000,000
5TH EXCESS: ST. PAUL MERCURY INSURANCE COMPANY	15P29308-14	$10,000,000	$65,000,000
6TH EXCESS: CONTINENTAL INSURANCE COMPANY	287042220	$10,000,000	$75,000,000
7TH EXCESS: AXIS INSURANCE COMPANY	MNN727586/01/2014	$ 5,000,000 PART OF $15,000,000	$85,000,000
STARR INDEMNITY & LIABILITY COMPANY	SISIXFL21025314	$10,000,000 PART OF $15,000,000	$85,000,000

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT NO. 1

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400060	07/01/2014	FIDELITY EQUITY & HIGH INCOME FUNDS	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS POLICY—QUOTA SHARE ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that:

1. This Policy is part of a quota share participation arrangement between the Participating Insurers and the **Insured** (the "Program") which provides a $50,000,000 **Limit of Liability** excess of the **Underlying Limits** and consists of the following:

Participating Insurer	Participating Insurer's Policy Number	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
FREEDOM SPECIALTY INSURANCE COMPANY	XMF1400060	$10,000,000	20%
AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.	033089944	$ 6,000,000	12%
CATLIN SPECIALTY INSURANCE COMPANY	XSPQ-686643-0714	$ 5,000,000	10%
FEDERAL INSURANCE COMPANY	82047565	$ 5,000,000	10%
TWIN CITY FIRE INSURANCE COMPANY	00 FI 0252161-14	$10,000,000	20%
HOUSTON CASUALTY COMPANY	24-MG-14-A12016	$ 8,000,000	16%
LLOYD'S LONDON	B080113016P14	$ 6,000,000	12%

2. Each Participating Insurer shall be liable only for its own percentage of each covered loss, subject to its own **Limit of Liability.**

3. Each Participating Insurer shall:

   A. receive notice of any claim submitted for coverage under the Program;
   B. make its own determination of whether loss is covered under the Program; and
   C. elect whether to participate in the investigation, settlement or defense of any claim.

4. The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability of any Participating Insurer to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurer. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE / DATE

A Nationwide® Company

UTF-3g (3-92)

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT NO. 2

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400060	07/01/2014	FIDELITY EQUITY & HIGH INCOME FUNDS	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS POLICY – TIE-IN LIMITS ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that there shall be a combined Limit of Liability of $10,000,000 for all **Claims** under this Policy and all claims under policy number XMF1200059 issued by the **Company** to All Fidelity Funds Bond, including any policy that renews or replaces or succeeds in time either policy, which combined Limit of Liability shall be the maximum amount payable by the **Company** under all such policies.

All other terms and conditions of this Policy remain unchanged.

________________________ / ________________
AUTHORIZED REPRESENTATIVE DATE

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 3

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400060	07/01/2014	FIDELITY EQUITY & HIGH INCOME FUNDS	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND III. A. – REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

In consideration of the premium it is hereby understood and agreed:

Section **III.A** is deleted in its entirety and replaced with the following:

A. The **Insurer** shall not provide any coverage under this Policy until the full amount of the **Underlying Limits** has been exhausted through payments by, on behalf of or in the place of the **Underlying Insurers** of **Loss** under the terms of the **Underlying Policies** by any or all of the following:

(1) the **Underlying Insurers** under the **Underlying Policies;**

(2) the **Insured;** or

(3) a **DIC Insurer,** in the event the difference-in-conditions policy written by such **DIC Insurer** drops down to pay any amount due under the **Underlying Policies.**

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE / DATE

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT NO. 4

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400060	07/01/2014	FIDELITY EQUITY & HIGH INCOME FUNDS	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND SECTION IV. A - CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

It is agreed that:

Section IV: CONDITIONS OF COVERAGE, A. of this Policy is deleted and replaced by the following:

A. In the event of the **Financial Insolvency** of any of the **Underlying Policies** or the reduction or exhaustion of any of the **Underlying Policies**, the **Insureds** shall notify the **Insurer** in writing as soon as practicable thereafter, with full particulars.

All other terms and conditions of this Policy remain unchanged.

_______________________ / _______________________
AUTHORIZED REPRESENTATIVE DATE

FREEDOM SPECIALTY
INSURANCE COMPANY®

ENDORSEMENT
NO. 5

ATTACHED TO AND FORMING A PART OF POLICY NUMBER	ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME)	NAMED INSURED	AGENT NO.
XMF1400060	07/01/2014	FIDELITY EQUITY & HIGH INCOME FUNDS	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND SECTION IV. - CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

It is agreed that:

Section IV: CONDITIONS OF COVERAGE, of this Policy is amended by adding the following:

C. In the event the a dispute arises between the **Insured** and the **Insurers** of this Policy in relation to matters that are also the subject of a dispute with an **Underlying Insurer**, then at the **Insured's** election, those disputes shall be heard together in the same court or arbitration proceedings.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE / DATE

A Nationwide® Company

UTF-3g (3-92)

THE HARTFORD
UNIVERSAL EXCESS℠ SIMPLIFIED
DECLARATIONS

THE HARTFORD

Policy Number 08 FI 0252161-14

TWIN CITY FIRE INSURANCE CO.
ONE COLLEGE PARK, INDIANAPOLIS, IN
a stock insurance company, herein called the Underwriter

Producer Code, Name & Address
80347
WILLIS OF MASSACHUSETTS INC
THREE COPLEY PLACE SUITE 300
BOSTON, MA 02116

NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

ITEM A. Name of Insured and Address:
FIDELITY EQUITY AND HIGH INCOME FUNDS
C/O FMR LLC
82 DEVONSHIRE STREET, F3D
BOSTON, MA 02109

ITEM B. Policy Period: From 12:01 a.m. on 7/01/14 To 12:01 a.m. on 7/01/15
(Standard Time at the address stated in Item A)

ITEM C. LIMIT OF LIABILITY: $ SEE FORM # US00H07501 Aggregate each Policy Period

ITEM D. SCHEDULE OF UNDERLYING INSURANCE:

(1) Primary Policy:

Company: SEE FORM # US00H07501

Policy Number:

Limit of Liability: $

(2) Underlying Excess Policy(ies): SEE FORM # US00H07501

ITEM E. ADDRESS FOR CLAIMS-RELATED NOTICES:
The Hartford - Financial Products Claims Dept.
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPClaims@thehartford.com
via fax: 917-464-6000

ITEM F. ADDRESS FOR ALL OTHER NOTICES:
The Hartford
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPExpress@thehartford.com
via fax: 866-586-4550

ITEM G. EXTENDED REPORTING PERIOD:

(1) Additional Premium: PER PRIMARY

(2) Additional Period: PER PRIMARY

ITEM H. PREMIUM: $ 34,625.00

Thomas C. Tucker
Authorized Representative

03/04/15
Date

© 2008, The Hartford

ENDORSEMENT

This endorsement, effective on 7/01/14 at 12:01 A.M. standard time, forms a part of

Policy No. 08 FI 0252161-14 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY EQUITY AND HIGH INCOME FUNDS

André A. Napoli, President

SCHEDULE OF FORMS AND ENDORSEMENTS

	RN00N02600	05/93	IN WITNESS PAGE
1	US00H07501	09/09	EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT
2	HG00H00901	07/08	AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT
3	US00H02600	07/08	EXCESS ABSOLUTE TIE-IN ENDORSEMENT
4	US00H04000	07/08	EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT
5	US00H07200	07/08	EXCESS FIDELITY ENDORSEMENT
6	US00H07300	07/08	EXCESS FIDELITY - AGGREGATE LIMIT OF INSURANCE
	HR00H09300	02/07	PRODUCER COMPENSATION NOTICE

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

In consideration of the payment of the Premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, the Underwriters and the Insured(s) agree as follows:

I. INSURING AGREEMENT – FOLLOW FORM COVERAGE

This policy shall provide coverage in excess of the total limits of liability and any retention/deductible of the Underlying Insurance. Coverage shall follow form to the same terms, conditions, and limitations as are contained in the Primary Policy or any Underlying Excess Policy(ies) as of the inception of this policy, except as otherwise provided herein. In no event shall this policy grant broader coverage than is provided by either the Primary Policy or any one of the Underlying Excess Policy(ies).

II. UNDERLYING INSURANCE

A. *EXHAUSTION OR REDUCTION*: It is expressly agreed that liability for any Loss shall attach to the Underwriters only after either: (i) the insurer(s) of the Primary Policy and Underlying Excess Policy(ies) shall have paid the full amount of their respective liability for such Loss; or (ii) the Insured(s) shall have paid, in the applicable legal currency, any portion of such Loss that, together with any payments by such insurer(s) above, equals the limits of liability of the Underlying Insurance. The Underwriters shall then be liable to pay additional amounts of Loss up to the Limit of Liability. In the event such payments described above exhaust the Underlying Insurance but not this policy, then this policy shall continue as primary insurance, subject to its terms, conditions and limitations, and shall apply a retention/deductible as set forth in the Primary Policy to any subsequent Claim. In the event such payments described above only reduce the Underlying Insurance, then this policy shall continue as excess of the reduced Underlying Insurance. In no way shall any payments by the Insured(s) constitute a waiver of any terms, conditions or limitations of the Underlying Insurance or of this policy.

B. *SUB-LIMITS*: If the Primary Policy provides coverage that is subject to a sub-limit of liability, then this policy shall not apply to any Claim that is subject to such sub-limit. However, any such coverage shall be recognized solely for the purposes of reducing or exhausting the Underlying Insurance.

C. *MAINTENANCE*: The Insured(s) agree that the Underlying Insurance shall be maintained in full effect while this policy is in force. If the Insured(s) fail to do so, the Underwriters shall only be liable to the extent it would have been liable had the Insured(s) maintained such insurance and the Insured(s) shall be self-insured for the amount of the Underlying Insurance which is not maintained.

III. PARTICIPATION, COOPERATION, NOTICE AND CANCELLATION

The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any Claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall give the Underwriters all information and cooperation as the Underwriters may reasonably require. All notices shall be given to the Underwriters at the applicable address set forth in either Item E. or Item F. of the Declarations and in accordance with all appropriate notice provisions of the Underlying Insurance. This policy may only be cancelled in accordance with the appropriate cancellation provisions of the Underlying Insurance.

IV. DEFINITIONS

1. Insured(s) shall mean those individuals and/or entities insured under the Underlying Insurance.
2. Primary Policy means the policy in Item D.(1) of the Declarations.
3. Underlying Excess Policy(ies) means the policy(ies) in Item D.(2) of the Declarations.
4. Underlying Insurance means all those policies in Item D. of the Declarations.
5. Underwriters, Premium, Policy Period and Limit of Liability shall have the meanings set forth in the Declarations.
6. All other capitalized terms shall have the meanings set forth in the Underlying Insurance.

V. EXTENDED REPORTING PERIOD

If the Insured(s) elect and are granted an extended reporting period under all of the Underlying Insurance, then the Insured(s), by meeting the following requirements, may also elect an extended reporting period under this policy. The requirements of this policy are: (i) satisfying the same conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G.(1) of the Declarations. Such extended reporting period shall be for the period of time set forth in Item G.(2) of the Declarations.

© 2008, The Hartford

THE HARTFORD

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

TWIN CITY FIRE INSURANCE COMPANY

HOME OFFICE - INDIANAPOLIS, INDIANA

ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT

(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Lisa Levin, Secretary

Douglas Elliot, President

RN 00 N026 00 0593

ILBP 83 01 05 89 RN

08 FI 0252161-14 7/01/14

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 07/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

It is agreed that the **DECLARATIONS** is amended as follows:

ITEM C. LIMIT OF LIABILITY is deleted and replaced with the following:

ITEM C. LIMIT OF INSURANCE:

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Automated Phone Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000

© 2009, The Hartford

	Destruction of Data or Programs by Hackers	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $50,000,000 excess of $100,000,000

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

The Company's Limit of Insurance for each coverage for which an amount is inserted above shall be in excess of all Underlying Insurance shown in the Schedule of Underlying Insurance below plus any Deductible Amount shown as applicable to the Primary Coverage.

ITEM D. SCHEDULE OF UNDERLYING INSURANCE is deleted and replaced with the following:

ITEM D. SCHEDULE OF UNDERLYING INSURANCE

Primary Coverage Carrier: National Union Fire Insurance Co. of Pittsburg, PA
Policy No.: 01-329-88-97

Coverage	Description	Limit of Insurance	Deductible
Insuring Agreement A	Fidelity	$15,000,000	$400,000 Each Loss
Insuring Agreement B	On Premises	$15,000,000	$400,000 Each Loss
Insuring Agreement C	In Transit	$15,000,000	$400,000 Each Loss
Insuring Agreement D	Forgery or Alteration	$15,000,000	$400,000 Each Loss
Insuring Agreement E	Securities	$15,000,000	$400,000 Each Loss
Insuring Agreement F	Counterfeit Currency	$15,000,000	$400,000 Each Loss
Insuring Agreement G	Uncollectible Items of Deposit	$5,000,000	$2,500 Each Loss
Insuring Agreement H	Audit Expense	$100,000	$2,500 Each Loss
Insuring Agreement I	Computer Systems	$15,000,000	$400,000 Each Loss
Insuring Agreement J	Customer Voice Initiated Transfer	$15,000,000	$400,000 Each Loss
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000	$400,000 Each Loss
	Stop Payment	$100,000	$2,500 Each Loss
	Unauthorized Signatures	$3,000,000	$25,000 Each Loss
	Claim Expense	$100,000	$25,000 Each Loss
	Facsimile Signature	$15,000,000	$400,000 Each Loss
	Automated Phone System	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Hacker	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Virus	$15,000,000	$400,000 Each Claim

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Other Underlying Coverage ☐ None ☒ See Schedule Below

Excess Layer Carrier: ACE American Insurance Company
Policy No.: DOX G21661612 009

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $15,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $15,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $15,000,000

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $15,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $15,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $15,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $15,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $15,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $15,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $15,000,000
	Automated Phone Systems	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $15,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Everest National Insurance Company
Policy No.: FL5FD00012-141

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $25,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $25,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $25,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $25,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $25,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $25,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $25,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $25,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $25,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $25,000,000
	Automated Phone Systems	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $25,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: ICI Mutual Insurance Company
Policy No.: 87153314B

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $35,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $35,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $35,000,000

Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $35,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $35,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $35,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $35,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $35,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $35,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $35,000,000
	Automated Phone Systems	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $35,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Allied World Assurance Company, LTD
Policy No.: C014840/004

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $50,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $50,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $50,000,000
Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $50,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $50,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $50,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $50,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $50,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $50,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $50,000,000
	Automated Phone Systems	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $50,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: St. Paul Mercury Insurance Company
Policy No.: 15P29308-14-

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $65,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $65,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $65,000,000

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $65,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $65,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $65,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $65,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $65,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $65,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $65,000,000
	Automated Phone Systems	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $65,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Continental Casualty Company
Policy No.: 287042220

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$10,000,000 excess of $75,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $75,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $75,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $75,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $75,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $75,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $75,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $75,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $75,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $75,000,000
	Automated Phone Systems	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $75,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Starr Indemnity & Liability Company (**Quota Share**)
Policy No.: SISIXFL2105314

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $15,000,000 excess of

		$85,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer

Carrier: Axis Insurance Company **(Quota Share)**
Policy No.: MNN727586/01/2014

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement C	In Transit	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$5,000,000 p/o $15,000,000 excess of

		$85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$5,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $5,000,000.

ITEM F. TERMINATION OF PRIOR POLICY(IES):

The Insured by the acceptance of the Policy gives notice to the Company terminating or canceling prior bond(s) or policy(ies) No.(s) 00 FI 0252161-13 such termination or cancellation to be effective as of the time this Policy becomes effective.

ITEM G. EXTENDED REPORTING PERIOD is deleted in its entirety.

All other terms and conditions remain unchanged.

Douglas Elliot

Douglas Elliot, President

© 2009, The Hartford

ENDORSEMENT NO: 2

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT

I. Notice of Claim or Wrongful Act

A. A notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

B. Where it is stated in the policy or declarations page that a notice of any **Claim** or **Wrongful Act** shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115, it shall be deleted and replaced with the following:

Notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

II. All Other Notices

A. All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford
Product Services
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

© 2008, The Hartford

B. With the exception of notice of a **Claim** or **Wrongful Act**, where it is stated in the policy or declarations page that a notice shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted and replaced with the following:

All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford
Product Services
Hartford Financial Products
277 Park Avenue, 15th Floor
New York, New York 10172

All other terms and conditions remain unchanged.

Juan Andrade, President & COO

© 2008, The Hartford

ENDORSEMENT NO: 3

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

Notwithstanding the amount specified in Item C. Limit of Liability of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 08 FI 0252161-14 and policy No. 08 DC 0252127-14 shall be $ 10,000,000 .

All other terms and conditions remain unchanged.

David Zwiener, President

© 2008, The Hartford

ENDORSEMENT NO: 4

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $ 50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

Participating Insurer	Participating Insurance Policy No.	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
TWIN CITY FIRE INSURANCE COMPANY	08 FI 0252161-14	10,000,000	20%
UNDERWRITERS AT LLOYD'S, LONDON	B080113016P14	6,000,000	12%
HOUSTON CASUALTY COMPANY	24-MG-14-A12016	8,000,000	16%
CATLIN SPECIALTY INSURANCE COMPANY	XSPQ-686643-0714	5,000,000	10%
AMERICAN INTERNATIONAL REINSURANCE CO	033089944	6,000,000	12%
FREEDOM SPECIALTY INSURANCE COMPANY	XMF1400060	10,000,000	20%
FEDERAL INSURANCE COMPANY	82047565	5,000,000	10%

2. Each Participating Insurance Company shall be liable only for its own percentage of each covered Loss, subject to its own limit of liability.

3. Each Participating Insurance Company shall:

   A. receive notice of any Claim submitted for coverage under the Program;

   B. make its own determination of whether Loss is covered under the Program; and

   C. elect whether to participate in the investigation, settlement or defense of any Claim.

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered Loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurance Company.

All other terms and conditions remain unchanged.

Juan Andrade, President & COO

© 2008, The Hartford

ENDORSEMENT NO: 5

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

I. The Policy Declarations is amended as follows:

The **NOTICE** is deleted.

ITEM E. ADDRESS FOR CLAIMS RELATED NOTICES is deleted and replaced with the following. Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265].

ITEM G. EXTENDED REPORTING PERIOD is deleted.

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

Excess coverage shall only apply to those Insuring Clauses noted on the Declarations.

All references to Limits Of Liability are deleted and replaced with Limits of Insurance.

III. Section **V. EXTENDED REPORTING PERIOD** is deleted.

IV. The Policy is amended by adding the following:

In the event any Claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at: Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

All other terms and conditions remain unchanged.

David Zwiener, President

© 2008, The Hartford

ENDORSEMENT NO: 6

This endorsement, effective 12:01 am, 7/01/14 **forms part of policy number** 08 FI 0252161-14

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY – AGGREGATE LIMIT OF INSURANCE (WHEN UNDERLYING INSURANCE IS PER LOSS LIMIT OF INSURANCE) ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

This policy is subject to an aggregate limit of insurance regardless of whether the Primary Policy or any Underlying Excess Policy(ies) is subject to a per loss limit of insurance.

All other terms and conditions remain unchanged.

Neal S. Wolin, President & COO

© 2008, The Hartford

Producer Compensation Notice

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.

© 2007, The Hartford